EXHIBIT 2.1
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
RENASANT CORPORATION,
RENASANT BANK,
CAPITAL BANCORP, INC.,
AND
CAPITAL BANK & TRUST COMPANY
DATED February 5, 2007

i

ii

Schedules:
Schedule 5.13(b)
Schedule 5.16
Schedule 5.20-A
Schedule 5.20-B
Schedule 5.20-C
Schedule 5.20-D
Schedule 5.20-E
Schedule 5.20-F
Exhibits:
Exhibit A            Parent Merger Documents
Exhibit B            Subsidiary Merger Documents

iii

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER (“Agreement”), dated as of February 5, 2007, by and among Renasant Corporation, a Mississippi corporation (“Acquiror”), and Renasant Bank, a Mississippi banking association (“Acquiror Sub”), on the one hand, and Capital Bancorp, Inc., a Tennessee corporation (“Seller”), and Capital Bank & Trust Company, a Tennessee banking association (“Seller Subsidiary”), on the other hand. Each of Acquiror, Acquiror Sub, Seller and Seller Subsidiary is a party (“party”) hereto, and one or more of them are parties (“parties”) to this Agreement as the context may require.
WITNESSETH:
     WHEREAS, the Boards of Directors of Acquiror and Seller each have determined that it is advisable and in the best interests of their respective companies and their stockholders to consummate the business combination transactions provided for herein, including the merger of Seller with and into Acquiror subject to the terms and conditions set forth herein;
     WHEREAS, the Boards of Directors of Acquiror Sub and Seller Subsidiary each have determined that it is advisable and in the best interests of their respective companies and their stockholders to consummate the business combination transactions provided in the Subsidiary Agreement (as hereinafter defined) and herein, including the merger of Seller Subsidiary with and into Acquiror Sub, subject to the term and conditions set forth therein and herein; and
     WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
THE MERGER
     1.1 The Merger.
     (a) Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), Seller shall be merged with and into Acquiror (the “Parent Merger”) in accordance with the Mississippi Business Corporation Act (the “MBCA”) and the Tennessee Code Annotated (the “TCA”) with Acquiror as the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) which shall continue its corporate existence under the laws of the State of Mississippi, and the separate corporate existence of Seller shall terminate. The Parent Merger shall in all respects have the effects provided in Section 1.5.
     (b) Subject to the terms and conditions of this Agreement, immediately after the Effective Time of the Parent Merger Seller Subsidiary shall be merged with and into Acquiror

1

Sub (the “Subsidiary Merger” and together with the Parent Merger, the “Mergers”) in accordance with the Mississippi Code of 1972, as amended, and the TCA, with Acquiror Sub as the surviving corporation (hereinafter sometimes called the “Subsidiary Surviving Corporation”) which shall continue its corporate existence under the laws of the State of Mississippi, and the separate corporate existence of Seller Subsidiary shall terminate. The Subsidiary Merger shall in all respects have the effects provided in Section 1.5.
     1.2 Effective Time. The Parent Merger shall become effective on the date and at the time that the Plan of Merger is filed with the Secretary of State of the State of Mississippi pursuant to Section 79-4-11.06 of the MBCA and Articles of Merger are filed with the Secretary of State of the State of Tennessee pursuant to Section 48-21-107 of the TCA substantially in the form attached hereto as Exhibit A (collectively, the “Parent Merger Documents”), unless a later date and time is specified as the effective time in such documents, provided that the parties shall cause the Parent Merger to be effective no later than the day following the date on which the Closing occurs (the “Effective Time”); provided, however, that in no event will the Parent Merger Documents be filed prior to July 1, 2007. The Subsidiary Merger shall become effective upon the later of the dates and times specified in the Certificate of Merger Approval issued by the Mississippi Commissioner of Banking and Consumer Finance (“MCB”) and the Certificate of Approval issued by the Tennessee Department of Financial Institutions (“TDFI”) based on the Plan of Merger filed with the MCB and thereafter with the Mississippi Secretary of State and the Articles of Merger filed with the TDFI and thereafter the Tennessee Secretary of State, respectively, substantially in the forms attached hereto as Exhibit B (collectively, the “Subsidiary Merger Documents” and together with the Parent Merger Documents, the “Merger Documents”). A closing (the “Closing”) shall take place at 10:00 a.m. on the fifth Business Day (the “Closing Date”) following the receipt of all necessary approvals and consents of any governmental or regulatory authority, agency, court, commission or other entity, domestic or foreign (“Governmental Entity”) and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Mergers specified in Article VI of this Agreement (other than the delivery of certificates, instruments and documents to be delivered at the Closing), at the offices of Acquiror, or at such other place, at such other time or on such other date as the parties may mutually agree upon, provided, however, that in no event shall the Closing occur prior to July 1, 2007 and further provided, that if the Closing occurs at anytime after July 1, 2007, the Closing shall occur on the first day of the next month after the date on which all conditions to closing described in this sentence are satisfied. For purposes of this Agreement, a Business Day (“Business Day”) is any day, other than a Saturday, Sunday or any other day that banks located in the State of Tennessee or in the State of Mississippi are not permitted or required to be closed. At the Closing, there shall be delivered to Acquiror, Acquiror Sub, Seller and Seller Subsidiary the certificates and other documents required to be delivered under Article VI hereof.
     1.3 The Articles of Incorporation and Bylaws of the Surviving Corporation and the Subsidiary Surviving Corporation. The Articles of Incorporation and the Bylaws of Acquiror and Acquiror Sub shall be the Articles of Incorporation and the Bylaws of the Surviving Corporation and the Surviving Subsidiary Corporation, respectively, until thereafter changed or amended as provided therein or by applicable law.

2

     1.4 Directors and Officers.
     (a) Immediately after the Effective Time, the directors of the Surviving Corporation shall consist of the directors of Acquiror in office immediately prior to the Effective Time, until their respective successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Bylaws of the Surviving Corporation. In addition, Acquiror agrees that three current board members of Seller’s board of directors reasonably acceptable to Acquiror shall be appointed to Acquiror’s board of directors immediately after the Effective Time. The officers of Acquiror shall, from and after the Effective Time, continue as the officers of the Surviving Corporation until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Bylaws of the Surviving Corporation.
     (b) Immediately after the effective time of the Subsidiary Merger, the directors of the Subsidiary Surviving Corporation shall consist of the directors of Acquiror Sub in office immediately prior to the effective time of the Subsidiary Merger, until their respective successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Bylaws of the Subsidiary Surviving Corporation. In addition, Acquiror and Acquiror Sub agree that three current board members of Seller Subsidiary’s board of directors reasonably acceptable to Acquiror shall be appointed to Acquiror Sub’s board of directors immediately after the effective time of the Subsidiary Merger. The officers of Acquiror Sub shall, from and after the effective time of the Subsidiary Merger, continue as the officers of the Subsidiary Surviving Corporation until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Bylaws of the Subsidiary Surviving Corporation.
     1.5 Effect of the Mergers.
     (a) At the Effective Time, the separate existence and corporate organization of Seller shall cease, and all right, title and interest in and to all real estate and other property owned by Seller shall be allocated to and shall be vested in Acquiror, as the surviving corporation, without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred (but subject to any existing liens or other encumbrances thereon), and all liabilities and obligations of Seller shall be allocated to and shall be vested in Acquiror, as the surviving corporation, as primary obligor therefor and, except as set forth herein, no other person shall be liable therefor, and all proceedings pending by or against the Seller shall be continued by or against Acquiror, as the surviving corporation, and all liabilities, obligations, assets or rights associated with such proceedings shall be allocated to and vested in Acquiror, as the surviving corporation.
     (b) At the effective time of the Subsidiary Merger, the separate existence and corporate organization of Seller Subsidiary shall cease, and all right, title and interest in and to all real estate and other property owned by Seller Subsidiary shall be allocated to and shall be vested in Acquiror Sub, as the surviving corporation, without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred (but subject to any existing liens or other encumbrances thereon), and all liabilities and obligations of Seller

3

Subsidiary shall be allocated to and shall be vested in Acquiror Sub, as the surviving corporation, as primary obligors therefor and, except as set forth herein, no other person shall be liable therefor, and all proceedings pending by or against Seller Subsidiary shall be continued by or against Acquiror Sub, as the surviving corporation, and all liabilities, obligations, assets or rights associated with such proceedings shall be allocated to and vested in Acquiror Sub, as the surviving corporation.
ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
CORPORATIONS; EXCHANGE OF CERTIFICATES
     2.1 Conversion of Shares. All of the shares of Acquiror issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Effective Time and shall be unaffected by the Parent Merger. The manner and basis of converting the shares of common stock, no par value, of Seller (the “Seller Common Stock”) upon consummation of the Mergers shall be as follows:
     (a) At the Effective Time, by virtue of the Parent Merger and without any action on the part of Acquiror, Seller or the holders of Seller Common Stock:
(i)	Subject to the other provisions of this Section 2.1, each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time (excluding any treasury shares, shares held by Acquiror or any of the subsidiaries of Acquiror or Seller (other than in a fiduciary capacity) and shares held by Dissenting Stockholders (as defined below)) shall be converted into the right to receive the Merger Consideration. The “Merger Consideration” shall mean, depending on the election and proration provisions of this Section 2.1(a), either (a) cash in the amount of the Price Per Share (as defined below), without interest (the “Cash Consideration”) or (b) a share of Acquiror Common Stock (as defined below), rounded to the nearest four decimals, equal to the Exchange Ratio (the “Stock Consideration”). As used in this Agreement, the term “Price Per Share” equals $38.00, the term “Exchange Ratio” equals 1.2306, and the term “Acquiror Common Stock” means the common stock, $5.00 per share par value, of the Acquiror.

(ii)	The number of shares of Seller Common Stock to be converted into the right to receive Cash Consideration shall not be less than 35% of the number of shares of Seller Common Stock outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to clause (x) of this Section 2.1(a)) (the “Minimum Cash Election Number”) and shall not be greater than 40% of the number of shares of Seller Common Stock outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to clause (x) of this Section 2.1(a)) (the “Maximum Cash Election Number”). For purposes of determining both the Minimum Cash Election Number and Maximum Cash Election Number, Dissenting Stockholders shall be deemed to have made a Cash Election (as defined below) unless such Dissenting Stockholders shall effectively withdraw or lose (through failure to perfect or otherwise) their right to payment as

4

dissenting shareholders under the TCA at or prior to the Effective Time. The number of shares of Seller Common Stock to be converted into the right to receive Stock Consideration shall be not less than 60% of the number of shares of Seller Common Stock outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to clause (x) of this Section 2.1(a)) (the “Minimum Stock Election Number”) and not greater than 65% of the number of shares of Seller Common Stock outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to clause (x) of this Section 2.1(a)) (the “Maximum Stock Election Number”).

(iii)	Subject to the proration and election procedures set forth in this Section 2.1(a), each holder of record of shares of Seller Common Stock issued and outstanding immediately prior to the Effective Time (excluding any treasury shares, shares held by Acquiror or any of the subsidiaries of Acquiror or Seller (other than in a fiduciary capacity) and shares held by Dissenting Stockholders) will be entitled to elect to receive (a) Cash Consideration for all such shares (a “Cash Election”), (b) Stock Consideration for all of such shares (a “Stock Election”) or (c) Cash Consideration for 40% of such shares and Stock Consideration for 60% of such shares (a “Combination Election”). All such elections shall be made on a form designed for that purpose prepared by Acquiror and reasonably acceptable to Seller (a “Form of Election”). The Form of Election will include appropriate stock certificate transmittal materials which transmittal materials shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon delivery of a certificate or certificates representing shares of Seller Common Stock to the Exchange Agent (as defined below) and instructions for use in effecting the surrender to the Exchange Agent of certificates of Seller Common Stock in exchange for the Merger Consideration. Holders of record of shares of Seller Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Seller Common Stock held by each such Representative for a particular beneficial owner.

(iv)	Acquiror and Seller shall mail the Form of Election (including the stock certificate transmittal materials) to all persons who are holders of record of Seller Common Stock on the record date for the Special Meeting (as defined below), on a date that is not less than 20 Business Days prior to the Effective Time, and thereafter Acquiror and Seller shall each use its reasonable efforts to make the Form of Election available to all Persons who become holders of Seller Common Stock subsequent to such day and no later than the close of business on the fifth Business Day prior to the Effective Time. A Form of Election must be received by the Exchange Agent in the manner described below no later than by the close of business on the Business Day which is four Business Days immediately prior to the Effective Time (the “Election Deadline”) in order to be effective. All elections will be irrevocable.

5

(v)	Elections shall be made by holders of Seller Common Stock by mailing or otherwise delivering to the Exchange Agent (as defined below), in a manner acceptable to Acquiror, a Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent. The Form of Election shall be deemed properly completed only if accompanied by one or more certificates representing all shares of Seller Common Stock covered by such Form of Election, together with duly executed transmittal materials included with the Form of Election. Acquiror will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted and to disregard immaterial defects in Forms of Election. The good faith decision of Acquiror (or the Exchange Agent) in such matters shall be conclusive and binding. Neither Acquiror nor the Exchange Agent will be under any obligation to notify any Person of any defect in a Form of Election.

(vi)	A holder of Seller Common Stock who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline shall be deemed to have made a Combination Election. If Acquiror or the Exchange Agent shall determine that any purported Cash Election or Stock Election was not properly made, such purported Cash Election or Stock Election shall be deemed to be of no force and effect and the holder of shares of Seller Common Stock making such purported Cash Election or Stock Election shall for purposes hereof be deemed to have made a Combination Election.

(vii)	All shares of Seller Common Stock which are subject to Cash Elections are referred to herein as “Cash Election Shares.” All shares of Seller Common Stock which are subject to Stock Elections are referred to herein as “Stock Election Shares.” If, after the results of the Forms of Election are calculated, the number of shares of Seller Common Stock to be converted into shares of Acquiror Common Stock exceeds the Maximum Stock Election Number, the Exchange Agent shall, after the Election Deadline but prior to the Effective Time, determine the number of Stock Election Shares which must be redesignated as Cash Election Shares in order to reduce the number of such shares to the Maximum Stock Election Number. All holders who have Stock Election Shares shall, on a pro rata basis, have such number of their Stock Election Shares redesignated as Cash Election Shares so that the Maximum Stock Election Number and the Minimum Cash Election Number are achieved. If, after the results of the Forms of Election are calculated, the number of shares of Seller Common Stock to be converted into cash exceeds the Maximum Cash Election Number, the Exchange Agent, after the Election Deadline but prior to the Effective Time, shall determine the number of Cash Election Shares which must be redesignated as Stock Election Shares in order to reduce the amount of such cash to the Maximum Cash Election Number. All holders who have Cash Election Shares shall, on a pro rata basis, have such number of their Cash Election Shares redesignated as Stock Election Shares so that the Maximum Cash Election Number and the Minimum Stock Election Number are achieved. Notwithstanding the foregoing, no redesignation shall be effected for a holder who has made a Cash Election but, as a result of such

6

redesignation, would receive fewer than 10 shares of Acquiror Common Stock in exchange for all of such holder’s shares of Seller Common Stock. In this event, the Cash Election Shares of the remaining holders of shares of Seller Common Stock shall be redesignated on a pro rata basis to achieve the Maximum Cash Election Number and the Minimum Stock Election Number. Holders who make Combination Elections will not be subject to the redesignation procedures described herein. Dissenting Stockholders who are deemed to have made Cash Elections shall not be subject to the redesignation procedure described herein. Acquiror or the Exchange Agent shall make in good faith all computations contemplated by this Section 2.1(a) and all such computations shall be conclusive and binding on the holders of Seller Common Stock.

(viii)	It is the intent of the parties that the Parent Merger qualify as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”). In order to qualify as a reorganization under Section 368 of the Code, the Parent Merger must satisfy the Continuity of Interest requirement set forth in Treasury Regulation Section 1.368-1(e). If after the Exchange Agent completes the redesignation procedures set forth in Section 2.1(a)(vii) (or if there is no redesignation required by the Exchange Agent after the Exchange Agent notifies the parties that redesignation is not required), the Acquiror determines that the value of Acquiror Common Stock included in the Merger Consideration will not be sufficient to satisfy the Continuity of Interest requirement, then Acquiror shall increase the Exchange Ratio and decrease the Price Per Share to the extent Acquiror deems necessary to meet the Continuity of Interest requirement. The adjustment of the Exchange Ratio and the Price Per Share by Acquiror under this Section 2.1(a)(viii) shall be conclusive and binding on the parties to this Agreement. For purposes of this Section 2.1(a)(viii), the Continuity of Interest requirement is agreed to be at least 40% continuity.

(ix)	After the redesignation procedure, if any, set forth in Sections 2.1(a)(vii) and (viii), respectively, are completed, all Cash Election Shares and 40% of the shares of Seller Common Stock which are subject to Combination Elections shall be converted into the right to receive the Cash Consideration, and all Stock Election Shares and 60% of the shares of Seller Common Stock which are subject to Combination Elections shall be converted into the right to receive the Stock Consideration. Such certificates previously evidencing shares of Seller Common Stock shall be exchanged for (a) certificates evidencing the Stock Consideration or (b) the Cash Consideration, multiplied in each case by the number of shares previously evidenced by the cancelled certificate, upon the surrender of such certificates in accordance with the provisions of Section 2.2, without interest. Notwithstanding the foregoing, however, no fractional shares of Acquiror Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.1(b).

(x)	Each share of Seller Common Stock held in the treasury of Seller and each share of Seller Common Stock owned by Acquiror or any subsidiary of Acquiror or Seller (other than in a fiduciary capacity) immediately prior to the Effective Time

7

shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.
     (b) No certificates or scrip representing fractional shares of Acquiror Common Stock will be issued as a result of the Mergers. In lieu of the issuance of fractional shares pursuant to Section 2.1(a) of this Agreement, cash adjustments (without interest) will be paid to the holder of Seller Common Stock in respect of any fraction of a share of Acquiror Common Stock that would otherwise be issuable to such holder of Seller Common Stock, and the amount of such cash adjustment shall be determined by multiplying the fraction of a share of Acquiror Common Stock otherwise issuable by the average of the closing price of one share of Acquiror Common Stock for the 10 trading days immediately preceding the last trading day immediately prior to the Closing Date as reported by the Nasdaq Global Select Market, and no such holder shall be entitled to dividends, voting rights or any other right of stockholders in respect of any fractional share.
     2.2 Exchange of Seller Common Stock Certificates.
     (a) Registrar and Transfer Company shall serve as exchange agent (the “Exchange Agent”) in connection with the Parent Merger. Exchange Agent shall not be obligated to deliver the Merger Consideration to which any former holder of Seller Common Stock is entitled as a result of the Parent Merger until the Exchange Agent receives a properly completed Form of Election accompanied by the stock certificates representing all shares of Seller Common Stock covered by such Form of Election, together with duly executed transmittal materials included with the Form of Election, as provided in this Section 2.2. After the Effective Time, each certificate that represented outstanding shares of Seller Common Stock prior to the Effective Time shall be deemed for all corporate purposes (other than the payment of dividends and other distributions to which the former stockholders of Seller Common Stock may be entitled) to evidence only the right of the holder thereof to receive the Merger Consideration in exchange for each such share or as provided in Section 2.1 of this Agreement.
     (b) Any Merger Consideration held by an Exchange Agent that remains undistributed to the former stockholders of Seller for twelve (12) months after the Effective Time shall be delivered to Acquiror upon demand, and any former stockholders of Seller who have not theretofore complied with this Section 2.2 shall thereafter look only to Acquiror for payment of their claims for cash, Acquiror Common Stock, any cash in lieu of fractional shares of Acquiror Common Stock or any dividends or distributions with respect to Acquiror Common Stock (all without any interest thereon).
     (c) None of Acquiror, any subsidiary thereof or the Exchange Agent shall be liable to any former holder of Seller Common Stock for cash, shares of Acquiror Common Stock (or dividends or distributions with respect thereto) or cash in lieu of fractional shares of Acquiror Common Stock delivered to public officials pursuant to any applicable abandoned property, escheat or similar law.
     (d) From and after the Effective Time, the holders of certificates of Seller Common Stock shall cease to have any rights with respect to shares of Seller Common Stock represented thereby except as otherwise provided in this Agreement or by applicable law. All rights to

8

receive the Merger Consideration issued upon conversion of the shares of Seller Common Stock pursuant to this Article II shall be deemed to have been paid or issued, as the case may be, in full satisfaction of all rights pertaining to such shares of Seller Common Stock.
     (e) Promptly after the Effective Time, Acquiror shall deposit with the Exchange Agent (defined below) (i) cash in an amount equal to the aggregate Cash Consideration and cash sufficient to pay fractional shares of Acquiror Common Stock and (ii) certificates representing shares of Acquiror Common Stock equal to the aggregate Stock Consideration (such cash and shares of Acquiror Common Stock, together with any dividends or distributions with respect to such Acquiror Common Stock, the “Exchange Fund”) for the benefit of Seller’s stockholders.
     (f) If any portion of the Merger Consideration is to be paid to a person other than the person in whose name a stock certificate for shares of Seller Common Stock (each a “Seller Stock Certificate”) so surrendered is registered, it shall be a condition to such payment that such Seller Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the person requesting such payment shall pay to the Exchange Agent any transfer or other similar Taxes (as defined in Section 3.7(c)) required as a result of such payment to a person other than the registered holder of such Seller Stock Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Acquiror or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of the Seller Common Stock such amounts as Acquiror or the Exchange Agent is required to deduct and withhold under the Code or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by Acquiror or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of the Seller Common Stock in respect of whom such deduction and withholding was made by Acquiror or the Exchange Agent.
     (g) After the Effective Time, there shall be no further registration or transfers of shares of the Seller Common Stock. If after the Effective Time, the Seller Stock Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article II.
     (h) In the event any of the Seller Stock Certificate(s) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Seller Stock Certificate(s) to be lost, stolen or destroyed and, if required by Acquiror or the Exchange Agent, the posting by such person of a bond in such sum as either of them may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Seller Stock Certificate(s), the Exchange Agent will issue the Merger Consideration deliverable in respect of the shares of Seller Common Stock represented by such lost, stolen or destroyed Seller Stock Certificate(s).
     (i) The Exchange Agent shall invest the cash balances in the Exchange Fund in a demand deposit account or as directed by Acquiror. Any interest and other income resulting from such investments shall be paid to the Acquiror upon termination of the Exchange Fund pursuant to Section 2.2(b). Acquiror shall instruct the Exchange Agent to timely pay the Merger Consideration within ten (10) Business Days following the receipt of each letter of transmittal.

9

     2.3 Dissenting Shares. No outstanding share of Seller Common Stock as to which the holder has exercised dissenters rights under the TCA and did not vote for the adoption of this Agreement and the Parent Merger Documents shall be converted into or represent a right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by the TCA. Seller shall give Acquiror prompt notice upon receipt by Seller of any such written demands for payment of the fair value of such shares of the Seller Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the TCA (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”). Acquiror shall direct all negotiations and proceedings with respect to any such demands or notices. Seller shall not, without the prior written consent of Acquiror, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands. If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of the Seller Common Stock shall be automatically converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement, without any interest thereon, as if such holder had made a Combination Election. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of the Seller Common Stock of such holder shall be automatically converted, on a share-by-share basis, into the right to receive the Merger Consideration, without any interest thereon, as if such holder had made a Combination Election.
     2.4 Additional Actions. If at any time after the Effective Time the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to carry out the purposes of this Agreement, Seller and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of Seller or otherwise to take any and all such action.
     2.5 Rights as Stockholders. Former stockholders of Seller and any other individuals or entities who or which are entitled to receive Acquiror Common Stock as a result of the Mergers will be able to vote after the Effective Time at any meeting of Acquiror stockholders or pursuant to any written consent procedure the number of whole shares of Acquiror Common Stock into which their shares of Seller Common Stock are converted, regardless of whether they have exchanged their Seller Stock Certificates. In addition, whenever a dividend is declared by Acquiror on the Acquiror Common Stock after the Effective Time, the declaration shall include dividends on all shares of Acquiror Common Stock issuable hereunder, but no stockholder will be entitled to receive his distribution of such dividends until physical exchange of such stockholder’s Seller Stock Certificates shall have been effected. Upon exchange of a stockholder’s Seller Stock Certificates, any such person shall be entitled to receive from Acquiror an amount equal to all dividends (without interest thereon less the amount of any taxes, if any, that may have been withheld, imposed or paid thereon) declared, and for which the payment has occurred, on the shares represented thereby; provided, however, that former stockholders of Seller shall not be entitled to receive any dividend on their Acquiror Common Stock with respect to any period for which Acquiror paid a dividend prior to the Effective Time.

10

     2.6 Stock Transfer Records. Prior to the Effective Time, Seller shall continue to maintain its stock transfer records and to transfer and replace stock certificates in accordance with its existing policies and past practices with regard to such transfers and replacements. From and after the Effective Time, there shall be no transfers on the stock transfer books of Seller or Acquiror of shares of Seller Common Stock which were issued and outstanding immediately prior to the Effective Time.
     2.7 Subsidiary Merger. At the effective time of the Subsidiary Merger, each share of common stock, no par value per share, of Seller Subsidiary (the “Seller Subsidiary Common Stock”) issued and outstanding immediately prior to the effective time of the Subsidiary Merger shall be automatically cancelled and the certificate or certificates therefor shall be surrendered and cancelled. There shall be no conversion, exchange or consideration for such Seller Subsidiary Common Stock. All of the shares of Acquiror Sub issued and outstanding immediately prior to the effective time of the Subsidiary Merger shall remain issued and outstanding after the effective time of the Subsidiary Merger and shall be unaffected by the Subsidiary Merger.
     2.8 Seller Stock Options and Related Matters.
     (a) As of the Effective Time, all rights with respect to Seller Common Stock issuable pursuant to the exercise of stock options granted by Seller under the 2001 Capital Bancorp, Inc. Stock Option Plan (the “Stock Option Plan”), as well as any shares that are in the process of being purchased through the payroll deduction provisions of the 2005 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”) but have not yet been delivered (collectively “Outstanding Seller Stock Options,” and the Stock Option Plan and the Employee Stock Purchase Plan, collectively, the “Seller Stock Plans”), which are outstanding at the Effective Time, whether are not such Seller Stock Options are then exercisable, shall, subject to this Section, be assumed by Acquiror in accordance with the terms of the particular Seller Stock Plan under which such Seller Stock Options were issued and the agreement by which such Seller Stock Options are evidenced, except that from and after the Effective Time (i) Acquiror and its Compensation Committee shall be substituted for Seller and the Seller’s Compensation Committee administering the particular Seller Stock Plan, (ii) each Seller Stock Option assumed by Acquiror hereunder may be exercised solely for Acquiror Common Stock, (iii) the number of shares Acquiror Common Stock subject to such Seller Stock Option shall be equal to the number of shares Seller Common Stock subject to such Seller Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio and (iv) the per share exercise price under each such Seller Stock Option shall be adjusted by dividing the per share exercise price under each such Seller Stock Option by the Exchange Ratio and rounding up to the nearest cent. The parties further agree that Seller shall be permitted, following the date of this Agreement, to amend or terminate the Seller Stock Plans and amend any Nonqualified Stock Option Agreement or similar agreement evidencing the grant or award of equity compensation of a director of Seller or Seller Subsidiary, as contemplated in Section 5.2(vi) herein.
     (b) At all times after the Effective Time, Acquiror shall reserve for issuance such number of shares of Acquiror Common Stock as shall be necessary to permit the exercise of any converted or substitute Seller Stock Options. As soon as practicable after the Effective Time, if Acquiror has not already done so, and to the extent Seller shall have a registration statement in

11

effect or an obligation to file a registration statement, Acquiror shall file a registration statement on Form S-8 (or any successor or appropriate form), with respect to the Acquiror shares subject to the assumed Seller Stock Options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such assumed Seller Stock Options remain outstanding.
     (c) The number of Acquiror shares subject to the converted or substituted Seller Stock Options and the exercise price therefore shall, from and after the date of this Agreement and the Effective Time, be subject to appropriate adjustment in the event of the occurrence of any transaction described in Section 5.17 hereof if the record date with respect to such transaction is on or after the date of this Agreement or the Effective Time, respectively.
     (d) Each Seller Stock Option which is an incentive stock option as defined in Section 422 of the Code shall be adjusted as required by Section 424 of the Code, and the Regulations promulgated thereunder, so as to continue as an incentive stock option under Section 424(a) of the Code, and so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code. Acquiror and Seller agree to take all steps necessary to effectuate the foregoing provisions of this Section 2.8(d).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller and Seller Subsidiary, jointly and severally, make the representations and warranties to Acquiror and Acquiror Sub contained in this Article III, except as set forth in the disclosure schedule provided to Acquiror herewith (the “Seller Disclosure Schedule”). The Seller Disclosure Schedule is arranged in sections corresponding to the numbered and lettered sections contained in this Article III. Disclosure in any section of the Disclosure Schedule shall be effectively made whether or not expressly excepted in the corresponding section of this Agreement. The following statements are made as of the date of this Agreement. The phrase “provide to Acquiror”, “delivered to Acquiror” or “made available to Acquiror” or any phrase of similar import means that Seller or Seller Subsidiary has delivered, provided access to or made certain items available for review and copying, or that such items are available on www.sec.gov, to Acquiror, Acquiror Sub or their counsel. For purposes of this Article III, the phrase “to the Knowledge of Seller” or any phrase of similar import shall be deemed to refer to the actual knowledge of the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of Seller and Seller Subsidiary after reasonable investigation.
     3.1 Corporate Organization.
     (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. Seller has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Seller Material Adverse Effect.

12

The term “Seller Material Adverse Effect” shall mean a material adverse effect on the business, operations, assets or financial condition of Seller and the Seller Subsidiary taken as a whole, other than (i) the impact of actions or omissions of Seller or any of the Subsidiaries (as defined below) taken with the prior written consent of Acquiror in contemplation of the transactions contemplated by this Agreement; (ii) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings institutions industries; (iii) changes in generally accepted accounting principles; (iv) expenses incurred in connection with this Agreement and the Mergers including payments to be made pursuant to employment and severance agreements and the termination of other benefit plans; (v) changes attributable to or resulting from changes in general economic conditions generally affecting financial institutions including changes in interest rates; or (vi) changes attributable to or resulting from conditions affecting the United States economy as a whole. Seller is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Seller has furnished to Acquiror true and complete copies of the certificate of incorporation, articles of incorporation and bylaws, as applicable, of Seller and the Seller Subsidiary as in effect on the date hereof.
     (b) Except as listed in Seller Disclosure Schedule 3.1(b), the only direct or indirect subsidiaries of Seller are Seller Subsidiary and Capital Bancorp Capital Trust I, a Delaware business trust (“Capital Bancorp Trust” and together with Seller Subsidiary, the “Subsidiaries”). The Seller Subsidiary (i) is duly organized and validly existing and in good standing under the laws of the State of Tennessee, (ii) has the corporate power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted, and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Seller Material Adverse Effect. Other than the Subsidiaries, Seller does not own or control, directly or indirectly, a 5% or greater equity interest in any corporation, company, association, partnership, joint venture, trust or other entity.
     (c) Capital Bancorp Trust is (i) duly organized and validly existing and in good standing as a business trust under the laws of the State of Delaware; (ii) has the trust power and authority to own all of its assets and properties and to conduct business as it is now being conducted; and (iii) is duly licensed and qualified and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Seller Material Adverse Effect. Seller has furnished to Acquiror a complete and correct copy of Capital Bancorp Trust’s certificate of trust and all governing instruments in effect as of the date hereof.
     3.2 Capitalization.
     (a) The authorized capital stock of Seller consists of 20,000,000 shares of the Seller Common Stock, of which 3,628,575 are issued and outstanding and zero shares are held in treasury as of the date hereof, and 20,000,000 shares of preferred stock, no par value, of which no shares are issued and outstanding. The authorized capital stock of Seller Subsidiary consists of 20,000,000 shares of Seller Subsidiary Common Stock of which 1,560,271 shares are issued

13

and outstanding and 20,000,000 shares of preferred stock, no par value, of which no shares are issued and outstanding. All issued and outstanding shares of capital stock of Seller and all issued and outstanding shares of capital stock of the Seller Subsidiary have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. All of the outstanding shares of capital stock of the Seller Subsidiary are owned by Seller free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever. Except for Outstanding Seller Stock Options to purchase 236,134 shares of the Seller Common Stock which have been granted prior to the date hereof pursuant to the Stock Option Plan and as disclosed in Seller Disclosure Schedule 3.2(a), neither Seller nor the Seller Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Seller or the Seller Subsidiary or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such stock.
     (b) Seller has made all required contributions pursuant to the governing instruments of Capital Bancorp Trust. Seller holds 100% of the common securities (as that term is defined in the Indenture, dated as of June 16, 2005, between Seller and Deutsche Trust Company of Americas (the “Indenture”)) of Capital Bancorp Trust, free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever. Neither Seller nor Capital Bancorp Trust has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of trust securities or any securities representing the right to purchase or otherwise receive any shares of such trust securities or any securities convertible into or representing the right to purchase or subscribe for any such securities.
     3.3 Authority; No Violation.
     (a) Subject to the approval of this Agreement and the Merger Documents, as applicable, and the transactions contemplated hereby and thereby by the stockholders of Seller and Seller Subsidiary, Seller and Seller Subsidiary have all requisite corporate power and authority to execute and deliver this Agreement and the Merger Documents, as applicable, and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the Merger Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Boards of Directors of Seller and Seller Subsidiary, as applicable. Except for the approval of Seller’s stockholders of this Agreement, the Parent Merger Documents and the transactions contemplated hereby and thereby, no other corporate proceedings on the part of Seller are necessary to consummate the transactions so contemplated. Except for the approval of Seller Subsidiary’s stockholders of this Agreement, the Subsidiary Merger Documents and the transactions contemplated hereby and thereby, no other corporate proceedings on the part of Seller Subsidiary are necessary to consummate the transactions so contemplated. This Agreement and the Merger Documents have been, or will be, duly and validly executed and delivered by Seller and Seller Subsidiary, as applicable, and constitute, or will constitute upon execution and delivery thereof, valid and binding obligations of Seller and Seller Subsidiary, as applicable, enforceable against Seller and Seller Subsidiary, as applicable, in accordance with and subject to their terms, except as such enforceability may be limited by

14

applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance and injunctive relief) is within the discretion of the court before which any proceeding may be brought.
     (b) Except as set forth Seller Disclosure Schedule 3.3(b), none of the execution and delivery of this Agreement and the Merger Documents by Seller or Seller Subsidiary, as applicable, nor the consummation by Seller or Seller Subsidiary of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, or compliance by Seller or Seller Subsidiary with any of the terms or provisions hereof or thereof, will (i) violate any provision of the certificate of incorporation, articles of incorporation or bylaws, as applicable, of Seller or the Seller Subsidiary; (ii) violate any provision of the certificate of trust or the applicable governing instruments of Capital Bancorp Trust; (iii) assuming that the consents and approvals set forth below or listed in Seller Disclosure Schedule 3.3(b) are duly obtained, violate any (aa) statute, code, ordinance, rule or regulation, or (bb) any judgment, order, writ, decree or injunction applicable to Seller or the Subsidiaries or any of their respective properties or assets; or (iv) assuming the consents and approvals set forth below or listed in Seller Disclosure Schedule 3.3(b) are obtained, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, require the payment of any termination or like fee, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Seller or the Subsidiaries under any of the terms, conditions or provisions of the Seller Agreements (as defined in Section 3.13 below) or any note, bond, mortgage, indenture, guarantee, deed of trust or lease to which Seller or the Subsidiaries is a party, or by which any of their respective properties or assets may be bound or affected. Except as set forth in Seller Disclosure Schedule 3.3(b) and for consents and approvals of or filings or registrations with or notices to the Secretary of State of the State of Mississippi, the Secretary of State of the State of Tennessee, applicable state and federal securities commissions, agencies and other similar regulatory bodies, the Federal Reserve Board (the “FRB”), the Federal Deposit Insurance Corporation (the “FDIC”), the TDFI, the MCB, and the stockholders of Seller and Seller Subsidiary, no consents or approvals of or filings or registrations with or notices to any Governmental Entity or non-governmental third party are required on behalf of Seller or Seller Subsidiary in connection with (a) the execution and delivery of this Agreement and the Merger Documents by Seller or Seller Subsidiary, as applicable, (b) the consummation by Seller of the Parent Merger and the other transactions contemplated hereby and by the Parent Merger Documents, and (c) the consummation by Seller Subsidiary of the Subsidiary Merger and the other transactions contemplated hereby by the Subsidiary Merger Documents.
     (c) Seller and Seller Subsidiary have taken, or prior to the Closing will take, all action required to be taken by them in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium”, “investor protection”, “control share”, “fair price”, “greenmail”, “supermajority”, “affiliate transactions”, “business combination” or other state antitakeover laws and regulations (collectively, “Takeover Laws”).

15

     3.4 Financial Statements.
     (a) Seller has previously delivered to Acquiror copies of the audited consolidated balance sheets of Seller as of December 31, 2005, 2004 and 2003 and the related consolidated statements of earnings, comprehensive earnings, changes in stockholders’ equity and cash flows for the years ended December 31, 2005, 2004 and 2003, in each case accompanied by the audit reports of Maggart & Associates, P.C., independent public accountants, as well as the unaudited consolidated balance sheet of Seller as of September 30, 2006 and the related unaudited consolidated statements of earnings, comprehensive earnings, changes in stockholders’ equity and cash flows for the nine months ended September 30, 2006. The consolidated financial statements of Seller referred to herein (including the related notes, where applicable), as well as the consolidated financial statements contained in the reports of Seller to be delivered by Seller pursuant to Section 5.5 hereof, fairly present or will fairly present, as the case may be, in all material respects the consolidated financial condition of Seller as of the respective dates set forth therein, and the related consolidated statements of earnings, changes in stockholders’ equity and cash flows (including the related notes, where applicable) fairly present or will fairly present, as the case may be, in all material respects the results of the consolidated operations, changes in stockholders’ equity and cash flows of Seller for the respective periods or as of the respective dates set forth therein (it being understood that Seller’s interim financial statements are not audited and are not prepared with related notes but reflect all adjustments which were, at the time, in the opinion of Seller, necessary for a fair presentation of such financial statements).
     (b) Each of the financial statements referred to in this Section 3.4 (including the related notes, where applicable) has been or will be, as the case may be, prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved. The books and records of Seller and the Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements and reflect only actual transactions.
     (c) Except to the extent reflected, disclosed or reserved against in the consolidated financial statements referred to in the first sentence of Section 3.4(a) or the notes thereto or liabilities incurred since December 31, 2005 in the ordinary course of business and consistent with past practice (none of which arises from breach of any contract or agreement, breach of warranty, tort, infringement, violation of any applicable federal, state or local law or ordinance or any litigation or other proceeding or is otherwise a “loss contingency” within the meaning of Statement of Financial Accounting Standards No. 5), neither Seller nor the Subsidiaries has any obligation or liability, whether absolute, accrued, contingent or otherwise, that is material to the business, result of operations, assets or financial condition of Seller and the Subsidiaries taken as a whole.
     3.5 Absence of Certain Changes or Events. There has not been any material adverse change in the business, operations, prospects, assets or financial condition of Seller and the Subsidiaries taken as a whole since December 31, 2005, other than: (i) any change in banking or similar laws, rules or regulations of general applicability to banks or their holding companies or interpretations thereof by Governmental Entities; (ii) changes in GAAP that are generally applicable to the banking industry; (iii) reasonable expenses incurred in connection with the

16

transactions contemplated hereby; and (iv) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates.
     3.6 Legal Proceedings. Neither Seller nor the Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Seller, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature against Seller or the Subsidiaries. Neither Seller nor the Subsidiaries is a party to any order, judgment or decree which adversely affects the business, results of operations, assets or financial condition of Seller and the Subsidiaries taken as a whole.
     3.7 Taxes and Tax Returns.
     (a) Each of Seller and the Subsidiaries has duly filed (and until the Effective Time will so file) all returns, declarations, reports, information returns and statements (“Returns”) required to be filed or sent by or with respect to them in respect of any Taxes (as hereinafter defined) and has duly paid (and until the Effective Time will so pay) all Taxes due and payable other than Taxes or other charges which (i) are being contested in good faith (and are set forth on Seller Disclosure Schedule 3.7(a)) and (ii) have not finally been determined. Seller and the Subsidiaries have established (and until the Effective Time will establish) on their books and records reserves that are adequate for the payment of all Taxes not yet due and payable, whether or not disputed or accrued, as applicable. Except as set forth in Seller Disclosure Schedule 3.7(a), (i) the federal income tax returns of Seller and the Subsidiaries have not been examined by the Internal Revenue Service (the “IRS”) (or are closed to examination due to the expiration of the applicable statute of limitations), and (ii) the Tennessee and Delaware franchise tax returns of Seller and the Subsidiaries, as applicable, respectively, have not been examined by applicable authorities (or are closed to examination due to the expiration of the statute of limitations), and in the case of both (i) and (ii) no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. All Returns filed (and until the Effective Time to be filed) are or will be, as applicable, complete and accurate in all material respects. There are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted in writing for, Taxes or assessments upon Seller or the Subsidiaries, and no taxing authority has given written notice of the commencement of any audit, examination or deficiency action. Neither Seller nor the Subsidiaries has given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns.
     (b) Except as set forth in Seller Disclosure Schedule 3.7(b), neither Seller nor the Subsidiaries (i) has requested any extension of time within which to file any Return which Return has not since been filed; (ii) is a party to any written or unwritten agreement, arrangement or understanding providing for the allocation or sharing of, or indemnification with respect to, Taxes; (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Seller or the Subsidiaries (nor does Seller or Seller Subsidiary have any Knowledge that the IRS has proposed any such adjustment or change of accounting method); (iv) has been a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify under Section 355(a) of the Code within the past five years; (v) has ever been a member of a consolidated, combined or unitary Tax group (other than a group of which Seller is or was the common parent); or (vi) has

17

ever engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
     (c) For purposes of this Agreement, “Taxes” shall mean all taxes, charges, fees, levies or other assessments imposed by any taxing authority (domestic or foreign), including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment (including withholding, payroll and employment taxes required to be withheld with respect to income paid to employees), excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).
     (d) Except as set forth in Seller Disclosure Schedule 3.7(d), no liens for Taxes exist with respect to any of the assets or properties of Seller or the Subsidiaries, except for liens for Taxes not yet due and payable.
     (e) Neither Seller nor any of the Subsidiaries is, or has been, an S corporation within the meaning of Section 1361(a) of the Code.
     (f) None of the assets of Seller or the Subsidiaries (i) is tax-exempt use property within the meaning of Section 168(h) of the Code, (ii) directly or indirectly secures any debt the interest on which is exempt under Section 103(a) of the Code or (iii) is property that is required to be treated as being owned by a person (other than Seller or the Subsidiaries) pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, as in effect immediately before the enactment of the Tax Reform Act of 1986.
     (g) Neither Seller nor any of the Subsidiaries will be required to include in a taxable period ending after the Effective Time taxable income attributable to income that economically accrued in a taxable period ending on or before the Effective Time as a result of the installment method of accounting, the completed contract method of accounting, any method of reporting revenue from contracts which are required to be reported on the percentage of completion method (as defined in Section 460(b) of the Code) but that were reported using another method of accounting, or any other method of accounting.
     (h) Except as set forth in Seller Disclosure Schedule 3.7(h), neither Seller nor any of the Subsidiaries is a party to any contract or plan which, individually or collectively with respect to any person, which upon execution of this Agreement or otherwise, could give rise to the payment of any amount that would not be deductible by Seller or any of the Subsidiaries, by reason of Section 162(a)(1), 162(m) or 280G of the Code.
     (i) Neither Seller nor any of the Subsidiaries is a partner or a member of any partnership or joint venture, or any other entity classified as a partnership for federal income tax purposes.
     (j) Seller and the Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

18

     3.8 Employee Benefit Plans.
     (a) Each employee benefit plan, arrangement, or commitment of Seller or the Seller Subsidiary which is an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is listed in Seller Disclosure Schedule 3.8(a) and each bonus, deferred compensation, pension (including an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”)), retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plan, employment or severance contract and all other fringe benefits, employee benefit plans, practices or arrangements under which either the Seller or the Seller Subsidiary has any existing or future liability that cover current or former officers or employees (“Employees”) or current or former directors of Seller and the Seller Subsidiary, whether individually or in the aggregate or by group or class, whether written or unwritten, qualified or non-qualified, including all amendments, supplements, funding arrangements, policies, or other related documents thereto, are listed in Seller Disclosure Schedule 3.8(a) (the “Seller Plans”). Seller has furnished to Acquiror true and complete copies or descriptions of each Seller Plan together, if applicable, with (i) the most recent summary plan description for each such Seller Plan for which a summary plan description is required, (ii) any applicable trust agreement, (iii) the most recent actuarial (to the extent applicable) and financial reports prepared with respect to any Seller Plan that is intended to be qualified under Section 401(a) of the Code (“Qualified Seller Plan”), (iv) the three most recent annual reports filed with any Governmental Entity, including all schedules thereto, (v) the most recent determination letter or ruling, if any, issued by the IRS with respect to any Qualified Seller Plan and a description of any open requests for rulings or letters that pertain to any such Qualified Seller Plan, and (vi) all registration statements filed with the Commission with respect to any Seller Plan.
     (b) Except as disclosed in Seller Disclosure Schedule 3.8(b): (i) each Seller Plan has been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations, including but not limited to the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) the Age Discrimination in Employment Act of 1967, (“ADEA”), the Family and Medical Leave Act of 1994 (“FLMA”), and the Americans With Disabilities Act (“ADA”); (ii) at all times after December 31, 2004, each Seller Plan that constitutes a nonqualified plan of deferred compensation within the meaning of Section 409A of the Code has been operated in compliance in all material respects with the applicable provisions of Section 409A of the Code; (iii) each Qualified Seller Plan has received a favorable determination letter from the IRS or is entitled to rely upon a letter issued to a prototype sponsor covering all required tax law provisions or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code and to Seller’s Knowledge, no fact or event has occurred since the date of such letter that could reasonably be expected to materially adversely affect the qualified status of any Qualified Seller Plan; (iv) to the Seller’s Knowledge, all filings required by ERISA, the Code, and the Commission as to each Seller Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the Code have been timely provided; (v) to the Seller’s Knowledge, no statement, either written or oral, has been made by Seller or the Seller Subsidiary to any person with regard to any Seller Plan that was not in accordance with the Seller Plan or that could have a material adverse economic consequence to Acquiror; (vi) Seller

19

or the Seller Subsidiary has no liability to the IRS with respect to any Seller Plan, including any liability imposed by Chapter 43 of the Code, and no amount or any asset of any Seller Plan is subject to tax as unrelated business taxable income; (vii) as of the date hereof, there is no pending or, to Seller’s Knowledge, threatened claim, administrative proceeding or litigation relating to any Seller Plan except claims for benefits arising in the ordinary course of the administration of such plans; (viii) neither Seller nor the Seller Subsidiary has engaged in a transaction with respect to any Seller Plan subject to ERISA (an “ERISA Plan”) that could subject Seller or the Seller Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Sections 502(i) and 4071 of ERISA; (ix) neither Seller nor the Seller Subsidiary has incurred a tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA; (x) neither Seller nor any ERISA affiliate of Seller has ever sponsored, maintained, or contributed to a plan, including any Seller Plan, which is a “defined benefit plan” within the meaning of Section 3(35) of ERISA or subject to Title IV of ERISA, and Seller has no Knowledge of any facts, circumstances, or reportable events that may give rise to any liability of Acquiror to the IRS or the PBGC under Title IV of ERISA; (xi) neither Seller nor the Seller Subsidiary has contributed to or been obligated to contribute to any “multi-employer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, regardless of whether based on contributions of an ERISA affiliate.
     (c) All contributions required to be made by Seller or the Seller Subsidiary under the terms of any of their Seller Plans, as of the date hereof, have been timely made, and all obligations and liabilities under such Seller Plans that have accrued but are not due have been reflected in accordance with GAAP on their financial statements referred to in Section 3.4.
     (d) Except as disclosed in Seller Disclosure Schedule 3.8(d), neither Seller nor the Seller Subsidiary has any obligation to provide medical, health, dental, vision, life insurance, or disability benefits under any Seller Plan for any period after the termination of employment, except as may be required by Section 4980B of the Code or Section 601 of ERISA.
     (e) Except as disclosed in Seller Disclosure Schedule 3.8(e), there has been no amendment to, announcement by Seller or the Seller Subsidiary relating to, or change in employee participation or coverage under, any Seller Plan which would materially increase the expense of maintaining such Seller Plan above the level of the expense incurred therefore for the most recent fiscal year. Except as set forth in Seller Disclosure Schedule 3.8(e), neither the execution of this Agreement, approval of this Agreement by the stockholders of Seller or Seller Subsidiary nor the consummation of the transactions contemplated hereby (individually or in conjunction with any other event) will (i) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits or increase in the amounts payable or result in any other material obligation pursuant to any Seller Plan; (ii) limit or restrict their right or, after the consummation of the transactions contemplated hereby, the right of Employer (as defined in Section 5.13(a)(1)) to merge, amend or terminate any Seller Plan; (iii) entitle any Employee to severance pay or any increase in severance pay upon any termination of employment after the date hereof; (iv) result in any payment under any Seller Plan which would not be deductible under Section 162(m) or Section 280G of the Code; or (v) cause Seller or any of the Subsidiaries to record additional compensation expense on their income statements with respect to any outstanding stock option or other equity-based award.

20

     (f) Except as set forth in Seller Disclosure Schedule 3.8(f), with respect to the Seller Stock Options, all such options were granted at no less than fair market value as of their effective grant date and were granted either on the date of approval by the compensation committee of Seller’s board of directors or at a later date specified by such compensation committee. All members of Seller’s compensation committee meet the independence standards and requirements of the NASDAQ, the Commission, and the IRS.
     3.9 Regulatory Reports.
     (a) Seller has previously delivered or made available to Acquiror an accurate and complete copy of each final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication (other than general advertising materials), report or statement filed pursuant to the Securities Act of 1933, as amended (the “1933 Act”), or the Securities Exchange Act of 1934, as amended (the “1934 Act”), or mailed by Seller to its stockholders as a class since January 1, 2003, and each such final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication, report or statement, as of its date, complied in all material respects with all applicable statutes, rules and regulations and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information as of a later date filed publicly shall be deemed to modify information as of an earlier date. To the Knowledge of Seller, there is no fact or circumstance that, individually or in the aggregate, materially and adversely has affected, is so affecting or could reasonably be expected in the future to so affect, the business, financial condition, properties or results of operations of Seller and the Seller Subsidiary, taken individually or as a whole, that is required to be disclosed under the 1933 Act or the 1934 Act but has not been disclosed in such final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication, report or statement.
     (b) Seller and the Seller Subsidiary have duly filed with the TDFI, the FDIC and the FRB in correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and, to the extent not prohibited by law, Seller has delivered or made available to Acquiror accurate and complete copies of such reports. Seller Disclosure Schedule 3.9 lists all examinations of Seller and the Subsidiaries conducted by the applicable bank regulatory authorities since January 1, 2002 and the dates of any responses submitted thereto. In connection with the most recent examinations of Seller or the Subsidiaries by the applicable bank regulatory authorities, neither Seller nor any of the Subsidiaries was required to correct or change any action, procedure or proceeding which Seller or the Seller Subsidiary believes has not been now corrected or changed as required.
     3.10 Seller Information. None of the information relating to Seller and the Subsidiaries to be provided by Seller or the Seller Subsidiary for use in the registration statement/proxy statement on Form S-4 to be filed by Acquiror with the Securities and Exchange Commission (the “Commission”) in connection with the solicitation of the approval of this Agreement, the Parent Merger Documents and the transactions contemplated hereby and thereby by the stockholders of Seller, as amended or supplemented (or on any successor or other appropriate schedule or form) (the “Registration Statement”) will, as of the date such

21

Registration Statement is mailed to the stockholders of Seller and at the time of Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (except that this representation shall not apply to any information in the Registration Statement supplied by Acquiror for use therein), provided that information as of a later date shall be deemed to modify information as of an earlier date.
     3.11 Compliance with Applicable Law.
     (a) Each of Seller, the Seller Subsidiary and Capital Bancorp Trust has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with Governmental Entities that are required in order to permit it to carry on its business as it is presently being conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the Knowledge of Seller, no suspension or cancellation of any of the same is threatened.
     (b) Neither Seller nor any of the Subsidiaries is in violation of its respective certificate of incorporation, articles of incorporation, any other governing instrument or bylaws, or to Seller’s Knowledge (i) of any applicable federal, state or local law or ordinance or (ii) any order, rule or regulation of any Governmental Entity, or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, regulation or demand of any Governmental Entity. Neither Seller nor any of the Subsidiaries has received any written notice from any Governmental Entity asserting that Seller or any of the Subsidiaries is in violation of any of the foregoing. Neither Seller nor any of the Subsidiaries is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks issued by Governmental Entities), and none of them has received any written communication requesting that they enter into any of the foregoing.
     3.12 Deposit Insurance and Other Regulatory Matters. The deposit accounts of Seller Subsidiary are insured by the FDIC to the maximum extent permitted by the Federal Deposit Insurance Act, as amended (the “FDIA”), and the Seller Subsidiary has paid all premiums and assessments required by the FDIA and the regulations thereunder. No action, suit or proceeding is pending or, to the Knowledge of Seller, has been threatened by the FDIC against Seller or the Subsidiaries with respect to the termination of such insurance.
     3.13 Certain Contracts.
     (a) Except as disclosed in Seller Disclosure Schedule 3.13(a), neither Seller nor any of the Subsidiaries is a party to, is bound or affected by, receives or is obligated to pay compensation or benefits under (i) any agreement, arrangement or commitment, including any agreement, indenture or other instrument relating to the borrowing of money by Seller or any of the Subsidiaries or the guarantee by Seller or any of the Subsidiaries of any obligation except for deposit liabilities and federal funds purchased in the ordinary course of business; (ii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, retirement, election or retention in office of any present or former director, officer or employee of Seller or any of the Seller Subsidiaries (other than those which are terminable at

22

will without any further amounts being payable thereunder as a result of termination by Seller or Seller Subsidiary); (iii) any contract, agreement or understanding with a labor union; (iv) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of Seller or any of the Seller Subsidiaries upon execution of this Agreement or upon or following consummation of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events); (v) any agreement, arrangement or understanding to which Seller or any of the Subsidiaries is a party or by which any of the same is bound which limits the freedom of Seller or any of the Subsidiaries to compete in any line of business or with any person, or that involve any restriction of the geographic area in which, or method by which, they may carry on their business (other than as may be required by law or any regulatory agency); (vi) any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the FDIC, the FRB or any other regulatory agency; (vii) any joint venture, partnership or similar agreement, arrangement or understanding providing for the sharing of profits, losses, costs or liabilities by Seller or any of the Subsidiaries with any other person; or (viii) any other agreement, arrangement or understanding to which Seller or any of the Subsidiaries is a party and which is material to the business, results of operations, assets or financial condition of Seller and the Subsidiaries taken as a whole (excluding loan agreements or agreements relating to deposit accounts); in each of the foregoing cases whether written or oral; (each such agreement listed, or required to be listed, in this Section 3.13(a) is referred to herein as a “Seller Agreement”). Neither Seller nor any of the Subsidiaries has any obligation to make any additional capital contributions with respect to any matter described in clause (vii) of Seller Disclosure Schedule 3.13(a).
     (b) Neither Seller nor any of the Subsidiaries is in default or in non-compliance under any Seller Agreement and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance. Each Seller Agreement is legal, valid, binding and enforceable against Seller or applicable Subsidiary and, to the Knowledge of Seller, the other parties thereto in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including specific performance) is within the discretion of the court before which any proceeding may be brought. With respect to each Seller Agreement, such Seller Agreement is in full force and effect in accordance with its terms; all rents and other monetary amounts that may have become due and payable thereunder have been paid.
     3.14 Properties and Insurance.
     (a) Seller and the Seller Subsidiary have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in Seller’s consolidated unaudited balance sheet as of September 30, 2006 or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since September 30, 2006), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said consolidated balance sheet or the notes thereto or have been incurred in the ordinary course of business after the date of such consolidated balance

23

sheet; (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith; (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, results of operations, assets or financial condition of Seller and the Seller Subsidiary taken as a whole; and (iv) with respect to owned real property, (x) easements, rights-of-way, covenants, consents, restrictions, encroachments, variations and other restrictions, charges or encumbrances (whether recorded or not) that do not interfere materially with the ordinary course of Seller’s business or the business of any Subsidiary, (y) building restrictions, zoning laws and other statutes, laws, rules, regulations, ordinances, and restrictions, now or at any time hereafter adopted by any governmental authority having jurisdiction that do not materially interfere with the ordinary course of Seller’s business or the business of any Subsidiary, or (z) title imperfections noted in title reports delivered to Acquiror prior to the date hereof. Seller and the Seller Subsidiary as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all respects as presently occupied, used, possessed and controlled by Seller and the Seller Subsidiary. Seller Disclosure Schedule 3.14(a) sets forth an accurate listing of each lease pursuant to which Seller or the Seller Subsidiary acts as lessor or lessee, including the expiration date and the terms of any renewal options which relate to the same. Neither Seller nor the Seller Subsidiary has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its assets or to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.
     (b) Seller Disclosure Schedule 3.14(b) sets forth a list of all policies of fire, theft, public liability and other insurance (including, without limitation, fidelity bonds insurance) maintained by Seller and the Seller Subsidiary at the date thereof. The business operations and all insurable properties and assets of Seller and the Seller Subsidiary are insured for their benefit against all risks which, to the Knowledge of Seller, should be insured against, in each case, under valid, binding and enforceable policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are, to the Knowledge of Seller, adequate for the business engaged in by Seller and the Seller Subsidiary. As of the date hereof, neither Seller nor the Seller Subsidiary has received any written notice of cancellation or written notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed, and all material claims thereunder have been or will be filed in a timely fashion.
     (c) The sole assets of Capital Bancorp Trust are all of the floating rate Junior Subordinated Debentures due 2035 authorized and issued by Seller pursuant to the Indenture.
     3.15 Environmental Matters. For purposes of this Agreement, the following terms shall have the indicated meaning:
     “Environmental Law” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (1) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource); and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term

24

“Environmental Law” includes (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.; and all comparable state and local laws, and (2) any common law (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.
     “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any regulated material containing any such substance as a component. Hazardous Substances include, without limitation, petroleum (including crude oil or any fraction thereof), friable asbestos, radioactive material and polychlorinated biphenyls provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Substance” shall not mean or include any of such used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of business in compliance with all applicable Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or surface strata.
     “Loan Portfolio Properties and Other Properties Owned” means those properties owned, leased or operated by a person or its subsidiaries or those properties which serve as collateral for loans owned by a person or its subsidiaries.
     (a) To the Knowledge of the Seller, except as set forth on Seller Disclosure Schedule 3.15, neither Seller nor the Seller Subsidiary has been or is in violation of or liable under any Environmental Law.
     (b) To the Knowledge of the Seller, except as set forth on Seller Disclosure Schedule 3.15, none of the Loan Portfolio Properties and Other Properties Owned by Seller or the Seller Subsidiary has been or is in violation of or liable under any Environmental Law.
     (c) Except as set forth on Seller Disclosure Schedule 3.15, there are no actions, suits, demands, written notices, claims, investigations or proceedings pending or, or to the Knowledge of Seller threatened, relating to the Loan Portfolio Properties and Other Properties Owned by Seller or the Seller Subsidiary under any Environmental Law, including any notices, demand letters or written requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law.
          Notwithstanding anything herein to the contrary, the representations and warranties in this Section 3.15 are the sole representations and warranties of the Seller and the Seller Subsidiary with respect to any Environmental Laws, and no other representations and warranties shall be deemed to apply to such matters.

25

     3.16 Allowance for Loan Losses and Real Estate Owned. The allowance for loan losses reflected on Seller’s consolidated balance sheets included in the consolidated financial statements referred to in Section 3.4 hereof was, at the time recorded, or will be in the case of subsequently delivered financial statements, as the case may be, adequate in all material respects as of their respective dates under the requirements of GAAP to provide for reasonably anticipated losses on outstanding loans net of recoveries. The real estate owned reflected on the consolidated balance sheets included in the consolidated financial statements referred to in Section 3.4 hereof was, at the time recorded, or will be in the case of subsequently delivered financial statements, as the case may be, carried at the lower of cost or fair value, or the lower of cost or net realizable value, as required by GAAP.
     3.17 Minute Books. Since January 1, 2002, the minute books, including any attachments thereto, of Seller and the Seller Subsidiary contain complete and accurate records in all material respects of all meetings and other material corporate action held or taken by their respective Boards of Directors (including committees of their respective Boards of Directors) and stockholders. The trustees of Capital Bancorp Trust hold and maintain written records of all meeting and actions required to be held and recorded pursuant to the governing instruments of the trust.
     3.18 Affiliate Transactions. Except for (i) deposit agreements entered into in the ordinary course of business with customers of Seller Subsidiary; (ii) obligations under employee benefit plans set forth on Seller Disclosure Schedule 3.8(a); and (iii) obligations disclosed in Seller Disclosure Schedule 3.18, and except as specifically contemplated by this Agreement, since January 1, 2002, neither Seller nor any of the Subsidiaries has engaged in or agreed to engage in (whether in writing or orally) any transaction with any “affiliate,” as such term is defined in Rule 405 under the 1933 Act.
     3.19 Internal Controls; Disclosure Controls. Seller and the Subsidiaries have maintained a system of internal accounting controls sufficient to provide reasonable assurances that (a) all material transactions are executed in accordance with management’s general or specific authorizations, (b) all material transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to Seller’s material assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences. To the extent required, Seller and the Subsidiaries have devised and maintained a system of disclosure controls and procedures as defined in Rules 13a-15(e) and 15d-15(e) of the 1934 Act sufficient to insure that information required to be disclosed by Seller in the reports that it files or submits under the 1934 Act is accumulated and communicated to Seller’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.
     3.20 Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements (collectively, the “Risk Management Instruments”), whether entered into for Seller’s own account or for the account of one or more of the Seller Subsidiary or its customers, were entered

26

into (i) to the Knowledge of Seller, in accordance with all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of the Risk Management Instruments constitutes the valid and legally binding obligation of Seller or the Seller Subsidiary, enforceable in accordance with the terms of such Risk Management Instrument (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including specific performance) is within the discretion of the appropriate court), and is in full force and effect. Seller and the Seller Subsidiary have duly performed in all respects all of their material obligations under Risk Management Instruments to the extent such obligations to perform have accrued; and there are no material breaches, violations or defaults, or allegations or assertions of any material breaches, violations or defaults, by any party thereunder.
     3.21 Fairness Opinion. As of the date of this Agreement, Seller has received the written opinion, dated the date of this Agreement, of its financial advisor, Hovde Financial, to the effect that the Merger Consideration is fair, from a financial point of view, to the holders of Seller Common Stock. Seller has furnished an accurate and complete copy of such opinion to Acquiror.
     3.22 Broker Fees. Except as set forth in Seller Disclosure Schedule 3.22, none of Seller, the Seller Subsidiary or any of the respective directors or officers of such companies has employed any consultant, broker or finder or incurred any liability for any consultant’s, broker’s or finder’s fees or commissions in connection with any of the transactions contemplated by this Agreement.
     3.23 Loans. All of the loans on the books of Seller and the Seller Subsidiary, in the original principal amount of $25,000 and above, are valid and properly documented in all material respects and were made in the ordinary course of business, and the security therefor, if any, is valid and properly perfected in all material respects, and no collateral has been released from the lien granted to Seller and the Seller Subsidiary with respect to any such loans unless approved by Seller and the Seller Subsidiary and documented in their files. Neither the terms of such loans nor any of the loan documentation nor the manner in which such loans have been originated, administered and serviced nor Seller’s procedures and practices of approving or rejecting loan applications violates in any material respect any law applicable thereto. Seller and the Seller Subsidiary have full power and authority to hold such loans and have good and valid title to all such loans, free and clear of any liens, and the principal balance of each such loan as shown on the books and records of Seller and the Seller Subsidiary is true and correct as of the last date shown thereon. Seller and the Seller Subsidiary have complied in all material respects with all of their obligations under such loans as to which compliance is required as of the Effective Time; and to the Knowledge of Seller, each such loan is enforceable against the obligor(s) thereunder in accordance with its terms, in each such case subject to (i) bankruptcy, fraudulent transfer, insolvency, moratorium, reorganization, conservatorship, receivership or other similar laws from time to time in effect relating to or affecting the enforcement of the rights of creditors of FDIC-insured institutions or the enforcement of creditors’ rights generally; and (ii) general principles of equity (whether applied in a court of law or in equity). All such loans will continue in full force and effect immediately after the Effective Time, other than any loans that are paid or otherwise satisfied in full after the date hereof and prior to the Effective

27

Time. For purposes of this Section 3.23, the term “loans” includes, without limitation, the documents relating in any way to such loans, including, without limitation, notes, mortgages, security instruments and guaranties. Notwithstanding the foregoing, no representation or warranty is made as to the sufficiency of collateral security or to the collectibility of such loans.
     3.24 Investments. Except for securities pledged for reverse repurchase agreements, interest rate swap, cap and floor contracts or pledged to secure public trust funds and none of the investments reflected in the audited consolidated balance sheet of Seller as of December 31, 2005 under the heading “Investment securities available-for-sale,” and none of the investments by Seller and the Subsidiaries since December 31, 2005, and none of the assets reflected in the audited consolidated balance sheet of Seller as of December 31, 2005 or in any unaudited consolidated balance sheet of Seller furnished to Acquiror after December 31, 2005 under the heading “Cash and due from Banks” is subject to any restriction, whether contractual or statutory, that materially impairs the ability of Seller or any of the Subsidiaries freely to dispose of such investment at any time. With respect to all repurchase agreements of which Seller or any of the Subsidiaries is a party, Seller or any of the Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement which equals or exceeds the amount of the debt secured by such collateral under such agreement.
     3.25 Employees; Compensation.
     (a) Seller has disclosed on Seller Disclosure Schedule 3.25 a complete and correct list of the name, date of birth, hire date, adjusted hire date, position, rate of compensation and any incentive compensation arrangements, bonuses or commissions or fringe or other benefits, whether payable in cash or in kind, of (i) each director and employee of Seller and Seller Subsidiary, (ii) each independent contractor, consultant and agent of Seller and Seller Subsidiary who has received or is entitled to payments and/or benefits of $25,000 or more on an annual basis during fiscal year 2006 or who is proposed to receive or be entitled to payments and/or benefits of $25,000 or more on an annual basis during fiscal year 2007, and (iii) each other person to whom Seller or the Seller Subsidiary pays or provides, or has an obligation, agreement (written or unwritten), policy or practice of paying or providing, retirement, health, welfare or other benefits of any kind or description whatsoever.
     (b) To Seller’s Knowledge, and except to the extent a failure to comply could not, alone or with any other failure, have a Seller Material Adverse Effect, (i) each of Seller and the Seller Subsidiary is and has been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including any law, rule or regulation relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees; and (ii) neither Seller nor the Seller Subsidiary is or has engaged in any unfair labor practices. Additionally, there are no strikes, slowdowns or work stoppages pending or, to the Knowledge of Seller, threatened with respect to the Employees, nor has any such strike, slowdown or work stoppage occurred or, to the Knowledge of Seller, been threatened; there is no representation claim or petition or complaint pending before the National Labor Relations Board or any state or local labor agency and, to the Knowledge of the Seller, no question concerning representation has been raised or threatened respecting the Employees; to

28

the Knowledge of the Seller, no charges with respect to or relating to Seller’s business are pending before the Equal Employment Opportunity Commission, or any state or local agency responsible for the prevention of unlawful employment practices, which could reasonably be expected to have a Seller Material Adverse Effect; and to Seller’s Knowledge, neither Seller nor the Seller Subsidiary has any obligations under any federal, state, or local government contract, although Seller is a government contractor pursuant to Executive Order 11246.
     3.26 Tax and Regulatory Matters. Neither Seller nor any of the Subsidiaries has taken or agreed to take any action which would or could reasonably be expected to (a) cause the Parent Merger not to constitute a reorganization under Section 368 of the Code or (b) materially impede or delay receipt of any unqualified consents of regulatory authorities referred to in Section 5.7 or result in failure of the condition in Section 7.1(c). No Seller Common Stock has been or will be acquired by the Seller Subsidiary prior to and in connection with the Mergers. Neither Seller nor any of the Subsidiaries has ever made or been required to make an election under Section 338 of the Code.
     3.27 Intellectual Property.
     (a) Seller Disclosure Schedule 3.27 contains a complete and accurate list of all of Seller and Seller Subsidiary’s material U.S. and foreign (A) trademark or service mark registrations and applications, (B) copyright registrations and applications, and (C) Internet domain names. Neither Seller nor the Seller Subsidiary owns any patents or patent applications. Seller or the Seller Subsidiary owns or has the valid right to use, in each case free and clear of all material liens, all applications, trademarks, service marks, trademark or service mark registrations and applications, trade names, logos, designs, Internet domain names, slogans and general intangibles of like nature, together with all goodwill related to the foregoing, copyrights, copyright registrations, renewals and applications, Software (as defined below), technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models and methodologies, licenses, agreements and all other material proprietary rights (collectively, the “Intellectual Property”) used in the business of Seller and the Seller Subsidiary as it currently is conducted. “Software” means any and all (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (C) descriptions, flow- charts and other work product used to design, plan, organize and develop any of the foregoing, (D) the technology supporting and content contained on any owned or operated Internet site(s), and (E) all documentation, including user manuals and training materials, relating to any of the foregoing. The ownership or right to use such Intellectual Property or Software of Seller or the Seller Subsidiary (i) has not been challenged in any prior litigation to which Seller or the Seller Subsidiary was a party, (ii) is not being challenged in any pending litigation to which Seller or the Seller Subsidiary is a party and (iii) to the Knowledge of Seller, is not the subject of any threatened or proposed litigation. Provided that the required consents and prior notices described on Seller Disclosure Schedule 3.27 are obtained or given (as the case may be), the consummation of the transactions contemplated hereby will not result in the loss or material impairment of any such Intellectual Property (other than goodwill associated with Seller or Seller Subsidiary) or Software of Seller or the Seller Subsidiary.

29

     (b) To the Knowledge of Seller, the conduct of the business of Seller and the Seller Subsidiary as currently conducted does not, in any material respect, infringe upon (either directly or indirectly, such as through contributory infringement or inducement to infringe), dilute, misappropriate or otherwise violate any Intellectual Property owned and controlled by any third party.
     (c) To the Knowledge of Seller, no third party is misappropriating, infringing, diluting or violating any material Intellectual Property owned by or licensed to or by Seller or the Seller Subsidiary, and no such claims have been made against a third party by Seller or the Seller Subsidiary.
     (d) Each material item of Software, which is used by Seller or the Seller Subsidiary in connection with the operation of their businesses as currently conducted, is either (A) owned by Seller or the Seller Subsidiary, (B) currently in the public domain or otherwise available to Seller without the need of a license, lease or consent of any third party, or (C) used under rights granted to Seller or the Seller Subsidiary pursuant to a written agreement, license or lease from a third party.
     3.28 Community Reinvestment Compliance. The Seller Subsidiary is in compliance with all applicable provisions of the Community Reinvestment Act of 1977, as amended (the “CRA”), and has received a CRA rating of “Satisfactory” in its most recent exam under the CRA. Seller has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could be reasonably expected to result in the Seller Subsidiary failing to be in compliance with such provisions or having its current rating lowered.
     3.29 No Existing Discussions. As of the date hereof, neither Seller nor the Seller Subsidiary is not engaged, directly or indirectly, in any negotiations or discussions with any other person with respect to an Acquisition Transaction (as defined below).
     3.30 Certain Business Practices. Neither Seller nor the Seller Subsidiary, and, to the Knowledge of Seller, no director, officer, agent or employee of Seller or the Seller Subsidiary, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.
     3.31 Continuity of Business Enterprise. Seller operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulation Section 1.368-1(d).
     3.32 Full Disclosure. No representation or warranty of the Seller contained in this Agreement, the Seller Disclosure Schedule or in any agreement, document or certificate delivered by Seller to Acquiror pursuant to this Agreement (a) contains or at the Closing will contain any untrue statement of a material fact or (b) omits or at the Closing will omit to state a material fact necessary to make the statements herein or therein, as applicable, in light of the circumstances under which such statements were or will be made, not misleading.

30

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ACQUIROR
     Acquiror and Acquiror Sub, jointly and severally, make the representations and warranties contained in this Article IV, except as set forth in the disclosure schedule provided to the Seller herewith (the “Acquiror Disclosure Schedule”). The Acquiror Disclosure Schedule is arranged in sections corresponding to the numbered and lettered sections contained in this Article IV. Disclosure in any section of the Acquiror Disclosure Schedule shall be effectively made whether or not expressly excepted in the corresponding section of this Agreement. The following statements are made as of the date of this Agreement. The phrase “provide to Seller”, “delivered to Seller” or “made available to Seller” or any phrase of similar import means that Acquiror or Acquiror Sub has delivered, provided access to or made certain items available for review and copying, or that such items are available on www.sec.gov, to Seller or its counsel. For purposes of this Article IV, the phrase “to the Knowledge of Acquiror” or any phrase of similar import shall be deemed to refer to the actual knowledge of senior executive officers of Acquiror and Acquiror Sub (i.e., the senior vice president level and up) after reasonable investigation.
     4.1 Corporate Organization.
     (a) Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi. Acquiror has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have an Acquiror Material Adverse Effect. The term “Acquiror Material Adverse Effect” shall mean a material adverse effect on the business, results of operations, assets or financial condition of Acquiror and the Acquiror Sub taken as a whole, other than (i) the impact of actions or omissions of Acquiror or Acquiror Sub taken with the prior written consent of Seller in contemplation of the transactions contemplated by this Agreement; (ii) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings institutions industries; (iii) changes in generally accepted accounting principles; (iv) expenses incurred in connection with this Agreement and the Mergers including payments to be made pursuant to employment and severance agreements and the termination of other benefit plans; (v) changes attributable to or resulting from changes in general economic conditions generally affecting financial institutions including changes in interest rates; or (vi) changes attributable to or resulting from conditions affecting the United States economy as a whole. Acquiror is registered as a bank holding company under the Bank Holding Act of 1956, as amended. Acquiror has furnished to Seller true and complete copies of the Articles of Incorporation and Bylaws of Acquiror and Acquiror Sub as in effect on the date hereof.
     (b) Acquiror Sub (i) is duly organized and validly existing and in good standing under the laws of the State of Mississippi, (ii) has the corporate power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted, and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in

31

which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have an Acquiror Material Adverse Effect.
     4.2 Authority; No Violation.
     (a) Acquiror and Acquiror Sub have full corporate power and authority to execute and deliver this Agreement and the Merger Documents, as applicable, and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the Merger Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the unanimous vote of the Board of Directors of Acquiror and by the written consent of the Board of Directors of Acquiror Sub and by Acquiror as the sole stockholder of Acquiror Sub, as applicable. No other corporate proceedings on the part of Acquiror or Acquiror Sub are necessary to consummate the transactions so contemplated. Subject to receipt of the regulatory and other approvals described in this Agreement, this Agreement and the Merger Documents have been, or will be, duly and validly executed and delivered by Acquiror and Acquiror Sub, as applicable, and constitute, or will constitute upon execution and delivery thereof, valid and binding obligations of Acquiror and Acquiror Sub, as applicable, enforceable against Acquiror and Acquiror Sub, as applicable, in accordance with and subject to their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including specific performance) is within the discretion of the appropriate court.
     (b) None of the execution and delivery of this Agreement and the Merger Documents by Acquiror and Acquiror Sub, as applicable, nor the consummation by Acquiror and Acquiror Sub of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof nor compliance by Acquiror or Acquiror Sub with any of the terms or provisions hereof or thereof will (i) violate any provision of the Articles of Incorporation or other governing instrument or Bylaws of Acquiror or Acquiror Sub; (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Acquiror or Acquiror Sub or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, require the payment of any termination or like fee, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Acquiror or Acquiror Sub under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Acquiror or Acquiror Sub is a party, or by which any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have an Acquiror Material Adverse Effect. Except for consents and approvals of or filings or registrations with or notices to the Commission, the Federal Trade Commission, the Department of Justice, the Secretary of State of the State of Mississippi, the Secretary of State of the State of Tennessee, the TDFI, the MCB, the FDIC, applicable state securities laws authorities, NASDAQ and the FRB, no consents or approvals of or filings or registrations with or

32

notices to any Governmental Entity or non-governmental third party are required on behalf of Acquiror or the Acquiror Sub in connection with (a) the execution and delivery of this Agreement and the Merger Documents by Acquiror and Acquiror Sub, as applicable, (b) the consummation by Acquiror of the transactions contemplated hereby and by the Parent Merger Documents, and (c) the consummation by Acquiror Sub of the transactions contemplated hereby and by the Subsidiary Merger Documents.
     4.3 Financial Statements.
     (a) Acquiror has previously delivered to Seller copies of the consolidated balance sheet of Acquiror as of December 31, 2005 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the year ended December 31, 2005, accompanied by the audit reports of Horne LLP, independent public accountants, the consolidated balance sheets of Acquiror as of December 31, 2004 and 2003 and the related statements of income, changes in stockholders’ equity and cash flows for the years ended December 31, 2004 and 2003, in each case, accompanied by the audit reports of Ernst & Young, LLP, independent public accountants, as well as the unaudited consolidated balance sheet of Acquiror as of September 30, 2006 and the related unaudited consolidated statements of income, changes in stockholders’ equity and cash flows for the nine months ended September 30, 2006. The consolidated balance sheets of Acquiror referred to herein (including the related notes, where applicable) fairly present in all material respects the consolidated financial condition of Acquiror as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders’ equity and cash flows (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations, changes in stockholders’ equity and cash flows of Acquiror for the respective periods or as of the respective dates set forth therein (it being understood that Acquiror’s interim financial statements are not audited and are not prepared with related notes but reflect all adjustments which were, at the time, in the opinion of Acquiror, necessary for a fair presentation of such financial statements).
     (b) Each of the financial statements referred to in this Section 4.3 (including the related notes, where applicable) has been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods involved. The books and records of Acquiror and the Acquiror Sub are being maintained in material compliance with applicable legal and accounting requirements and reflect only actual transactions.
     (c) Except to the extent reflected, disclosed or reserved against in the consolidated financial statements referred to in the first sentence of Section 4.3(a) or the notes thereto or liabilities incurred since December 31, 2005 in the ordinary course of business and consistent with past practice (none of which arises from breach of any contract or agreement, breach of warranty, tort, infringement, violation of any applicable federal, state or local law or ordinance or any litigation or other proceeding or is otherwise a “loss contingency” within the meaning of Statement of Financial Accounting Standards No. 5), none of Acquiror or Acquiror Sub has any obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, results of operations, assets or financial condition of Acquiror and Acquiror Sub taken as a whole.

33

     4.4 Absence of Certain Changes or Events. Except as set forth in Acquiror Disclosure Schedule 4.4, there has not been any adverse change in the business, operations, assets or financial condition of Acquiror and Acquiror Sub taken as a whole since December 31, 2005 that would have a material adverse effect on the ability of Acquiror and Acquiror Sub to perform their obligations hereunder other than: (i) any change in banking or similar laws, rules or regulations of general applicability to banks, savings institutions or their holding companies or interpretations thereof by Governmental Entities; (ii) changes in GAAP that are generally applicable to the banking or savings industries; (iii) reasonable expenses incurred in connection with the transactions contemplated hereby; or (iv) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates.
     4.5 Legal Proceedings. Except as set forth in Acquiror Disclosure Schedule 4.5, none of Acquiror or Acquiror Sub is a party to any, and there are no pending or, to the Knowledge of Acquiror, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature against Acquiror or Acquiror Sub. None of Acquiror or Acquiror Sub is a party to any order, judgment or decree which adversely affects the business, results of operations, assets or financial conditions of Acquiror and the Acquiror Sub taken as a whole.
     4.6 Acquiror Information. None of the information relating to Acquiror and Acquiror Sub to be provided by Acquiror or Acquiror Sub for use in the Registration Statement will, as of the date such Registration Statement is mailed to the stockholders of Seller and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.
     4.7 Deposit Insurance and Other Regulatory Matters. The deposit accounts of Acquiror Sub, are insured by the FDIC to the maximum extent permitted by the FDIA, and Acquiror Sub has paid all premiums and assessments required by the FDIA and the regulations thereunder. No action, suit or proceedings is pending or, to the Knowledge of Acquiror, has been threatened by the FDIC against Acquiror or the Acquiror Sub with respect to the termination of such insurance.
     4.8 Capital; Acquiror Shares. On the date hereof, the Acquiror Sub is, and on the Closing Date, the Acquiror Sub will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FDIC, and on the date hereof, Acquiror is, and at the Effective Time, Acquiror will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FRB. The shares of Acquiror Common Stock to be issued to pay the aggregate Merger Consideration pursuant to this Agreement (1) will have been duly authorized, and (2) when issued in accordance with the terms of this Agreement, will be (aa) validly issued, fully paid and non-assessable, (bb) free and clear of all liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever, excluding restrictions under the 1933 Act, (cc) issued in compliance with all applicable state and federal securities laws, and (dd) in addition, such issuances shall not be subject to any preemptive right of shareholders of Acquiror or to any right of

34

stockholders of Acquiror or to any right of first refusal or other right in favor of any person which has not been observed or waived.
     4.9 Broker Fees. Except as set forth in Acquiror Disclosure Schedule 4.9, neither Acquiror nor Acquiror Sub nor any of their respective directors or officers has employed any consultant, broker or finder or incurred any liability for any consultant’s, broker’s or finder’s fees or commissions in connection with any of the transactions contemplated by this Agreement.
     4.10 Securities Documents and Regulatory Reports. Acquiror has previously delivered or made available to Seller an accurate and complete copy of each final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication (other than general advertising materials) filed pursuant to the 1933 Act or the 1934 Act, or mailed by Acquiror to its stockholders as a class since January 1, 2003, and each such final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication, as of its date, complied in all material respects with all applicable statutes, rules, and regulations and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information as of a later date filed publicly or provided to Seller prior to the date hereof shall be deemed to modify information as of an earlier date. Since January 1, 2003, Acquiror and Acquiror Sub have duly filed with the FDIC and the FRB in correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and Acquiror has made available to Seller accurate and complete copies of such reports.
     4.11 Compliance with Applicable Law.
     (a) Each of Acquiror and Acquiror Sub has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with Governmental Entities that are required in order to permit it to carry on its business as it is presently being conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the Knowledge of Acquiror, no suspension or cancellation of any of the same is threatened.
     (b) Except as set forth in Acquiror Disclosure Schedule 4.11(b), neither Acquiror nor Acquiror Sub is in violation of its respective Articles of Incorporation or other governing instrument or Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any Governmental Entity, or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any Governmental Entity; and neither Acquiror nor Acquiror Sub has received any written notice from any Governmental Entity asserting that Acquiror or Acquiror Sub is in violation of any of the foregoing. Neither Acquiror nor Acquiror Sub is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks issued by Governmental Entities), and none of them has received any written communication requesting that they enter into any of the foregoing.

35

     4.12 Full Disclosure. No representation or warranty of Acquiror or Acquiror Sub contained in this Agreement, the Acquiror Disclosure Schedule or in any agreement, document or certificate delivered by Acquiror to Seller pursuant to this Agreement (a) contains or at the Closing will contain any untrue statement or a material fact or (b) omits or at the Closing will omit to state a material fact necessary to make the statements herein or therein, as applicable, in light of the circumstances under which such statements were or will be made, not misleading.
     4.13 NASDAQ. Acquiror is in compliance in all material respects with the rules, regulations and policies of NASDAQ applicable to Acquiror.
     4.14 Tax and Regulatory Matters. Neither Acquiror nor Acquiror Sub has taken or agreed to take any action which would or could reasonably be expected to (a) cause the Parent Merger not to constitute a reorganization under Section 368 of the Code or (b) materially impede or delay receipt of any consents of regulatory authorities referred to in Section 5.7 or result in failure of the condition in Section 7.1(c).
     4.15 Capitalization.
     The authorized capital stock of Acquiror consists of 75,000,000 shares of the Acquiror Common Stock, of which 15,560,006 are issued and outstanding and 1,673,553 shares are held in treasury as of the date hereof and 5,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding on the date hereof. The authorized capital stock of Acquiror Sub consists of 772,822 shares of Acquiror Sub Common Stock of which 772,822 are issued and outstanding. Except as set forth in Acquiror Disclosure Schedule 4.15, all of the outstanding shares of capital stock of the Acquiror Sub are owned by Acquiror free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever.
     4.16 Material Contracts. Neither the Acquiror nor the Acquiror Sub is in default under any contract filed as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2005, other than defaults which are not reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect.
     4.17 Access to Funds. On the Closing Date, Acquiror will have sufficient funds to pay the aggregate Cash Consideration pursuant to the terms of this Agreement.
ARTICLE V
COVENANTS OF THE PARTIES
     5.1 Conduct of the Business of Seller. During the period from the date hereof to the Effective Time, except as expressly permitted by this Article V, Seller and Seller Subsidiary shall, and shall cause Capital Bancorp Trust to, conduct its and their businesses only in the ordinary course and consistent with past practice and prudent banking practice or as required hereunder, except with the prior written consent of Acquiror, which consent shall not be unreasonably withheld, conditioned or delayed. Seller and the Seller Subsidiary shall use their reasonable best efforts consistent with past practices to (i) preserve their business organizations intact; (ii) keep available to themselves, Acquiror and Acquiror Sub the present services of the employees of Seller and Seller Subsidiary; and (iii) preserve for themselves, Acquiror and

36

Acquiror Sub the goodwill of customers and other third parties with whom business relationships exist.
     5.2 Negative Covenants of Seller. Seller and the Seller Subsidiary agree that from the date hereof to the Effective Time, except as otherwise approved by Acquiror in writing or as permitted or required by this Agreement, each of Seller and Seller Subsidiary will not, nor will Seller permit Capital Bancorp Trust to, without the prior written consent of Acquiror, which shall not be unreasonably withheld, conditioned or delayed:
(i)	change any provision of the Charter or other governing instrument or Bylaws of Seller or any of the Subsidiaries;

(ii)	except as set forth in the Seller Disclosure Schedule 5.2(ii) the issuance of the Seller Common Stock pursuant to the present terms of the Outstanding Seller Stock Options, change the number of shares of its authorized or issued capital stock or issue or grant any shares of its capital stock or any option, warrant, call, commitment, subscription, award, right to purchase or agreement of any character relating to the authorized or issued capital stock of Seller or the Seller Subsidiary, or any securities convertible into shares of such capital stock, or split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock;

(iii)	change the number of shares of the authorized securities of Capital Bancorp Trust or grant any shares of trust securities or any option, warrant, call, commitment, subscription, award, right to purchase or agreement of any character relating to the authorized or issued trust securities, or any securities convertible into shares of such trust securities, or split, combine or reclassify any trust securities, or redeem or otherwise acquire any shares of trust securities;

(iv)	declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock (or trust securities) of Seller or any of the Subsidiaries;

(v)	grant any severance or termination pay (except as set forth in Seller Disclosure Schedule 5.2(v) and pursuant to binding contracts of Seller and Seller Subsidiary in effect on the date hereof and disclosed to Acquiror on Seller Disclosure Schedule 3.13(a)), to, or enter into or amend any employment, consulting or compensation agreement with, any of its directors, officers, employees or consultants; or award any increase in compensation or benefits to its directors, officers, employees or consultants other than in the ordinary course of business consistent with past practices, provided that no individual increase in compensation shall exceed five percent (5%) of the directors’, officers’, employees’ or consultants’ compensation prior to the increase;

(vi)	in respect of any of its directors, officers, employees or consultants, and except as set forth in Seller Disclosure Schedule 5.2(vi), (a) modify or terminate any Seller Plan, other than any change that is required under applicable law, or that, in the

37

opinion of counsel, is necessary or advisable to maintain the tax-qualified status of any Qualified Seller Plan or to comply with Section 409A of the Code; (b) make any contributions to any Seller Plan other than in the ordinary course of business consistent with past practice or plan terms; or (c) enter into any pension, retirement, stock option, stock purchase, stock grant, stock appreciation right, savings, profit-sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto;

(vii)	sell or dispose of any assets or knowingly incur any liabilities other than in the ordinary course of business consistent with past practices and policies, or acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

(viii)	make any capital expenditures in excess of $100,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof, and except as set forth in Seller Disclosure Schedule 5.2(viii), other than expenditures necessary to maintain existing assets in good repair;

(ix)	file any applications or make any contract with respect to branching or site location or relocation;

(x)	make any material change in its accounting methods or practices, other than changes required by GAAP, or change any of its methods of reporting income and deductions for federal income tax purposes, except as required by changes in laws or regulations;

(xi)	change its lending, investment, deposit or asset and liability management or other banking policies in any respect except as may be required by applicable laws or regulation;

(xii)	make, change or revoke any material Tax election, amend any material Return or settle or compromise any material liability for Taxes;

(xiii)	engage in any transaction with an “affiliate,” as defined in Section 3.18 hereof, other than as set forth in Seller Disclosure Schedule 5.2(xiii) and in the ordinary course of the Seller Subsidiary’s business and in compliance with Regulation O;

(xiv)	enter into any leveraged arbitrage programs, any futures contract, option or other agreement, or take any action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(xv)	originate or acquire any loans or other extensions of credit except for originations (A) in accordance with existing Seller and Seller Subsidiary lending policies and (B) any lending commitments outstanding on the date hereof;

38

(xvi)	knowingly take any action or knowingly fail to take any action that would reasonably be expected to adversely affect or delay the ability of Acquiror, Acquiror Sub, Seller or Seller Subsidiary to perform its covenants and agreements on a reasonably timely basis under this Agreement or to consummate the transactions contemplated under this Agreement;

(xvii)	knowingly take any action or knowingly fail to take any action that would reasonably be expected to result in any of its representations and warranties contained in Article III of this Agreement not being true and correct in any material respect at the Effective Time;

(xviii)	knowingly take any action which would be reasonably expected to adversely affect or delay the ability of the Acquiror, Acquiror Sub, Seller or Seller Subsidiary to obtain any necessary approvals, consents or waivers of any Governmental Entity required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any condition or restriction that would materially impair the value of Seller or Seller Subsidiary, individually or in the aggregate, to Acquiror;

(xix)	merge with any other corporation or bank or permit any other corporation or bank to merge into it or consolidate with any other corporation or bank;

(xx)	knowingly fail to comply with any laws, regulations, ordinances or governmental actions applicable to Seller or the Seller Subsidiary and to the conduct of the business of Seller and the Seller Subsidiary in a manner adverse to such business; or

(xxi)	agree to do any of the foregoing.
     5.3 No Solicitation.
     (a) Neither Seller nor the Seller Subsidiary shall, nor shall Seller or the Seller Subsidiary authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative of Seller or the Seller Subsidiary to, directly or indirectly, solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than Acquiror or Acquiror Sub) concerning any Acquisition Transaction (as defined below); provided, however, that nothing contained in this Agreement shall prevent Seller (on behalf of itself and the Seller Subsidiary) or the Board of Directors of Seller from (i) providing information in response to a request therefor by a person who has made an unsolicited bona fide written proposal to engage in an Acquisition Transaction (an “Acquisition Proposal”) if the Board of Directors of Seller receives from the person so requesting such information an executed confidentiality agreement on customary terms and conditions; (ii) engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal; (iii) failing to recommend or withdrawing its recommendation of this Agreement to its stockholders and/or failing to hold the Special Meeting (as defined in Section 5.8) to consider this Agreement; or (iv) recommending such an Acquisition Proposal to the stockholders of Seller, if and only to the extent that, in each such

39

case referred to in clause (i), (ii), (iii) or (iv) above, (A) Seller’s Board of Directors determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law and (B) Seller’s Board of Directors determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction more favorable to Seller’s stockholders from a financial point of view than the Mergers. An Acquisition Proposal which is received and considered by Seller in compliance with this Section 5.3 and which meets the requirements set forth in clauses (A) and (B) of the preceding sentence is herein referred to as a “Superior Proposal”. Seller will communicate to Acquiror in writing (the “Notice”) as promptly as practicable (and in no event more than 48 hours after receipt) the terms of any proposal which it may receive in respect of any Acquisition Transaction (including amendments thereto) and shall provide Acquiror with copies of (x) all such written inquiries or proposals and (y) an accurate and complete written synopsis of all such oral inquiries or proposals. For purposes of this Agreement, “Acquisition Transaction” means any offer or proposal by a person or entity other than Acquiror or Acquiror Sub for (i) a merger, tender offer, recapitalization or consolidation, or any similar transaction, involving the Seller or the Seller Subsidiary; (ii) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets of the Seller or the Seller Subsidiary; (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder) of securities representing 20% or more of the voting power of the Seller; or (iv) any substantially similar transaction.
     (b) During the 10 days immediately following the Acquiror’s receipt of the Notice, Acquiror (on behalf of itself and Acquiror Sub) shall be entitled to match or better the terms of the Superior Proposal described in the Notice. If Acquiror advises Seller in writing during such 10 day period that it has elected to match or better the terms of the Superior Proposal, (i) Seller, Seller Subsidiary, Acquiror and Acquiror Sub within two days of such election by Acquiror, shall amend this Agreement and the Merger Documents to reflect the matched or bettered terms of the Superior Proposal as proposed by Acquiror and (ii) Seller (on behalf of itself and Seller Subsidiary) shall not terminate this Agreement, and Seller promptly shall notify the person that made or conveyed the Superior Proposal that Acquiror has matched or bettered the Superior Proposal and this Agreement has been amended to reflect the matched or bettered terms. From and after the date on which Acquiror and Acquiror Sub execute an amendment which matches or betters the Superior Proposal, Seller and the Seller Subsidiary shall immediately cease and cause to be terminated, and cause its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other representatives to, immediately cease and caused to be terminated, all discussions and negotiations regarding the Superior Proposal that has been matched or bettered by Acquiror with any person other than Acquiror. A person that has made a Superior Proposal that has been matched or bettered by Acquiror may make further Acquisition Proposals. During the period commencing on the date that Seller determines that the Acquisition Proposal meets the requirements set forth in clauses (A) and (B) above and ending on the eleventh day after Acquiror’s receipt of the Notice, Seller and the Seller Subsidiary shall not terminate this Agreement unless Seller receives written notice from Acquiror that it does not

40

intend to exercise its right to match or better the Superior Proposal. If Acquiror does not notify Seller of its election by the eleventh day after Acquiror’s receipt of the Notice, Seller may terminate this Agreement and proceed with the Superior Proposal as provided in this Agreement.
     (c) Except as expressly permitted by this Section 5.3 and Section 5.8, neither the Board of Directors of Seller nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Acquiror, the approval of the Agreement and the Parent Merger Documents or the Seller Recommendation (as defined in Section 5.8) or take any action or make any statement in connection with the Special Meeting inconsistent with such approval or the Seller Recommendation (collectively, a “Change in the Seller Recommendation”); (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal; or (iii) cause Seller to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a “Seller Acquisition Agreement”) related to any Acquisition Transaction. For purposes of this Agreement, a Change in the Seller Recommendation shall include any approval or recommendation (or public proposal to approve or recommend), by Seller’s Board of an Acquisition Proposal, or any failure by Seller’s Board to recommend against an Acquisition Proposal. Notwithstanding the foregoing, the Board of Directors of Seller, to the extent that it determines in good faith, after consultation with outside counsel, that the failure to terminate this Agreement in light of a Superior Proposal would constitute a breach of its fiduciary duties under applicable law, may terminate this Agreement in order to concurrently enter into a Seller Acquisition Agreement with respect to such Superior Proposal, but only at a time that is after the compliance by Seller with the terms of Sections 5.3(a), 5.3(b) and 7.4.
     (d) Upon the execution of this Agreement, Seller and the Seller Subsidiary shall immediately cease and cause to be terminated, and cause its officers, directors and employees, investment bankers, financial advisors, attorneys, accountants and other representatives to, immediately cease and cause to be terminated, all discussions and negotiations, if any, that have taken place prior to the date hereof with any persons with respect to any Acquisition Proposal and, upon request by Acquiror, shall request the return and destruction of all confidential information provided to any such person.
     5.4 Negative Covenants of Acquiror. Except as expressly provided in this Agreement, or as set forth in Acquiror Disclosure Schedule 5.4, during the period from the date of this Agreement to the Effective Time, each of Acquiror and Acquiror Sub shall not (i) other than in connection with this Agreement, and except as would not have a material adverse effect on the ability of Acquiror and Acquiror Sub to perform their obligations hereunder, fail to conduct its business in the ordinary and usual course consistent with past practices and prudent banking practice, or fail to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees; (ii) knowingly take any action which would be reasonably expected to adversely affect or delay the ability of Acquiror or Acquiror Sub to perform their respective covenants and agreements on a timely basis under this Agreement or to consummate the transactions contemplated by this Agreement; (iii) knowingly take any action or knowingly fail to take any action that would reasonably be expected to result in any of its representations and warranties contained in Article IV of this Agreement not being true and correct in any material respect at the Effective Time; (iv) knowingly take any action which would be reasonably

41

expected to adversely affect or delay the ability of the Acquiror or Acquiror Sub to obtain any necessary approvals, consents or waivers of any Governmental Entity required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any condition or restriction that would materially impair the value of the transaction to Acquiror; or (v) agree to do any of the foregoing.
     5.5 Current Information. During the period from the date hereof to the Effective Time, Seller and Seller Subsidiary will cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Acquiror regarding its business, operations, assets and financial condition and matters relating to the completion of the transactions contemplated hereby. Within 30 days after the end of each fiscal quarter, Seller shall provide Acquiror with a copy of the FDIC Call Report filed with the FDIC.
     5.6 Access to Properties and Records; Confidentiality.
     (a) Seller and Seller Subsidiary shall permit Acquiror and its representatives reasonable access to their properties and shall disclose and make available to Acquiror all books, papers and records relating to the assets, properties, operations, obligations and liabilities of Seller and the Seller Subsidiary, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and stockholders’ meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities in which Acquiror may have an interest. Neither Seller nor the Seller Subsidiary shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or would contravene any law, rule, regulation, order or judgment. Seller and the Seller Subsidiary will use their best efforts to obtain waivers of any such restriction and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Seller and the Seller Subsidiary shall make their respective executive officers available to confer with Acquiror and its representatives, provided that such access shall be reasonably related to the transactions contemplated hereby and not unduly interfere with normal operations.
     (b) All information furnished previously by Acquiror, Acquiror Sub, Seller or Seller Subsidiary, or hereafter furnished prior to the Effective Time, in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the Mergers and, if such Mergers shall not occur, the party receiving the information shall, at the request of the party which furnished such information, either return to the party which furnished such information or destroy all documents or other materials containing, reflecting or referring to such information; shall use its best efforts to keep confidential all such information; shall use such information only for the purpose of consummating the transactions contemplated by this Agreement; and shall not directly or indirectly use such information for any competitive or commercial purposes. The obligations of Acquiror, Acquiror Sub, Seller and the Seller Subsidiary to keep such information confidential shall continue for one year from the date the proposed Mergers are abandoned but shall not apply to (i) any information which (A) was already in the possession of the party receiving the information prior to the disclosure thereof to it by the party furnishing the information; (B) was then generally known to the public; (C) became known to the public

42

through no fault of the party receiving the information; or (D) was disclosed to the party receiving the information by a third-party not known by the receiving party to be bound by an obligation of confidentiality; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction.
     (c) Notwithstanding anything contained herein to the contrary, each party is permitted to disclose the tax treatment and tax structure of the transactions contemplated hereby at any time on or after the earliest to occur of (i) the date of public announcement of discussions relating to the transactions contemplated hereby, (ii) the date of public announcement of the transactions contemplated hereby and (iii) the date of execution of this Agreement (it being understood by the parties that a “public announcement” shall mean a public announcement permitted by this Agreement (or otherwise permitted by agreement of the parties) as distinguished from a third-party announcement or a leak). This Agreement shall not be construed to limit in any way either party’s ability to consult any tax advisor regarding the tax treatment or tax structure of the Mergers. These provisions are meant to be interpreted so as to prevent the Mergers from being treated as offered under “conditions of confidentiality” within the meaning of the Code and the Treasury Regulations thereunder.
     5.7 Regulatory Matters.
     (a) The parties hereto will cooperate with each other and use their best efforts to prepare all necessary documentation (including the Registration Statement), to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement as soon as practicable. The parties shall each have the right to review in advance all information relating to the other, as the case may be, and any of their respective subsidiaries, which appears in any filing made with, or written material submitted to, any third party or Governmental Entity in connection with the transactions contemplated by this Agreement.
     (b) Each of the parties will furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of them, or any of their respective subsidiaries, to any Governmental Entity in connection with the Merger and the other transactions, applications or filings contemplated by this Agreement.
     (c) Each of the parties will promptly furnish each other with copies of written communications received by them or any of their respective subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in connection with the Mergers and the other transactions, applications or filings contemplated by this Agreement.
     5.8 Approval of Stockholders. Seller shall, subject to the provisions of Section 5.3 and this Section 5.8, (i) take all steps (including participation in the preparation of the Registration Statement in accordance with all applicable requirements and having the Registration Statement cleared by the Commission and mailed to its stockholders) necessary to duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournments, the “Special Meeting”) as soon as reasonably practicable for the purposes of

43

securing the approval of such stockholders of this Agreement and the Parent Merger Documents, (ii) recommend to its stockholders the approval of this Agreement and the Parent Merger Documents and the transactions contemplated hereby and thereby (the “Seller Recommendation”), and (iii) use its best efforts to obtain, as promptly as practicable, such approval; provided, however, that the Board of Directors of Seller may fail to hold such Special Meeting, fail to make such recommendation, or withdraw, modify or change any such recommendation, if such Board of Directors, after having consulted with and considered the advice of outside counsel, has determined in good faith that the holding of such Special Meeting, the making of such recommendation or the failure to withdraw, modify or change such recommendation, either as a result of an Acquisition Proposal that has not been withdrawn or otherwise, would constitute a breach of the fiduciary duties of such directors under applicable law. The parties will reasonably cooperate in the preparation of the Registration Statement. Promptly following approval of this Agreement and the Parent Merger Documents by the stockholders of Seller, Seller, as the sole stockholder of Seller Subsidiary, will approve and consent to this Agreement and the Subsidiary Merger Documents in such capacity, whether at a meeting or by written consent.
     5.9 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all reasonable action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing contained herein and to consummate and make effective the transactions contemplated by this Agreement and the Merger Documents.
     5.10 Disclosure Supplements. From time to time prior to the Effective Time, each party will supplement or amend its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known as of the date hereof, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby; provided, however, that the inclusion of any information in any such amendment or supplement not included in the original Disclosure Schedules shall not limit or impair any right which a party may have to terminate this Agreement pursuant to Section 7.1(d) due to failure to satisfy the conditions set forth in Section 6.2(a) or Section 6.3(a), as the case may be.
     5.11 Public Announcements. Prior to the Effective Time, the parties hereto shall approve in advance the substance, and cooperate with each other in the development and distribution, of all news releases and other public disclosures with respect to this Agreement or any of the transactions contemplated hereby, except as may be otherwise required by law or regulation and as to which the parties releasing such information have used their reasonable efforts to discuss with the other parties in advance.
     5.12 Failure to Fulfill Conditions. In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to September 30, 2007 and that it will not waive that condition, it will promptly notify the other party. Acquiror (on behalf of itself and Acquiror Sub) and Seller (on behalf of itself and Seller Subsidiary) will promptly inform the other of any facts applicable to them, or their respective directors or officers, that would be likely

44

to prevent or materially delay unqualified approval of the Mergers by any Governmental Entity or which would otherwise prevent or materially delay completion of such Mergers or the other transactions contemplated hereby.
     5.13 Certain Post-Merger Agreements.
     The parties hereto agree to the following arrangements following the Effective Time:
     (a) Employee Benefit Plans.
(1)	Subject to the provisions of this Section 5.13, all employees of Seller or the Seller Subsidiary immediately prior to the Effective Time who become employed by Acquiror, Acquiror Sub or any subsidiary or affiliate thereof (as the case may be, “Employer”) immediately following the Effective Time (“Transferred Employees”) will be covered by the Employer employee benefit plans on substantially the same basis as other employees of Employer performing services primarily on behalf of Employer in a comparable position. Following the Effective Time, Acquiror will provide continuation coverage under Section 4980B of the Code and 601 of ERISA to all qualified beneficiaries who were entitled to such coverage under Seller’s or Seller Subsidiary’s group health plan immediately prior to the Effective Time. Notwithstanding the foregoing, Employer may determine to continue any of the Seller Plans for Transferred Employees in lieu of offering participation in the Employer benefit plans providing similar benefits (e.g., medical and hospitalization benefits). Alternatively, after the Effective Time, Employer may elect to terminate or amend any of the Seller Plans or to merge any such benefit plans with the Employer benefit plans. Except as otherwise specifically provided in this Section 5.13 and/or as otherwise prohibited by law, Transferred Employees’ service with Seller or the Seller Subsidiary shall be recognized as service with the Employer for purposes of eligibility to participate and vesting under the Employer benefit plans, policies or arrangements for which they may be eligible on or after the Effective Time (including but not limited to, vacation, sick and other leave policies), subject to applicable break-in-service rules, and provided that such service shall not operate to duplicate any benefit. Acquiror and Acquiror Sub agree that, to the extent waived, satisfied or inapplicable to any Transferred Employee under the terms of any group health, group term life insurance or long-term disability plan maintained by Seller or the Seller Subsidiary at the Effective Time, any preexisting condition or similar limitation or exclusion contained in an Employer’s group health, long-term disability or group term life insurance plans shall not apply to Transferred Employees or their covered dependents who are covered under similar plans maintained by Seller or the Seller Subsidiary at the Effective Time and who then change coverage to the Employer’s group health, group term life insurance or long-term disability plan at the time such Transferred Employees are first given the option to enroll.

45

(2)	As of the Effective Time, Acquiror shall assume and honor and shall cause the appropriate Employer to assume and honor in accordance with their terms all employment agreements existing immediately prior to the Effective Time which are between Seller or the Seller Subsidiary and any officer which have been disclosed in Seller Disclosure Schedule 3.13(a), in the form in effect as of the date hereof.

(3)	Following the Effective Time, Acquiror and Acquiror Sub may determine to continue, amend or terminate any deferred compensation plan, policy, program or arrangement listed on Seller Disclosure Schedule 3.8(a) provided that any amendment, termination or continuance does not impair the benefits due thereunder as of the date hereof and that any such amendment, termination or continuance is permitted under such plans, policies, programs or arrangements or otherwise required by applicable law.

(4)	Prior to the Closing Date, Seller’s board of directors shall adopt corporate resolutions as necessary to (i) terminate any Qualified Seller Plan that is intended to be qualified under Section 401(k) of the Code (“Seller 401(k) Plan”) effective as of the date preceding the date on which the Effective Time occurs, (ii) fully vest the account balances of the participants and beneficiaries in the Seller 401(k) Plan as of the termination date, (iii) reserve the power to amend the Seller 401(k) Plan after the date of termination to the extent reasonably necessary to comply with applicable law or to facilitate the termination of the Seller 401(k) Plan, and (iv) provide for the distribution of benefits from the Seller 401(k) plan in accordance with its terms and as permitted under applicable law. Following the Effective Time, Acquiror shall cause the account balances under the Seller 401(k) Plan to be distributed in accordance with the terms of such plan and applicable law, and take such other actions, as it deems necessary to finalize the termination of the Seller 401(k) Plan.

(5)	As of the date hereof, Seller shall amend its Employee Stock Purchase Plan to prohibit the declaration or occurrence of any additional offering periods or offering dates thereunder, except that such amendment shall not affect any such period or date declared on or before the date hereof, and to prohibit the execution of any additional subscription agreements in connection therewith. Immediately prior to the Effective Time, Seller shall terminate the Employee Stock Purchase Plan; provided, however, that such termination shall not preclude the acquisition of shares of Seller Common Stock with respect to any offering period or offering date declared or fixed under the terms of the plan prior to the date hereof or the continuation of payroll deductions with respect to a subscription agreement entered into in connection therewith. After the Effective Time, the right to acquire shares of Seller Common Stock shall be converted to the right to acquire shares of Acquiror Common Stock in an amount equal to the number of shares of Seller Common Stock subject to the terms of

46

each acquisition agreement then in effect multiplied by the Exchange Ratio and at an acquisition price determined as the quotient of the acquisition price determined in accordance with such plan divided by the Exchange Ratio.
(6)	No provision in this Agreement shall amend or modify or be deemed to modify or amend any Seller Plan or any similar plan, policy, arrangement or agreement maintained by Acquiror. Nothing contained herein shall be deemed a guarantee of employment for any Transferred Employee or to restrict the right of Acquiror, Acquiror subsidiary or affiliate thereof to terminate the employment of any Transferred Employee or a guarantee of any type or amount of compensation or benefits.
     (b) Indemnification. Acquiror shall indemnify and hold harmless each present and former director and officer of Seller determined as of the Effective Time and Seller Subsidiary determined as of the effective time of the Subsidiary Merger, all of whom are identified on Seller Disclosure Schedule 5.13(b), and their heirs, personal representatives and estates (collectively, the “Indemnified Parties”) against, and shall promptly upon request advance or reimburse, any and all costs or expenses (including reasonable attorneys’ fees), judgments, interest, fines, losses, claims, damages, liabilities or amounts paid in settlement (collectively, “Costs”) as they are incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, arbitrative or investigative (“Proceeding”), whether or not the Indemnified Party is a party to such Proceeding, based upon or arising from the Indemnified Party’s capacity as an officer or director of Seller and/or the Seller Subsidiary, whether threatened, asserted or claimed prior to, at or after the Effective Time (collectively, “Claims”), to the same extent as the Indemnified Parties would have been indemnified under the Articles of Incorporation and/or Bylaws of Acquiror as such documents were in effect on the date of this Agreement as if the Indemnified Parties were officers or directors of Acquiror at all relevant times. This indemnity shall be provided for two years following the Effective Time; or if there shall be any proceeding pending or threatened on the second anniversary of the Effective Time, such indemnity shall continue in full force and effect until such pending or threatened Proceeding is finally resolved.
     The rights to indemnification granted by this Section 5.13(b) are subject to the following limitations: (i) the total aggregate indemnification provided by Acquiror pursuant to this Section 5.13(b) shall not exceed, as to all Indemnified Parties as a group, a sum equal to the Indemnification Cap, and Acquiror shall have no responsibility to the Indemnified Parties for the manner in which such sum is allocated among that group; (ii) a director or officer who would otherwise be a member of the Indemnified Parties under this Section 5.13(b) shall not be entitled to the benefits hereof unless such director or officer has executed a Joinder Agreement in the form of Schedule 5.13(b) hereto; and (iii) amounts otherwise required to be paid by Acquiror to the Indemnified Parties pursuant to this Section 5.13(b) shall be reduced by any amounts that such Indemnified Parties recover from any third party. For purposes of this Agreement, “Indemnification Cap” shall mean an amount equal to the sum of (i) $5,000,000 and (ii) the policy limits of the insurance coverage obtained by Acquiror in accordance with Section 5.13(c).

47

     Acquiror agrees that the Indemnification Cap limit set forth in this Section 5.13(b) shall not apply to any damages, liabilities, judgments and claims (and related expenses, including, without limitation, attorneys’ fees and amounts paid in settlement) insofar as they arise out of or are based upon the matters for which indemnification is provided in Section 5.21 hereof.
     (c) Insurance. Acquiror shall use its reasonable best efforts to obtain, or to cause the Acquiror Sub to obtain, for a period of two years after the Effective Time policies of directors’ and officers’ liability insurance covering the persons listed on Seller Disclosure Schedule 5.13(b) at no cost to the beneficiaries thereof with respect to the acts or omissions occurring prior to the Effective Time with substantially the same coverage and containing substantially similar provisions and conditions as existing policies; provided, however, that neither Acquiror nor Acquiror Sub shall be required to pay an aggregate premium for such insurance coverage in excess of 200% of the amount for such coverage set forth in Seller Disclosure Schedule 3.14 but in such case shall purchase as much coverage as reasonably practicable for such amount.
     (d) Subsequent Events. In the event that Acquiror or Acquiror Sub or any of their respective successors or assigns (i) consolidates with or merges into any other entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any entity, then, and in each such case, the surviving or purchasing entity and the successors and assigns of such entity shall assume the obligations set forth in Sections 5.13(b) and (c), which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each of the Indemnified Parties and the persons listed on Seller Disclosure Schedule 5.13(c), respectively, and shall survive the Closing of this Agreement.
     5.14 Takeover Laws; No Rights Triggered. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, each of Seller, Seller Subsidiary, Acquiror and Acquiror Sub and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement.
     5.15 Preparation of Registration Statement. The parties hereto shall jointly prepare as promptly as practicable a proxy statement to be mailed to the stockholders of Seller who are to vote upon this Agreement and the Parent Merger Documents in connection with the transactions contemplated hereby and to be part of the Registration Statement to be filed by Acquiror with the Commission pursuant to the 1933 Act with respect to the shares to be issued in connection with the Mergers. When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the time of the last stockholder meeting with respect to the transactions contemplated hereby, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by Acquiror and Acquiror Sub relating to Acquiror and Acquiror Sub and by Seller and Seller Subsidiary relating to Seller and the Seller Subsidiary, (i) will comply in all material respects with the provisions of the 1933 Act and the rules and regulations of the Securities and Exchange Commission thereunder and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be

48

stated therein or necessary to make the statements contained therein not misleading. Acquiror will advise Seller promptly after it receives notice thereof of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, of the issuance of any stop order, of the suspension of the qualification of the Acquiror Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the Commission for the amendment or supplement of the Registration Statement or for additional information.
     5.16 Affiliates. Prior to the Effective Time, Seller shall deliver to Acquiror a letter identifying all persons whom it believes to be “affiliates” of Seller for purposes of Rule 145(c) or Rule 144 (as applicable) under the 1933 Act (“Affiliates”). Seller shall use its best efforts to cause each person so identified to deliver to Acquiror prior to the Effective Time a written agreement in substantially the form of Schedule 5.16 hereto providing, among other things, that such person will not dispose of Acquiror Common Stock received in the Parent Merger except in compliance with the 1933 Act and the rules and regulations thereunder.
     5.17 Adjustment for Changes in Outstanding Shares. In the event that prior to the Effective Time the outstanding shares of Acquiror Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split or other like changes in the Acquiror’s capitalization, then an appropriate and proportionate adjustment shall be made in the number and kinds of shares of Acquiror Common Stock to be thereafter delivered in connection with the Parent Merger.
     5.18 Adoption of Accounting Policies. As soon as practicable after the satisfaction or waiver of all conditions to the Closing set forth in Article VI of this Agreement and at such time as consummation of the transactions contemplated by this Agreement seems reasonably assured and in any event prior to the Effective Time (unless this Agreement is terminated pursuant to Article VII hereof), Seller and the Seller Subsidiary shall, and shall cause Capital Bancorp Trust to, take any and all necessary or appropriate actions to adopt all Acquiror accounting procedures and policies (including, without limitation, those policies pertaining to charged-off and non-accrual assets); provided, however, that no such action taken by Seller or the Seller Subsidiary at the request of Acquiror pursuant to this section shall be deemed to be, or be deemed to cause, a breach of any representation or warranty made by Seller or the Seller Subsidiary herein.
     5.19 Covenant to Close. At such time as is deemed appropriate by the parties hereto or as otherwise set forth in this Agreement, and upon satisfaction or waiver of each of the conditions to Closing of the Mergers, the parties agree to take such actions as are reasonably necessary or appropriate to effect the Closing and the Mergers.
     5.20 Certain Agreements. As promptly as practicable after the date hereof (but no later than ten days of the date of this Agreement), Seller and Seller Subsidiary shall have each director of Seller and Seller Subsidiary who is not an employee of Seller or Seller Subsidiary, respectively, execute a Lock-Up and Non-Competition Agreement in substantially the form of Schedule 5.20-A hereto and have each executive officer of Seller and Seller Subsidiary who is also a director of Seller or Seller Subsidiary, respectively, execute a Lock-Up Agreement in substantially the form of Schedule 5.20-B hereto. On the Closing Date, Seller shall cause R.

49

Rick Hart to execute an employment agreement in substantially the form of Schedule 5.20-C hereto (the “Hart Employment Agreement”) and a termination and release agreement in substantially the form of Schedule 5.20-D hereto (the “Hart Termination Agreement”). On the Closing Date, Seller shall cause John W. Gregory, Jr. to execute an employment agreement in substantially the form of Schedule 5.20-E hereto (such employment agreement together with the Hart Employment Agreement are referred to herein collectively as the “Employment Agreements”) and a termination and release agreement in substantially the form of Schedule 5.20-F hereto (such termination and release agreement together with the Hart Termination Agreement are referred to herein collectively as the “Termination Agreements”).
     5.21 Hold Harmless. Acquiror will indemnify and hold harmless Seller, the Seller Subsidiary, each of the directors and officers and each person, if any, who controls Seller or the Seller Subsidiary within the meaning of the 1933 Act against any losses, claims, damages or liabilities, joint, several and solidary, to which they or any of them may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in any amendment or supplement thereto, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will pay or promptly reimburse such person for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such action or claim; provided, however, that Acquiror shall not be liable in any such case to the extent that any such loss, claim, damage or liability (or actions in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement or any such amendment or supplement in reliance upon and in conformity with information furnished to Acquiror by Seller or the Seller Subsidiary for use therein. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against Acquiror under this Section 5.21, notify Acquiror in writing of the commencement thereof. In case any such action shall be brought against any indemnified party and it shall notify Acquiror of the commencement thereof, Acquiror shall be entitled to participate therein; and to the extent that it shall wish to assume the defense thereof with counsel satisfactory to such indemnified party, and, after notice from Acquiror to such indemnified party of its election to so assume the defense thereof, Acquiror shall not be liable to such indemnified party under this Section 5.21 for any legal expenses of other counsel or of any other expenses subsequently incurred by such indemnified party.
     5.22 Seller Indebtedness. Acquiror will execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Corporation, at or prior to the Effective Time, one or more supplemental indentures and other instruments required for the due assumption of Seller’s (i) outstanding floating rate Junior Subordinated Debentures issued by Seller pursuant to the Indenture and (ii) obligations under the related Guarantee Agreement dated June 16, 2005.

50

ARTICLE VI
CLOSING CONDITIONS
     6.1 Conditions to the Parties’ Obligations under this Agreement. The respective obligations of the parties under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:
     (a) All necessary regulatory or governmental approvals and consents required to complete the Mergers shall have been obtained, all conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied, and all waiting periods in respect thereof shall have expired; and all notices, reports and other filings required to be made with any Governmental Entity in connection with the Parent Merger prior to the Effective Time by Acquiror or Seller or in connection with the Subsidiary Merger prior to the Effective Time by Acquiror Sub or Seller Subsidiary shall have been made and become final.
     (b) This Agreement and the Merger Documents shall have been duly adopted and approved by the requisite votes of the stockholders of Seller.
     (c) None of Seller, Seller Subsidiary, Acquiror or Acquiror Sub shall be subject to any statute, rule, regulation, injunction or other order or decree which shall have been enacted, entered, promulgated or enforced by any governmental or judicial authority which prohibits, restricts or makes illegal consummation of the Mergers or the other transactions contemplated hereby.
     (d) All consents or approvals of all persons (other than Governmental Entities) required for consummation of the Mergers shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Seller, Seller Subsidiary, Acquiror or Acquiror Sub.
     (e) The Registration Statement shall have become effective, and no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the Securities and Exchange Commission.
     (f) Acquiror and the stockholders of Seller shall have received an opinion of Phelps Dunbar LLP, which opinion shall be satisfactory in form and substance to Acquiror and Seller, to the effect that the Parent Merger when consummated in accordance with the terms hereof will constitute a reorganization within the meaning of Section 368(a) of the Code and that the exchange of Seller Common Stock to the extent exchanged for Acquiror Common Stock will not give rise to gain or loss to the stockholders of Seller with respect to such exchange.
     (g) The shares of Acquiror Common Stock issuable to the holders of Seller Common Stock in the Parent Merger shall have been approved for listing on the NASDAQ Global Select Market on or before the Closing Date, subject to official notice of issuance.
     (h) Acquiror and Seller shall have executed and delivered the Parent Merger Documents.

51

     (i) Acquiror Sub and Seller Subsidiary shall have executed and delivered the Subsidiary Merger Documents.
     (j) The Employment Agreements and the Termination Agreements shall have been fully executed and delivered.
     (k) Seller and Seller Subsidiary shall have amended, to the reasonable satisfaction of Acquiror, all options grants to, and Supplemental Executive Retirement Agreements (“SERPs”) with, each of R. Rick Hart and John W. Gregory, Jr. to provide (i) that the consummation of the transactions contemplated by this Agreement will not constitute a change in control of Seller under those options and SERPs, (ii) that the options and SERPs will fully vest benefits following termination of employment without Cause or resignation in connection with a Constructive Termination (each as defined in the Employment Agreements), and (iii) that upon a termination of employment without Cause or resignation in connection with a Constructive Termination, normal retirement benefits shall be payable under the SERPs commencing at the normal retirement age as defined therein.
     6.2 Conditions to the Obligations of Acquiror and Acquiror Sub under this Agreement. The obligations of Acquiror and Acquiror Sub under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by Acquiror (on behalf of itself and Acquiror Sub) to the extent permitted by law:
     (a) (i) Each of the obligations of Seller and Seller Subsidiary required to be performed by them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and (ii) the representations and warranties of Seller and Seller Subsidiary contained in this Agreement shall have been true and correct in all respects as of the date hereof and as of the Effective Time as though made at and as of the Effective Time (other than any representation or warranty which specifically relates to an earlier date shall be true and correct as of such date), and Acquiror shall have received certificates to that effect signed by the Presidents and Chief Executive Officers of Seller and Seller Subsidiary.
     (b) All permits, consents, waivers, clearances, approvals and authorizations of all Governmental Entities or third parties which are necessary in connection with the consummation of the Mergers shall have been obtained; and none of such permits, consents, waivers, clearances, approvals and authorizations shall contain any terms or conditions which are unacceptable to Acquiror, in its sole discretion.
     (c) Holders of the Seller Common Stock who dissent from the Parent Merger pursuant to Section 48-23-101 et seq. of the TCA by meeting the requirements set forth therein shall not hold more than 5% of the Seller Common Stock immediately prior to the Effective Time.
     (d) With respect to the Rights Agreement dated July 18, 2001 (the “Rights Agreement”) between Seller and Registrar and Transfer Company, Seller shall have redeemed for cash all but not less than all of the Rights (as defined in the Rights Agreement) in accordance

52

with Section 23 of the Rights Agreement on terms and conditions acceptable to the Acquiror, in its sole discretion.
     (e) Seller’s Board of Directors shall have adopted the corporate resolutions described in Section 5.13(a)(4) of this Agreement terminating the Seller 401(k) Plan effective as of the Closing Date.
     6.3 Conditions to the Obligations of Seller and Seller Subsidiary under this Agreement. The obligations of Seller and Seller Subsidiary under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by Seller (on behalf of itself and Seller Subsidiary) to the extent permitted by law:
     (a) (i) Each of the obligations of Acquiror and Acquiror Sub required to be performed by them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and (ii) the representations and warranties of Acquiror and Acquiror Sub contained in this Agreement shall have been true and correct in all respects as of the date hereof and as of the Effective Time as though made at and as of the Effective Time (other than any representation or warranty which specifically relates to an earlier date shall be true and correct as of such date), and Seller shall have received certificates to that effect signed by the Presidents and Chief Executive Officers of Acquiror and Acquiror Sub.
     (b) All permits, consents, waivers, clearances, approvals and authorizations of all Governmental Entities or third parties which are necessary in connection with the consummation of the Mergers shall have been obtained; and none of such permits, consents, waivers, clearances, approvals and authorizations shall adversely affect the Merger Consideration.
     (c) Three qualified people selected by Seller from its Board of Directors and reasonably acceptable to Acquiror shall be appointed to the Board of Directors of Acquiror on the Closing Date and three qualified people selected by Seller or Seller Subsidiary from the Seller Subsidiary’s Board of Directors and reasonably acceptable to Acquiror shall be appointed to the Board of Directors of Acquiror Sub on the Closing Date.
     (d) The shares of Acquiror Common Stock to be issued in connection with the transactions contemplated hereby shall have been approved for listing on the NASDAQ Global Select Market, and the Acquiror Common Stock shall not have been delisted from the NASDAQ Global Select Market nor shall proceedings have been instituted or initiated thereto.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER, ETC.
     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger Documents by the stockholders of Seller and Seller Subsidiary:
     (a) by mutual written consent of the parties hereto;

53

     (b) by Acquiror (on behalf of itself and Acquiror Sub) or Seller (on behalf of itself and Seller Subsidiary) (i) if the Effective Time shall not have occurred on or prior to September 30, 2007, unless approval by a Governmental Entity pursuant to Section 6.1(a) is pending and has not been finally resolved, in which event such date shall be automatically extended to December 31, 2007; or (ii) if a vote of the stockholders of Seller is taken and such stockholders fail to approve this Agreement and the Parent Merger Documents at the Special Meeting; unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party at or before the Effective Time or such vote, as the case may be;
     (c) by Acquiror (on behalf of itself and Acquiror Sub) or Seller (on behalf of itself and Seller Subsidiary) upon written notice to the other (i) 30 or more days after the date upon which any application for a regulatory or governmental approval necessary to consummate the Mergers and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable Governmental Entity, unless within such 30-day period a petition for rehearing or an amended application is filed or noticed, or 30 or more days after any petition for rehearing or amended application is denied; provided, however, that no party hereto shall have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; and in each case the time period for appeals and requests for reconsideration has run; or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final non-appealable order enjoining or otherwise prohibiting the consummation of the Mergers or the other transactions contemplated by this Agreement;
     (d) by Acquiror (on behalf of itself and Acquiror Sub) in writing if Seller or Seller Subsidiary has, or by Seller (on behalf of itself and Seller Subsidiary) in writing if Acquiror or Acquiror Sub has, breached (i) any covenant or undertaking contained herein, which breach would result in the failure to satisfy the closing condition set forth in Section 6.2(a) or 6.3(a), as the case may be, and such breach cannot be or has not been cured within 30 days after the giving of written notice of such breach to the non-terminating party, or (ii) any representation or warranty contained herein, which breach would result in the failure to satisfy the closing condition set forth in Section 6.2(a) or 6.3(a), as the case may be, and such breach cannot be or has not been cured within 30 days after the giving of written notice of such breach to the non-terminating party;
     (e) by Acquiror (on behalf of itself and Acquiror Sub) if (i) Seller shall have failed to make the Seller Recommendation in the Registration Statement, (ii) Seller shall have effected a change in the Seller Recommendation, (iii) Seller shall have breached its obligations under this Agreement by reason of a failure to call or convene the Special Meeting in accordance with Section 5.8, or (iv) Seller shall have approved or recommended, or proposed publicly to approve or recommend, any Acquisition Transaction;
     (f) by Acquiror (on behalf of itself and Acquiror Sub) if holders of more than 5% of Seller Common Stock exercise statutory rights of dissent and appraisal pursuant to Section 48-23-101 et seq. of the TCA;

54

     (g) by Seller (on behalf of itself and Seller Subsidiary) (i) in accordance with the terms and conditions of Section 5.3(c) or (ii) under the circumstances described in the proviso of Section 5.8;
     (h) by Acquiror (on behalf of itself and Acquirer Sub) if the FDIC and/or the TDFI shall have closed or ordered the closing of Seller Subsidiary; or
     (i) by Seller (on behalf of itself and Seller Subsidiary) upon the occurrence of both of the following events: (i) the Average Closing Price (as defined below) is less than $26.25, which is 85% of $30.88 (the price for a share of Acquiror Common Stock used to establish the Exchange Ratio) and (ii) (a) the number obtained by dividing the Average Closing Price by $30.88 (the “Acquiror Ratio”) is less than (b) the number obtained by dividing the Index Value (as defined below) on the Determination Date by the Index Value on the Starting Date minus .15 (the “Index Ratio”).
     “Average Closing Price” means the average of the per share closing prices of shares of Acquiror Common Stock as reported on the NASDAQ Global Select Market for the 20 consecutive full trading days ending on (and including) the Determination Date.
     “Determination Date” means that certain date which is the eighth Business Day prior to the Closing Date.
     “Index Value” on a given date shall mean the index value for the NASDAQ Bank Index as reported by Bloomberg, L.P.
     “Starting Date” means December 21, 2006.
     Notwithstanding anything to the contrary herein, if Seller (on behalf of itself and Seller Subsidiary) terminates this Agreement pursuant to Section 7.1(i), then Acquiror, at its option, upon written notice to Seller within 15 days of its receipt of Seller’s notice of termination pursuant to Section 7.1(i), may adjust the Exchange Ratio to be equal to the lesser of (i) a number (rounded to four decimals) equal to a quotient, the numerator of which is the product of $26.25 multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price, and (ii) a number (rounded to four decimals) equal to a quotient, the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Acquiror Ratio. If Acquiror makes an election contemplated by the preceding sentence, within such 15 day period, it shall give prompt written notice to Seller of such election and the revised Exchange Ratio, whereupon Seller’s notice of termination pursuant to Section 7.1(i) shall be deemed withdrawn and of no force and effect from and after the date of Acquiror’s notice pursuant to this paragraph and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 7.1(i).
     7.2 Effect of Termination. In the event of termination of this Agreement by either Acquiror or Seller as provided above, this Agreement shall forthwith become void (other than Sections 5.6(b), this Section 7.2, Section 7.4 and Article VIII hereof, which shall remain in full force and effect), and there shall be no further liability on the part of the parties or their

55

respective officers or directors except for the liability of the parties under Sections 5.6(b), 7.4 and 8.1 hereof and except for liability for any willful breach of any covenant, undertaking, representation or warranty in this Agreement giving rise to such termination.
     7.3 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the Parent Merger, whether before or after approval thereof by the stockholders of Seller, the parties may (a) amend this Agreement and the Merger Documents; (b) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or (d) waive compliance with any of the agreements or conditions contained herein (other than required stockholder and regulatory approval); provided, however, that after any approval of the Parent Merger by the stockholders of Seller, there may not be, without further approval of such stockholders, any amendment or waiver of this Agreement or the Parent Merger Documents which (i) modifies either the amount or the form of the Merger Consideration to be delivered to stockholders of Seller (for the avoidance of doubt, excluding adjustments in the Exchange Ratio pursuant to Section 2.1(a)(viii) and Section 7.1 of this Agreement), or (ii) is reasonably likely to materially delay or jeopardize receipt of any required regulatory approvals or materially impair or prevent the satisfaction of any other condition to the obligations of Acquiror, Acquiror Sub, Seller or Seller Subsidiary set forth in Sections 6.1, 6.2 and 6.3 hereof or may materially delay the Effective Time. This Agreement and the Merger Documents may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and which has been authorized by or under the direction of its Board of Directors; but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
     7.4 Termination Fees.
     (a) In the event that (A) a Pre-Termination Takeover Proposal Event (as defined in subsection (c)) shall occur after the date of this Agreement and thereafter this Agreement is terminated by either Acquiror or Seller pursuant to Section 7.1(b)(ii) or by Acquiror pursuant to Section 7.1(d) as a result of a willful breach by Seller or Seller Subsidiary and (B) prior to the date that is 12 months after the date of such termination Seller consummates an Acquisition Proposal, then Seller shall, on the date such Acquisition Proposal is consummated, pay Acquiror a fee equal to $5,000,000 by wire transfer of same-day funds.
     (b) In the event that this Agreement is terminated by Acquiror pursuant to Section 7.1(e) or by Seller pursuant to Section 7.1(g), then concurrently with such termination, Seller shall pay to Acquiror a fee equal to $5,000,000 by wire transfer of same-day funds, and such termination shall not be deemed effective hereunder until receipt by Acquiror of such fee. For the avoidance of doubt, if Seller fails to hold the Special Meeting, fails to make the Seller Recommendation, or withdraws, modifies or changes the Seller Recommendation either as a result of an Acquisition Proposal that has not been withdrawn or otherwise, and this Agreement is terminated by Acquiror pursuant to Section 7.1(e) or by Seller pursuant to Section 7.1(g), then

56

Seller shall pay the $5,000,000 fee as provided in this Section 7.4(b). In no event shall Seller be required to pay a $5,000,000 fee under both this Section 7.4(b) and Section 7.4(a).
     (c) For purposes of this Section 7.4, a “Pre-Termination Takeover Proposal Event” shall be deemed to occur if, prior to the event giving rise to the right to terminate this Agreement, an Acquisition Proposal shall have been made known to the senior management or board of directors of Seller or has been made directly to its stockholders generally or any person reasonably qualified to consummate an Acquisition Proposal shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, and such Acquisition Proposal or public announcement shall not have been irrevocably withdrawn not less than five Business Days prior to the Special Meeting with respect to a termination pursuant to Section 7.1(b)(ii) or the date of termination with respect to a termination pursuant to Section 7.1(d). Seller acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Acquiror would not enter into this Agreement; accordingly, if Seller fails promptly to pay the amount due pursuant to this Section 7.4 and, in order to obtain such payment, Acquiror commences a suit which results in a judgment against Seller for the fee set forth in this Section 7.4, Seller shall pay to Acquiror its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit.
ARTICLE VIII
MISCELLANEOUS
     8.1 Expenses. Except as provided in Section 7.4, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting, investment banking and printing expenses) shall be borne by the party incurring such costs and expenses, provided that Acquiror and Seller shall each bear one-half of all costs of printing, mailing and filing the Registration Statement and all filing and similar fees relating to the Mergers.
     8.2 Survival The respective representations, warranties and covenants of the parties to this Agreement shall not survive (i) the Effective Time or (ii) the termination of this Agreement, but shall terminate as of the Effective Time or such termination, respectively, except for the provisions of (i) Article II, Sections 2.8, 5.13 and 5.21 and this Article VIII which shall survive the Effective Time, and (ii) Sections 5.6(b), 5.6(c), 7.4 and this Article VIII which shall survive such termination, respectively.
     8.3 Notices All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by overnight express or by facsimile, or sent by registered or certified mail, postage prepaid, addressed as follows:
     (a) If to Acquiror or Acquiror Sub, to:
Renasant Corporation
209 Troy Street
Tupelo, Mississippi 38801
Attention: E. Robinson McGraw

57

Facsimile: (662) 680-1230
Copy (which shall not constitute notice) to:
Phelps Dunbar LLP
20th Floor
365 Canal Street
New Orleans, Louisiana 70130
Attention: Mark A. Fullmer
Facsimile: (504) 568-9130
     (b) If to Seller or Seller Subsidiary, to:
Capital Bancorp, Inc.
1820 West End Avenue
Nashville, Tennessee 37203
Attention: R. Rick Hart
Facsimile: (615) 321-2126
Copy (which shall not constitute notice) to:
Powell Goldstein
One Atlantic Center – 14th Floor
1201 West Peachtree Street, N.W.
Atlanta, GA 30309
Attention: Walter G. Moeling, IV
Facsimile: (404) 572-6999
or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.
     8.4 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party and, except as otherwise expressly provided in Sections 2.8, 5.13(a)(2), 5.13(a)(3), 5.13(b), 5.13(c) and 5.21, that nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.
     8.5 Complete Agreement. This Agreement and the Plans of Merger, including the documents and other writings referred to herein or therein or delivered pursuant hereto or thereto, including the confidentiality agreement by and between the Seller and Acquiror dated August 30, 2006, contain the entire agreement and understanding of the parties with respect to the subject matter hereof and shall supersede all prior agreements and understandings by and

58

among the parties, both written and oral, with respect to such subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings by and among the parties other than those expressly set forth herein or therein.
     8.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.
     8.7 Governing Law. This Agreement shall be governed by the laws of the State of Mississippi, without giving effect to the principles of conflicts of laws thereof except for matters relating to the corporate attributes of Seller and Seller Subsidiary, the respective rights and duties of the directors, officers and shareholders, in such capacities, of Seller and Seller Subsidiary, the procedures for consummating the Parent Merger in the State of Tennessee and the Subsidiary Merger in the State of Tennessee, the corporate authority and capacity of Seller and Seller Subsidiary and the effects of the Mergers shall be governed by, and construed in accordance with the TCA with regard to conflict of laws principles thereunder.
     8.8 Interpretation. When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section, exhibit or schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
     8.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. The parties agree to waive any requirements for the securing or posting of any bond in connection with any remedy described in this Section 8.9.
[The remainder of this page intentionally left blank.]

59

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

RENASANT CORPORATION
By:
E. Robinson McGraw, President and Chief
Executive Officer

RENASANT BANK
By:
E. Robinson McGraw, President and Chief
Executive Officer

CAPITAL BANCORP, INC.
By:
	Name:	R. Rick Hart
	Title:	President and Chief Executive Officer

CAPITAL BANK & TRUST COMPANY
By:
	Name:	R. Rick Hart
	Title:	President and Chief Executive Officer

60

INDEX OF DEFINED TERMS

Defined
In
Term	Section No.
Acquiror	First paragraph
Acquiror Common Stock	2.1(a)(i)
Acquiror Disclosure Schedule	First sentence Article IV
Acquiror Material Adverse Effect	4.1(a)
Acquiror Ratio	7.1(i)
Acquiror Sub	First paragraph
Acquisition Proposal	5.3(a)
Acquisition Transaction	5.3(a)
ADA	3.8(b)
ADEA	3.8(b)
Affiliates	5.16
Agreement	First paragraph
Average Closing Price	7.1
Business Day	1.2
Capital Bancorp Trust	3.1(b)
Cash Consideration	2.1(a)(i)
Cash Election	2.1(a)(iii)
Cash Election Shares	2.1(a)(vii)
Change in the Seller Recommendation	5.3(c)
Claims	5.13(b)
Closing	1.2
Closing Date	1.2
Code	2.1(a)(viii)
Combination Election	2.1(a)(iii)
Commission	3.10
Costs	5.13(b)
CRA	3.28
delivered to Acquiror	First paragraph of Article III
delivered to Seller	First paragraph of Article IV
Determination Date	7.1
Dissenting Stockholder	2.3
Effective Time	1.2
Election Deadline	2.1(a)(iv)
Environmental Law	3.15
Employee Stock Purchase Plan	2.8(a)
Employees	3.8(a)
Employer	5.13(a)(1)
Employment Agreements	5.20
Environmental Law	3.15

61

Defined
In
Term	Section No.
ERISA	3.8(a)
ERISA Plan	3.8(b)
Exchange Agent	2.2(a)
Exchange Fund	2.2(e)
Exchange Ratio	2.1(a)(i)
FDIA	3.12
FDIC	3.3(b)
FLMA	3.8(b)
FRB	3.3(b)
Form of Election	2.1(a)(iii)
GAAP	3.4(b)
Governmental Entity	1.2
Hart Employment Agreement	5.20
Hart Termination Agreement	5.20
Hazardous Substance	3.15
HIPAA	3.8(b)
Indemnification Cap	5.13(b)
Indemnified Parties	5.13(b)
Indenture	3.2(b)
Index Ratio	7.1(i)
Index Value	7.1
Intellectual Property	3.27(a)
IRS	3.7(a)
Loan Portfolio Properties and Other Properties Owned	3.15
made available to Acquiror	First paragraph of Article III
made available to Seller	First paragraph of Article IV
Maximum Cash Election Number	2.1(a)(ii)
Maximum Stock Election Number	2.1(a)(ii)
MBCA	1.1(a)
MCB	1.2
Mergers	1.1(b)
Merger Consideration	2.1(a)(i)
Merger Documents	1.2
Minimum Cash Election Number	2.1(a)(ii)
Minimum Stock Election Number	2.1(a)(ii)
Notice	5.3(a)
Outstanding Seller Stock Options	2.8(a)
Parent Merger	1.1(a)
Parent Merger Documents	1.2
party/parties	First paragraph
Pension Plan	3.8(a)
Pre-Termination Takeover Proposal Event	7.4(c)
Price Per Share	2.1(a)(i)
Proceeding	5.13(b)

62

Defined
In
Term	Section No.
provide to Acquiror	First paragraph of Article III
provide to Seller	First paragraph of Article IV
Qualified Seller Plan	3.8(a)
Registration Statement	3.10
Representative	2.1(a)(iii)
Returns	3.7(a)
Rights Agreement	6.2(d)
Risk Management Instruments	3.20
Seller	First paragraph
Seller 401(k) Plan	5.13(a)(4)
Seller Acquisition Agreement	5.3(c)
Seller Agreement	3.13(a)
Seller Common Stock	2.1
Seller Disclosure Schedule	First sentence Article III
Seller Material Adverse Effect	3.1(a)
Seller Plans	3.8(a)
Seller Recommendation	5.8
Seller Subsidiary	First paragraph
Seller Subsidiary Common Stock	2.7
Seller Stock Certificate	2.2(f)
Seller Stock Plans	2.8(a)
Software	3.27(a)
Special Meeting	5.8
Starting Date	7.1
Stock Consideration	2.1(a)(i)
Stock Election	2.1(a)(iii)
Stock Election Shares	2.1(a)(vii)
Stock Option Plan	2.8(a)
Subsidiary Merger	1.1(b)
Subsidiary Merger Documents	1.2
Subsidiary Surviving Corporation	1.1(b)
Subsidiaries	3.1(b)
Superior Proposal	5.3(a)
Surviving Corporation	1.1(a)
Takeover Laws	3.3(c)
Taxes	3.7(c)
TCA	1.1(a)
TDFI	1.2
Termination Agreements	5.20
to the Knowledge of Acquiror	First paragraph of Article IV
to the Knowledge of Seller	First paragraph of Article III
Transferred Employees	5.13(a)(1)
1933 Act	3.9(a)
1934 Act	3.9(a)

63

EXHIBIT A
PARENT MERGER DOCUMENTS
Exhibit A

PLAN OF MERGER
     This Plan of Merger (“Articles of Merger”) is dated as of                     , 2007, by and between Renasant Corporation, a Mississippi corporation (“Acquiror”), and Capital Bancorp, Inc., a Tennessee corporation (“Seller”). Each of Acquiror and Seller is a “party” to this Agreement, and one or more of them are “parties” hereto, as the context may require.
W I T N E S S E T H:
     WHEREAS, Acquiror and Seller have entered into an Agreement and Plan of Merger, dated February 5, 2007 (the “Merger Agreement”); and
     WHEREAS, pursuant to the Merger Agreement and these Articles of Merger, and subject to the terms and conditions set forth therein and herein, Seller shall be merged with and into Acquiror, with Acquiror being the surviving corporation in such merger.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Merger Agreement, the parties hereto do mutually agree as follows:
ARTICLE I
DEFINITIONS
     Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:
     “Effective Time” shall mean the date and time at which the Merger contemplated by these Articles of Merger becomes effective as provided in Section 2.2 of these Articles of Merger.
     “Merger” shall refer to the merger of Seller with and into Acquiror as provided in Section 2.1 of these Articles of Merger.
     “Merging Corporations” shall mean Acquiror and Seller.
     “Seller Common Stock” shall mean the common stock, no par value, of Seller.
     “Seller Dissenting Shares” shall mean the shares of Seller Common Stock as to which dissenters’ rights have been asserted and duly perfected in accordance with Section 48-23-101 et seq. of the TCA (as defined in Section 2.1) and not effectively withdrawn.
     “Stockholder Meeting” shall mean the meeting of the stockholders of Seller held pursuant to Section 5.8 of the Merger Agreement.
     “Surviving Corporation” shall mean Acquiror as the surviving corporation of the Merger.
Exhibit A – Page 1

ARTICLE II
TERMS OF THE MERGER
     2.1 THE MERGER. Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time, Seller shall be merged with and into Acquiror pursuant to and in accordance with the Tennessee Code Annotated (the “TCA”) and the Mississippi Business Corporation Act (the “MBCA”). Acquiror shall be the Surviving Corporation in the Merger and shall continue to be governed by the laws of the State of Mississippi. At the Effective Time, the separate existence and corporate organization of Seller shall cease, and all right, title and interest in and to all real estate and other property owned by each of the Merging Corporations shall be allocated to and shall be vested in Acquiror as the Surviving Corporation, without reversion or impairment, without further act or deed and without any transfer or assignment having occurred (but subject to any existing liens or other encumbrances thereon), and all liabilities and obligations of the Merging Corporations shall be allocated to and shall be vested in Acquiror as the Surviving Corporation, as the primary obligor therefor, and, except as set forth in the Merger Agreement, no other person shall be liable therefor, and all proceedings pending by or against any of the Merging Corporations shall be continued by or against the Surviving Corporation, and all liabilities, obligations, assets or rights associated with such proceedings shall be allocated to and vested the Surviving Corporation.
     2.2 EFFECTIVE TIME. The Merger shall become effective on                     , 2007 at 12:01 A.M. (Central Standard Time) when these Articles of Merger are filed with the Secretary of State of the State of Mississippi pursuant to Section 79-4-11.06 of the MBCA and the Articles of Merger are filed with the Secretary of State of Tennessee pursuant to Section 48-21-107 of the TCA.
     2.3 NAME OF THE SURVIVING CORPORATION. The name of the Surviving Corporation shall be “Renasant Corporation.”
     2.4 ARTICLES OF INCORPORATION. On and after the Effective Time, Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of Acquiror until amended in accordance with applicable law.
     2.5 BYLAWS. On and after the Effective Time, the Bylaws of the Surviving Corporation shall be the Bylaws of Acquiror until amended in accordance with applicable law.
ARTICLE III
CONVERSION OF SHARES
     3.1 CONVERSION OF SHARES. All of the shares of Acquiror issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Effective Time and shall be unaffected by the Merger. The manner and basis of converting the Seller Common Stock upon consummation of the Merger shall be as follows:
     (a) At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Seller or the holders of Seller Common Stock:
Exhibit A – Page 2

(i)	Subject to the other provisions of this Section 3.1, each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time (excluding any treasury shares, shares held by Acquiror or any of the subsidiaries of Acquiror or Seller (other than in a fiduciary capacity) and shares held by Dissenting Stockholders (as defined below)) shall be converted into the right to receive the Merger Consideration. The “Merger Consideration” shall mean, depending on the election and proration provisions of this Section 3.1(a), either (a) cash in the amount of the Price Per Share (as defined below), without interest (the “Cash Consideration”) or (b) a share of Acquiror Common Stock (as defined below), rounded to the nearest four decimals, equal to the Exchange Ratio (the “Stock Consideration”). As used herein, the term “Price Per Share” equals $38.00, the term “Exchange Ratio” equals 1.2306 and the term “Acquiror Common Stock” means the common stock, $5.00 per share par value, of the Acquiror.

(ii)	The number of shares of Seller Common Stock to be converted into the right to receive Cash Consideration shall not be less than 35% of the number of shares of Seller Common Stock outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to clause (x) of this Section 3.1(a)) (the “Minimum Cash Election Number”) and shall not be greater than 40% of the number of shares of Seller Common Stock outstanding immediately prior to the Effective Time (excluding shares to be converted pursuant to clause (x) of this Section 3.1(a)) (the “Maximum Cash Election Number”). For purposes of determining both the Minimum Cash Election Number and Maximum Cash Election Number, Dissenting Stockholders shall be deemed to have made a Cash Election (as defined below) unless such Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) their right to payment as dissenting shareholders under the TBCA at or prior to the Effective Time. The number of shares of Seller Common Stock to be converted into the right to receive Stock Consideration shall be not less than 60% of the number of shares of Seller Common Stock outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to clause (x) of this Section 3.1(a)) (the “Minimum Stock Election Number”) and not greater than 65% of the number of shares of Seller Common Stock outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to clause (x) of this Section 3.1(a)) (the “Maximum Stock Election Number”).

(iii)	Subject to the proration and election procedures set forth in this Section 3.1(a), each holder of record of shares of Seller Common Stock (excluding any treasury shares, shares held by Acquiror or any of the subsidiaries of Acquiror or Seller (other than in a fiduciary capacity) and shares held by Dissenting Stockholders) will be entitled to elect to receive (a) Cash Consideration for all such shares (a “Cash Election”), (b) Stock Consideration for all of such shares (a “Stock Election”) or (c) Cash
Exhibit A – Page 3

Consideration for 40% of such shares and Stock Consideration for 60% of such shares (a “Combination Election”). All such elections shall be made on a form designed for that purpose prepared by Acquiror and reasonably acceptable to Seller (a “Form of Election”). The Form of Election will include appropriate stock certificate transmittal materials which transmittal materials shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon delivery of a certificate or certificates representing shares of Seller Common Stock to the Exchange Agent (as defined below) and instructions for use in effecting the surrender to the Exchange Agent of certificates of Seller Common Stock in exchange for the Merger Consideration. Holders of record of shares of Seller Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Seller Common Stock held by each such Representative for a particular beneficial owner.
(iv)	Acquiror and Seller shall mail the Form of Election (including the stock certificate transmittal materials) to all Persons who are holders of record of Seller Common Stock on the record date for the Special Meeting, on a date that is not less than 20 Business Days prior to the Effective Time, and thereafter Acquiror and Seller shall each use its reasonable efforts to make the Form of Election available to all Persons who become holders of Seller Common Stock subsequent to such day and no later than the close of business on the fifth Business Day prior to the Effective Time. A Form of Election must be received by the Exchange Agent in the manner described below no later than by the close of business on the Business Day which is four Business Days immediately prior to the Effective Time (the “Election Deadline”) in order to be effective. All elections will be irrevocable. As used herein “Special Meeting” shall mean the special meeting of the shareholders of Seller to approve the Merger Agreement, these Articles of Merger and the Merger.

(v)	Elections shall be made by holders of Seller Common Stock by mailing or otherwise delivering to the Exchange Agent, in a manner acceptable to Acquiror, a Form of Election. “Exchange Agent” shall mean the person mutually acceptable to Acquiror and Seller who is selected to act as exchange agent to perform the services specified in the Merger Agreement. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent. The Form of Election shall be deemed properly completed only if accompanied by one or more certificates representing all shares of Seller Common Stock covered by such Form of Election, together with duly executed transmittal materials included with the Form of Election. Acquiror will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted and to disregard immaterial defects in
Exhibit A – Page 4

Forms of Election. The decision of Acquiror (or the Exchange Agent) in such matters shall be conclusive and binding. Neither Acquiror nor the Exchange Agent will be under any obligation to notify any Person of any defect in a Form of Election.
(vi)	A holder of Seller Common Stock who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline shall be deemed to have made a Combination Election. If Acquiror or the Exchange Agent shall determine that any purported Cash Election or Stock Election was not properly made, such purported Cash Election or Stock Election shall be deemed to be of no force and effect and the holder of shares of Seller Common Stock making such purported Cash Election or Stock Election shall for purposes hereof be deemed to have made a Combination Election.

(vii)	All shares of Seller Common Stock which are subject to Cash Elections are referred to herein as “Cash Election Shares.” All shares of Seller Common Stock which are subject to Stock Elections are referred to herein as “Stock Election Shares.” If, after the results of the Forms of Election are calculated, the number of shares of Seller Common Stock to be converted into shares of Acquiror Common Stock exceeds the Maximum Stock Election Number, the Exchange Agent shall, after the Election Deadline but prior to the Effective Time, determine the number of Stock Election Shares which must be redesignated as Cash Election Shares in order to reduce the number of such shares to the Maximum Stock Election Number. All holders who have Stock Election Shares shall, on a pro rata basis, have such number of their Stock Election Shares redesignated as Cash Election Shares so that the Maximum Stock Election Number and the Minimum Cash Election Number are achieved. If, after the results of the Forms of Election are calculated, the number of shares of Seller Common Stock to be converted into cash exceeds the Maximum Cash Election Number, the Exchange Agent shall, after the Election Deadline but prior to the Effective Time, determine the number of Cash Election Shares which must be redesignated as Stock Election Shares in order to reduce the amount of such cash to the Maximum Cash Election Number. All holders who have Cash Election Shares shall, on a pro rata basis, have such number of their Cash Election Shares redesignated as Stock Election Shares so that the Maximum Cash Election Number and the Minimum Stock Election Number are achieved. Notwithstanding the foregoing, no redesignation shall be effected for a holder who has made a Cash Election but, as a result of such redesignation, would receive fewer than 10 shares of Acquiror Common Stock in exchange for all of such holder’s shares of Seller Common Stock. In this event, the Cash Election Shares of the remaining holders of shares of Seller Common Stock shall be redesignated on a pro rata basis to achieve the Maximum Cash Election Number and the Minimum Stock Election Number. Holders who make Combination Elections will not be subject to the redesignation procedures described
Exhibit A – Page 5

herein. Dissenting Stockholders who are deemed to have made Cash Elections shall not be subject to the redesignation procedure described herein. Acquiror or the Exchange Agent shall make all computations contemplated by this Section 3.1(a) and all such computations shall be conclusive and binding on the holders of Seller Common Stock.
(viii)	It is the intent of the parties that the Parent Merger qualify as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”). In order to qualify as a reorganization under Section 368 of the Code, the Parent Merger must satisfy the Continuity of Interest requirement set forth in Treasury Regulation Section 1.368-1(e). If after the Exchange Agent completes the redesignation procedures set forth in Section 2.1(a)(vii) (or if there is no redesignation required by the Exchange Agent after the Exchange Agent notifies the parties that redesignation is not required), the Acquiror determines that the value of Acquiror Common Stock included in the Merger Consideration will not be sufficient to satisfy the Continuity of Interest requirement, then Acquiror shall increase the Exchange Ratio and decrease the Price Per Share to the extent Acquiror deems necessary to meet the Continuity of Interest requirement. The adjustment of the Exchange Ratio and the Price Per Share by Acquiror under this Section 2.1(a)(viii) shall be conclusive and binding on the parties to this Agreement. For purposes of this Section 2.1(a)(viii), the Continuity of Interest requirement is agreed to be at least 40% continuity.

(ix)	After the redesignation procedure, if any, set forth in Sections 3.1(a)(vii) and (viii), respectively, are completed, all Cash Election Shares and 40% of the shares of Seller Common Stock which are subject to Combination Elections shall be converted into the right to receive the Cash Consideration, and all Stock Election Shares and 60% of the shares of Seller Common Stock which are subject to Combination Elections shall be converted into the right to receive the Stock Consideration. Such certificates previously evidencing shares of Seller Common Stock shall be exchanged for (a) certificates evidencing the Stock Consideration, or (b) the Cash Consideration, multiplied in each case by the number of shares previously evidenced by the cancelled certificate, upon the surrender of such certificates to the Exchange Agent, without interest. Notwithstanding the foregoing, however, no fractional shares of Acquiror Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 3.1(b).

(x)	Each share of Seller Common Stock held in the treasury of Seller and each share of Seller Common Stock owned by Acquiror or any subsidiary of Acquiror or Seller (other than in a fiduciary capacity) immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof, and no payment shall be made with respect thereto.
Exhibit A – Page 6

     (b) No certificates or scrip representing fractional shares of Acquiror Common Stock will be issued as a result of the Merger. In lieu of the issuance of fractional shares pursuant to Section 3.1(a) of this Agreement, cash adjustments (without interest) will be paid to the holder of Seller Common Stock in respect of any fraction of a share of Acquiror Common Stock that would otherwise be issuable to such holder of Seller Common Stock, and the amount of such cash adjustment shall be determined by multiplying the fraction of a share of Acquiror Common Stock otherwise issuable by the average of the closing price of one share of Acquiror Common Stock for the 10 trading days immediately preceding the last trading day immediately prior to the Closing Date as reported by the NASDAQ Global Select Market, and no such holder shall be entitled to dividends, voting rights or any other right of stockholders in respect of any fractional share.
     3.2 EXCHANGE OF CERTIFICATES FOR STOCK AND/OR CASH. After the Effective Time, each holder of a certificate previously representing outstanding shares of Seller Common Stock shall surrender and exchange such certificates for the Merger Consideration in the manner provided in Section 2.2 of the Merger Agreement.
     3.3 DISSENTING SHARES. No outstanding share of Seller Common Stock as to which the holder has exercised dissenters rights under the TCA and did not vote for the adoption of the Merger Agreement and these Articles of Merger shall be converted into or represent a right to receive the Merger Consideration, and the holder thereof (such holder, a “Dissenting Stockholder”) shall be entitled only to such rights as are granted by the TCA. If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of the Seller Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of the Merger Agreement and these Articles of Merger as if such holder had made a Combination Election. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of the Seller Common Stock of such holder shall be converted, on a share-by-share basis, into the right to receive the Merger Consideration in accordance with the applicable provisions of the Merger Agreement and these Articles of Merger as if such holder had made a Combination Election.
ARTICLE IV
MISCELLANEOUS
     4.1 CONDITIONS PRECEDENT. The respective obligations of each party under these Articles of Merger shall be subject to the satisfaction, or waiver by the party permitted to do so, of the conditions set forth in Article VI of the Merger Agreement.
     4.2 TERMINATION. These Articles of Merger shall be terminated automatically without further act or deed of either of the parties hereto in the event of the termination of the Merger Agreement in accordance with Article VII thereof.
     4.3. AMENDMENTS. To the extent permitted by the MBCA and the TCA, these Articles of Merger may be amended by a subsequent writing signed by each of the parties hereto upon the approval of the Board of Directors of each of the parties hereto; provided, however, that
Exhibit A – Page 7

the provisions of Article III of these Articles of Merger relating to the consideration to be paid for the shares of Seller Common Stock shall not be amended after the Stockholder Meeting so as to modify either the amount or the form of such consideration (for the avoidance of doubt, excluding adjustments to the Exchange Ratio pursuant to Section 3.1(a)(viii) above and Section 7.1 of the Merger Agreement) or to otherwise materially adversely affect the stockholders of Seller without the approval of the stockholders of Seller.
     4.4 SUCCESSORS. These Articles of Merger shall be binding on the successors of Acquiror and Seller.
     IN WITNESS WHEREOF, Acquiror and Seller have caused this Plan of Merger to be executed by their duly authorized officers as of the day and year first above written.

RENASANT CORPORATION
By:
E. Robinson McGraw, President and Chief
Executive Officer

CAPITAL BANCORP, INC.
By:
R. Rick Hart, President and Chief Executive
Officer
Exhibit A – Page 8

ARTICLES OF MERGER
OF
CAPITAL BANCORP, INC.
WITH AND INTO
RENASANT CORPORATION
(UNDER SECTION 48-21-107 OF THE TENNESSEE ANNOTATED CODE)
     In accordance with the provisions of Section 48-21-107 of the Tennessee Business Corporation Act (the “Act”), Capital Bancorp, Inc., a Tennessee corporation (“Bancorp”), and Renasant Corporation, a Mississippi corporation (the “Company”), collectively referred to herein as the “Merging Corporations”, hereby adopt the following Articles of Merger for the purpose of merging Bancorp with and into the Company.
     1. The Agreement and Plan of Merger that has been approved by each of the Merging Corporations in the manner prescribed by the Act is set forth in Appendix A attached hereto and is incorporated for all purposes into these Articles of Merger.
     2. Approval of the Agreement and Plan of Merger by the shareholders of Bancorp is required by the Act. The Agreement and Plan of Merger was approved at a duly called special meeting of the shareholders of Bancorp on                     , 2007, by the affirmative vote of a majority of all of the votes entitled to be cast.
     3. Approval of the Agreement and Plan of Merger by the shareholders of the Company is not required by the applicable laws of the State of Mississippi. The Board of Directors of the Company approved the Agreement and Plan of Merger on                     , 2007.
     4. The Merger shall be effective on                     , 2007 at 12:01 A.M. (Central Standard Time) when these Articles of Merger are filed with the Secretary of State of the State of Tennessee.
Dated as of                     , 2007

RENASANT CORPORATION
By:
E. Robinson McGraw, President and
Chief Executive Officer

CAPITAL BANCORP, INC.
By:
R. Rick Hart, President and Chief
Executive Officer

Exhibit A – Page 9

EXHIBIT B
SUBSIDIARY MERGER DOCUMENTS
Exhibit B

PLAN OF MERGER
     This Plan of Merger (“Plan of Merger”) is dated as of                     , 2007, by and between Renasant Bank, a Mississippi banking association (“Acquiror Sub”), and Capital Bank & Trust Company, a Tennessee banking association (“Seller Subsidiary”). Each of Acquiror Sub and Seller Subsidiary is a “party” to this Agreement, and one or more of them are “parties” hereto, as the context may require.
W I T N E S S E T H:
     WHEREAS, Renasant Corporation, a Mississippi corporation, Acquiror Sub, Capital Bancorp, Inc., a Tennessee corporation, and Seller Subsidiary have entered into an Agreement and Plan of Merger, dated February 5, 2007 (the “Merger Agreement”); and
     WHEREAS, pursuant to the Merger Agreement and this Plan of Merger, and subject to the terms and conditions set forth therein and herein, Seller Subsidiary shall be merged with and into Acquiror Sub, with Acquiror Sub being the surviving corporation in such merger.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Merger Agreement, the parties hereto do mutually agree as follows:
ARTICLE I
DEFINITIONS
     Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:
     “Effective Time” shall mean the date and time at which the Merger contemplated by this Plan of Merger becomes effective as provided in Section 2.2 of this Plan of Merger.
     “Merger” shall refer to the merger of Seller Subsidiary with and into Acquiror Sub as provided in Section 2.1 of this Plan of Merger.
     “Merging Corporations” shall mean Acquiror Sub and Seller Subsidiary.
     “Seller Subsidiary Common Stock” shall mean the common stock, par value $4.00, of Seller Subsidiary.
     “Surviving Corporation” shall mean Acquiror Sub as the surviving corporation of the Merger.
Exhibit B – Page 1

ARTICLE II
TERMS OF THE MERGER
     2.1 THE MERGER. Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time, Seller Subsidiary shall be merged with and into Acquiror Sub pursuant to and in accordance with the Tennessee Code Annotated (“TCA”) and the applicable provisions of the Mississippi Banking Laws. Acquiror shall be the Surviving Corporation in the Merger and shall continue to be governed by the laws of the State of Mississippi. At the Effective Time, the Merger shall have the effects set forth in Miss. Code Ann. Section 81-5-85 and the separate existence and corporate organization of Seller Subsidiary shall cease, and all right, title and interest in and to all real estate and other property owned by each of the Merging Corporations shall be allocated to and shall be vested in Acquiror as the Surviving Corporation, without reversion or impairment, without further act or deed and without any transfer or assignment having occurred (but subject to any existing liens or other encumbrances thereon), and all liabilities and obligations of the Merging Corporations shall be allocated to and shall be vested in Acquiror Sub as the Surviving Corporation, as the primary obligor therefor, and, except as set forth in the Merger Agreement, no other person shall be liable therefor, and all proceedings pending by or against any of the Merging Corporations shall be continued by or against the Surviving Corporation, and all liabilities, obligations, assets or rights associated with such proceedings shall be allocated to and vested the Surviving Corporation.
     2.2 EFFECTIVE TIME. The Merger shall become effective on ___, 2007 at 12:05 A.M. (Central Standard Time) as stated in the Articles of Merger certified, signed and acknowledged in the manner required by law and filed in the Office of the Commissioner of the Department of Banking and Consumer Finance (“MDBCF”) and Articles of Merger are filed with the Secretary of State of the State of Tennessee.
     2.3 NAME OF THE SURVIVING CORPORATION. The name of the Surviving Corporation shall be “Renasant Bank.”
     2.4 ARTICLES OF INCORPORATION. On and after the Effective Time, Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of Acquiror Sub until amended in accordance with applicable law.
     2.5 BYLAWS. On and after the Effective Time, the Bylaws of the Surviving Corporation shall be the Bylaws of Acquiror Sub until amended in accordance with applicable law.
ARTICLE III
CONVERSION AND CANCELLATION OF SHARES
     3.1 CONVERSION OF SHARES. At the Effective Time, each share of Seller Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and the certificate or certificates therefor shall be surrendered and cancelled. There shall be no conversion, exchange or consideration for such Seller Subsidiary Common Stock.
Exhibit B – Page 2

     All of the shares of Acquiror Sub issued and outstanding immediately prior to the effective time of the Merger shall remain issued and outstanding after the Effective Time of and shall be unaffected by the Merger. The authorized capital stock of Acquiror Sub as the Surviving Corporation following the Effective Time of the Merger shall be 772,822 shares of common stock, $5.00 par value per share, unless and until same shall be changed in accordance with applicable Mississippi law.
ARTICLE IV
FILING OF MERGER AGREEMENT
     If this Plan of Merger is approved by the shareholders of the Acquiror Sub and Seller Subsidiary, then the fact of such approval shall be certified in Articles of Merger which shall be signed and acknowledged by the President or Vice President of each of the Merging Corporations. Thereafter, an original of the Articles of Merger, so certified, signed and acknowledged, shall be delivered to the MDBCF for filing and recordation in the manner required by law.
ARTICLE V
MISCELLANEOUS
     5.1 CONDITIONS PRECEDENT. The respective obligations of each party under this Plan of Merger shall be subject to the satisfaction, or waiver by the party permitted to do so, of the conditions set forth in Article VI of the Merger Agreement.
     5.2 TERMINATION. This Plan of Merger shall be terminated automatically without further act or deed of either of the parties hereto in the event of the termination of the Merger Agreement in accordance with Article VII thereof.
     5.3. AMENDMENTS. To the extent permitted by the MBCA and the TCA, this Plan of Merger may be amended by a subsequent writing signed by each of the parties hereto upon the approval of the Board of Directors of each of the parties hereto.
     5.4 SUCCESSORS. This Plan of Merger shall be binding on the successors of Acquiror Sub and Seller Subsidiary.
     IN WITNESS WHEREOF, this Plan of Merger is signed by a majority of the Directors of each of the Merging Corporations as of the day and year first above written.

RENASANT BANK

By: A Majority of its Board of Directors

Exhibit B – Page 3

(consisting of a majority of its Directors)

CAPITAL BANK & TRUST COMPANY

By: A Majority of its Board of Directors

(consisting of a majority of its Directors)
Exhibit B – Page 4

ARTICLES OF MERGER
OF
CAPITAL BANK & TRUST COMPANY,
A TENNESSEE BANKING ASSOCIATION
WITH AND INTO
RENASANT BANK,
A MISSISSIPPI BANKING ASSOCIATION
Pursuant to the provisions of Section 45-2-1401 et. seq. of the Tennessee Code Annotated, the undersigned banking associations adopt the following Articles of Merger for the purpose of merging into a single banking association:
1.	The Agreement and Plan of Merger dated , 2007 (the “Agreement and Plan of Merger”) of Capital Bank & Trust Company with and into Renasant Bank is attached hereto as Exhibit “A” and incorporated herein by reference.

2.	As to Capital Bank & Trust Company, a banking association organized under the laws of the State of Tennessee, the Agreement and Plan of Merger was duly adopted by its Board of Directors on , 2007. The sole shareholder of Capital Bank & Trust Company, Capital Bancorp, Inc., adopted the Agreement and Plan of Merger on , 2007 in an action by written consent.

3.	As to Renasant Bank, a banking association organized under the laws of the State of Mississippi, the Agreement and Plan of Merger was duly adopted by its Board of Directors on , 2007. The sole shareholder of Renasant Bank, Renasant Corporation, adopted the Agreement and Plan of Merger on , 2007 in an action by written consent.

4.	As to Renasant Bank, the Agreement and Plan of Merger and performance of its terms were duly authorized by all action required by the laws the State of Mississippi and Charter of Incorporation and Bylaws of Renasant Bank.

5.	The merger of Capital Bank & Trust Company with and into Renasant Bank shall be effective on , 2007 at 12:05 A.M. (Central Standard time).
     IN WITNESS WHEREOF, the undersigned have caused this document to be executed as of the ___ day of                     , 2007.
Exhibit B – Page 5

CAPITAL BANK & TRUST COMPANY, a Tennessee banking association
By:
	Name:	R. Rick Hart
	Title:	President

RENASANT BANK, a Mississippi banking association
By:
	Name:	E. Robinson McGraw
	Title:	President

Exhibit B – Page 6

EXHIBIT A
AGREEMENT AND PLAN OF MERGER
OF
CAPITAL BANK & TRUST COMPANY
WITH AND INTO
RENASANT BANK
     THIS AGREEMENT AND PLAN OF MERGER (the “Merger Agreement”), after being approved by the respective Boards of Directors and shareholders of both the Merging Company and the Surviving Company (each as hereinafter defined), is made and entered into as of this ___day of                     , 2007, between Capital Bank & Trust Company, a bank chartered under the laws of the State of Tennessee (the “Merging Company”), and Renasant Bank, a bank chartered under the laws of the State of Mississippi (the “Surviving Company”, and together with the Merging Company, sometimes collectively referred to as the “Constituent Companies”).
W I T N E S S E T H:
     WHEREAS, the Boards of Directors of each of the Constituent Companies determined and deemed it advisable that a merger between the Constituent Companies (the “Merger”) would be in the best interests of and for the general welfare of each of the Constituent Companies, and the Board of Directors of the Surviving Company approved this Merger Agreement and the Merger at a meeting of such Board of Directors on                     , 2007, and the Board of Directors of the Merging Company approved this Merger Agreement and the Merger at a meeting of such Board of Directors on                     , 2007;
     WHEREAS, the Boards of Directors of each of the Constituent Companies has recommended to the sole shareholder of each of the Merging Company and the Surviving Company the approval of this Merger Agreement and the Merger, and the sole shareholder of each Constituent Company has approved this Merger Agreement in all respects and the Merger by written consent dated                     , 2007, with respect to the Surviving Company, and by written consent dated                     , 2007, with respect to the Merging Company; and
     WHEREAS, the Constituent Companies, appearing herein through each of their duly authorized officers, and in consideration of the mutual agreements of each company as set forth herein, deem it advisable that the Merging Company merge itself with and into the Surviving Company, pursuant to §81-5-85 of the Mississippi Code of 1972, as amended, the rules and regulations promulgated thereunder, Title 79 of the Mississippi Code of 1972, as amended, §45-2-1401 et. seq. of the Tennessee Code Annotated, the rules and regulations promulgated thereunder, and Title 48 of the Tennessee Code Annotated, under and pursuant to the terms and conditions hereinafter set forth.
Exhibit B – Page 7

     NOW, THEREFORE, the Constituent Companies to this Merger Agreement, in consideration of the mutual covenants, agreements and provisions contained herein, have agreed and do agree each with the other that the Merging Company shall merge with and into the Surviving Company, pursuant to pursuant to §81-5-85 of the Mississippi Code of 1972, as amended, the rules and regulations promulgated thereunder, Title 79 of the Mississippi Code of 1972, as amended, §45-2-1401 et. seq. of the Tennessee Code Annotated, the rules and regulations promulgated thereunder, and Title 48 of the Tennessee Code Annotated and do hereby agree upon and prescribe the terms and conditions of the said merger and of carrying the same into effect, as follows:
1. PLAN OF MERGER:
     (a) Effective                     , 2007 (the “Effective Date”) at 12:05 A.M. (Central Standard time) (the “Effective Time”), the Merging Company shall merge itself with and into the Surviving Company, and the Surviving Company shall be the surviving company resulting from the Merger at the Effective Time. On the Effective Date, the Surviving Company shall file Articles of Merger with the Mississippi Department of Banking and Consumer Finance and Articles of Merger with the Tennessee Department of Financial Institutions, in the forms attached hereto as Exhibits A and B, and take such further steps as shall be required to cause the merger to be effective at the Effective Time and on the Effective Date.
     (b) On the Effective Date, the separate existence of the Merging Company shall cease. The Charter of Incorporation of the Surviving Company as in effect immediately prior to the Effective Date shall be the Charter of Incorporation of the Surviving Company on and after the Effective Date unless and until thereafter altered, amended or repealed in accordance with their terms or the Mississippi Code of 1972, as amended. The Bylaws of the Surviving Company as in effect immediately prior to the Effective Date shall be the Bylaws of the Surviving Company after the Effective Date unless and until thereafter altered, amended or repealed in accordance with their terms or the Mississippi Code of 1972, as amended. The Surviving Company shall be known as “Renasant Bank” and until altered, amended or repealed, the Charter of Incorporation and the Bylaws of the Surviving Company in effect as of the Effective Date shall be the governing documents of the Surviving Company.
     (c) The current principal office of the Surviving Company shall be the principal office of the Surviving Company as of the Effective Date.
     (d) The Surviving Company shall pay all the expenses of carrying this Merger Agreement into effect and of accomplishing the Merger.
     (e) On the Effective Date, the separate existence of the Merging Company shall cease, and the Merging Company shall be merged with and into the Surviving Company, which shall possess all the rights, privileges, powers and franchises, and be subject to all of the restrictions, liabilities and duties, of each of the companies party to this Merger Agreement, and all and singular, the rights, privileges, powers and franchises of each of the companies, and all property, real, personal and mixed, and all debts due to each of the companies, shall be vested in the Surviving Company; and all property, rights, privileges, powers and franchises, and all and every other interest, shall thereafter be as effectively the property of the Surviving Company as
Exhibit B – Page 8

they were of the respective Constituent Companies, and the title to any real estate, whether by deed or otherwise, vested in any of said company parties hereto, shall not revert or be in any way impaired by reason of this merger; provided, that all the rights of creditors and all liens upon the property of any of the companies party hereto shall be preserved unimpaired, and all debts, liabilities and duties of the Merging Company shall forthwith attach to the said Surviving Company and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.
     (f) If, at any time, the Surviving Company shall consider or be advised that any further actions are necessary or desirable to vest in the Surviving Company, according to the terms hereof, the title to any property or rights of the Merging Company, the proper directors or officers of the Surviving Company shall and will execute and make all such proper assignments and assurances, and do all things necessary or proper to vest title in such property or rights in the Surviving Company, and otherwise to carry out the purposes of this Merger Agreement.
     (g) The Surviving Company shall be governed by the laws of the State of Mississippi.
2. THE MERGING COMPANY:
     Pursuant to the Charter and Bylaws of the Merging Company, Capital Bank & Trust Company is a banking association organized and existing under the laws of the State of Tennessee. Capital Bancorp, Inc. is the sole shareholder of the Merging Company owning 1,560,271 shares of common stock, par value $4.00, of the Merging Company.
3. THE SURVIVING COMPANY:
     Pursuant to the Charter of Incorporation and Bylaws of the Surviving Company, Renasant Bank is a banking association organized and existing under the laws of the State of Mississippi. Renasant Corporation is the sole shareholder of the Surviving Company owning 772,822 shares of common stock, $5.00 par value per share, of the Surviving Company.
4. CANCELLATION OF SHARES:
     Immediately upon the Effective Date, all of the issued and outstanding common stock of the Merging Company shall be canceled and all issued and outstanding common stock of the Surviving Company shall remain issued and outstanding and shall not be changed by the Merger.
5. APPROVAL AND AUTHORIZATION:
     This Merger Agreement and the Merger were submitted to and approved by the Boards of Directors of each Constituent Company. The Board of Directors of the Surviving Company approved the Merger Agreement and the Merger at a meeting of such Board of Directors on                     , 2007. The Board of Directors of the Merging Company approved the Merger Agreement and the Merger at a meeting of such Board of Directors on                     , 2007. This Merger Agreement and the Merger were submitted for approval to the sole shareholder of each Constituent Company, and the sole shareholder of the Surviving Company has adopted and approved this Merger Agreement and the Merger by written consent dated                     , 2007 and
Exhibit B – Page 9

the sole shareholder of the Merging Company adopted and approved this Merger Agreement and the Merger by written consent dated                     , 2007.
6. TERMINATION:
     This Merger Agreement may be terminated by the Board of Directors or sole shareholder of either of the Constituent Companies, as applicable, at any time prior to the filing of the Articles of Merger with the Mississippi Department of Banking and Consumer Finance and the Tennessee Department of Financial Institutions.
7. CONSENT AND SERVICE OF PROCESS.
     The Surviving Company hereby consents to service of process on it, by registered or certified mail addressed to it, at its principal place of business at 209 Troy Street, Tupelo, Mississippi 38804.
     IN WITNESS WHEREOF, this Agreement and Plan of Merger is signed by each Constituent Company through its duly authorized officers.

CAPITAL BANK & TRUST COMPANY
By:
	Name:	R. Rick Hart
	Title:	President

RENASANT BANK
By:
	Name:	E. Robinson McGraw
	Title:	President
Exhibit B – Page 10

SCHEDULE 5.13(b)
JOINDER AGREEMENT
Schedule 5.13(b)

JOINDER AGREEMENT
     THIS AGREEMENT is made and executed as of the ___day of January, 2007 between Renasant Corporation, a Mississippi corporation (“Acquiror”), and the undersigned individual officer and/or director (“Capital Official”) of Capital Bancorp, Inc., a Tennessee corporation (“Capital”), or Capital Bank & Trust Company, a Tennessee banking association (“Capital Bank”).
RECITALS:
     WHEREAS, Acquiror, Renasant Bank, a Mississippi banking association (the “Acquiror Bank”), Capital and Capital Bank have entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Capital will be merged into Acquiror and Acquiror shall be the surviving entity on the terms and subject to the conditions set forth in the Merger Agreement and Capital Bank will be merged into Acquiror Bank and Acquiror Bank shall be the surviving entity on the terms and subject to the conditions set forth in such Merger Agreement; and
     WHEREAS, in consideration of the agreements made by Capital in connection with the Merger Agreement, Acquiror has agreed to indemnify the Capital Official under certain circumstances set forth in the Merger Agreement.
     NOW, THEREFORE, in consideration of Acquiror’s agreement to indemnify the Capital Official and the expenses and costs that may be incurred by Acquiror in connection with such indemnification, the Capital Official hereby agrees as follows:
1. Assumption of and Cooperation in Defense.
     1.1 Notice and Assumption of Defense. In the event a claim arises for which indemnification is or may be sought by the Capital Official, the Capital Official shall promptly notify Acquiror, in writing at the address set forth in Section 3 hereof, of the commencement of such legal action or existence of and facts relating to such claim. Upon receipt of such notice, or at any time thereafter, Acquiror shall be entitled to participate therein and, in its sole discretion, to assume the defense of such claim, with counsel of its choice, subject to the reasonable approval of the Capital Official, and to consider and decide on any proposed settlement, subject to the reasonable approval of the Capital Official. In any and all events, Acquiror shall have the right to reasonable control over the nature and extent of expenses incurred in connection with such claim(s). Acquiror shall notify the Capital Official of its assumption of the defense of such claim; and after such notice from Acquiror to the Capital Official, Acquiror shall not be liable to the Capital Official for indemnification under Section 5.13(b) of the Merger Agreement for any legal expenses of other counsel or any other expenses of defense subsequently incurred by such indemnified party.
     1.2 Cooperation in Defense. The Capital Official agrees to cooperate in the defense of any action for which indemnification is sought under Section 5.13(b) of the Merger Agreement.
Schedule 5.13(b) – Page 1

Such cooperation shall include, but not be limited to, providing Acquiror and its counsel copies of any and all relevant documents relating to the claim, consulting with Acquiror and its counsel with regard to the claim, providing testimony, either in deposition or at trial or both, regarding the facts relating to the claim, making himself available at reasonable times for consultation, testimony and fact-finding and otherwise furnishing such information to Acquiror and its counsel as the Capital Official would provide to his own counsel in the event he were defending the action himself. Except as expressly permitted by Acquiror, the Capital Official shall not object to the production or use of any documents heretofore prepared by or of information provided to Acquiror legal counsel on the basis of any claim of privilege that is available only to Capital or Acquiror; provided, however, that Acquiror agrees that it will not, without the consent of the Capital Official, waive any applicable privilege of the Capital Official. Such cooperation shall be provided regardless of whether Acquiror assumes the defense of the action.
2. Duplication of Payment; Limitations; Presumptions.
     2.1 No Duplication of Payments. Acquiror shall not be liable under this Agreement to make any payment in connection with any claim against the Capital Official to the extent the Capital Official has otherwise actually received payment (under any insurance policy, certificate of incorporation, bylaw provision or otherwise) of amounts otherwise indemnifiable hereunder.
     2.2 Limitation on Liability. The Capital Official hereby expressly acknowledges and agrees that Acquiror shall not be liable in the aggregate for more than the Indemnification Cap (as defined in the Merger Agreement) in connection with its obligations under Section 5.13(b) of the Merger Agreement. The Capital Official further acknowledges and agrees that he shall have no claim against Acquiror for any amount that, when aggregated with indemnification amounts paid by Acquiror to other Capital Officials that would be subject to the Indemnification Cap as provided in the Merger Agreement (the “Capped Amount”), exceeds the Indemnification Cap (as defined in the Merger Agreement). Any claim for reallocation of the amounts paid by Acquiror among Capital Officials shall be made against the other Capital Official(s) involved, and Acquiror shall not be liable in any way for the allocation of such Capped Amount among Capital Officials.
     2.3 No Presumption. For purposes of this Agreement, the termination of any claim, action, suit or proceeding by judgment, order, settlement (whether with or without court approval) shall not of itself create a presumption that the Capital Official did or did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.
3. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by a nationally recognized overnight delivery service (receipt requested), at the addresses listed below:

If to Acquiror:	Mr. E. Robinson McGraw
President and Chief Executive Officer
Renasant Corporation
209 Troy Street
Tupelo, MS 38801
Schedule 5.13(b) – Page 2

If to the Capital Official:

4. Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each party hereto.
5. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Mississippi applicable to agreements made and entirely to be performed within such State, except as federal law may be applicable.
6. Amendment. This Agreement may only be amended by a written instrument signed by both parties hereto.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

RENASANT CORPORATION

By:
E. Robinson McGraw, President and Chief Executive Officer

CAPITAL OFFICIAL

Schedule 5.13(b) – Page 3

SCHEDULE 5.16
AFFILIATE LETTER
Schedule 5.16

[date]
Renasant Corporation
209 Troy Street
Tupelo, MS 38801
Gentlemen:
     This letter agreement is given in connection with the closing of the merger (the “Merger”) of Capital Bancorp, Inc. (“Seller”) with and into Renasant Corporation (“Acquiror”). I am aware and acknowledge that, as a member of the Board of Directors or an officer of Seller or the beneficial owner of a substantial amount of the outstanding common stock of Seller, I may be an “affiliate” of Seller as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”), and the regulations thereunder.
     I understand the resales or other dispositions of Acquiror’s common stock, $5.00 per share par value (“Acquiror Common Stock”), acquired by me as a result of the Merger may be governed by Rules 144 and 145 of the Securities Act.
     On the basis of the foregoing, and in consideration of the delivery to me of the Acquiror Common Stock into which my Seller common stock will be converted, I agree that I will not, directly or indirectly, sell, transfer, pledge or otherwise alienate or encumber any of the Acquiror Common Stock held by me in violation of the Securities Act or the rules or regulations promulgated thereunder. In addition, I expressly agree to the placement of a restrictive legend on any and all certificates representing Acquiror Common Stock of which I am the beneficial owner reflecting the restrictions described above.

Schedule 5.16 – Page 1

SCHEDULE 5.20-A
LOCK-UP AND NON-COMPETITION AGREEMENT
Schedule 5.20- A

LOCK-UP AND NON-COMPETITION AGREEMENT
     This Agreement is made and executed as of the ___day of February ___, 2007, between Renasant Corporation, a Mississippi corporation (“Acquiror”), and the undersigned non-employee director (“Capital Official”) of Capital Bancorp, Inc., a Tennessee corporation (“Capital”), or Capital Bank & Trust Company, a Tennessee banking association (“Capital Bank”).
     Acquiror, Renasant Bank, a Mississippi banking association (“Acquiror Bank”), Capital and Capital Bank have entered into an Agreement and Plan of Merger (the “Plan of Merger”), pursuant to which the parties thereto agree that (i) Capital will merge (the “Merger”) with and into Acquiror, and Acquiror shall be the surviving entity of the Merger, and (ii) Capital Bank and Acquiror Bank will merge (the “Bank Merger”) with and into Acquiror Bank, and Acquiror Bank shall be the surviving entity of the Bank Merger. In consideration of the expenses that Acquiror will incur in connection with the transactions contemplated by the Plan of Merger, and in order to preserve the value of the franchise to be purchased by Acquiror and induce Acquiror to proceed to incur such expenses, the Capital Official makes the following agreements in favor of Acquiror:
1. Undertakings of Capital Official
     1.1 The Capital Official agrees and undertakes to vote or cause to be voted in favor of the approval of the Plan of Merger all shares of common stock of Capital, no par value (the “Capital Stock”), as to which he has voting power (other than shares held in a fiduciary capacity), which amount of shares is shown on the schedule attached hereto and made a part hereof, at any meeting or meetings (including any and all adjournments thereof) held on or before June 30, 2007. The parties hereto acknowledge and agree that nothing in this section or this Agreement is intended to dictate or require that the Capital Official vote as a director in any manner.
     1.2 The Capital Official further agrees that he will not transfer any of the shares of Capital Stock over which he has dispositive power, which number of shares is shown on the schedule attached hereto and made a part hereof, until the vote upon the Plan of Merger by Capital’s stockholders has been taken or until the Plan of Merger has been terminated pursuant to the provisions thereof, except (i) for transfers by operation of law, and (ii) for transfers in connection with which Acquiror has consented to the transfer and the transferee shall agree in writing with Acquiror to be bound by this Agreement as fully as the undersigned.
     1.3 This Agreement shall terminate at such time as the Plan of Merger terminates.
2. Noncompetition Obligations of Capital Official.
Schedule 5.20-A – Page 1

     2.1 Capital Official will not:
     (a) directly or indirectly, for himself or in affiliation with any business or entity in which he owns an equity or financial interest (except as to not more than five percent (5%) of the outstanding stock of any corporation, the securities of which are regularly traded on a nationally recognized securities exchange or over-the-counter market), carry on or engage in any Competitive Business (as hereinafter defined) within the Restricted Area (as hereinafter defined); or
     (b) directly or indirectly, in affiliation with any individual or any business or entity not covered by (a) above, whether as a partner, employee, contractor, consultant or otherwise, carry on or engage in any Competitive Business in the Restricted Area; or
     (c) directly or indirectly, solicit or cause to be solicited any customers of the Acquiror or Acquiror Bank, with respect to any Competitive Business in the Restricted Area; or
     (d) directly or indirectly, solicit or cause to be solicited any employees, contractors or agents of the Acquiror or the Acquiror Bank to terminate their employment, contract or relationship with the Company.
     For purposes of this Agreement, the term “Restricted Area” shall mean the following counties in the State of Tennessee: Davidson, Marshall, Rutherford, Sumner, Trousdale, Wilson and Williamson, and the term “Competitive Business” shall mean the business of banking, including, without limitation, checking and savings accounts, business and personal loans, interim construction and residential loans, student loans, automated tellers machines, internet banking services and accounts receivable financing. For avoidance of doubt, “Competitive Business” shall exclude equipment leasing, insurance agency services, insurance services, trust services and investment advisory services, and any entity in which the Capital Official has an ownership interest in on the date of this Agreement.
     2.2. The noncompetition obligations set forth in Section 2.1 shall extend until the second anniversary of the Closing (as defined in the Plan of Merger) (the “Restricted Period”).
     2.3. The Acquiror and the Capital Official agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Section 2 would cause irreparable injury to the Acquiror. The Capital Official understands that the foregoing restrictions may limit the Capital Official’s ability to engage in certain businesses during the period provided for above in the Restricted Area, but acknowledges that the Capital Official will receive sufficient remuneration and other benefits under the Plan of Merger to justify such restriction. Further, the Capital Official acknowledges that his skills are such that he can be gainfully employed in non-competitive employment, and that the agreement not to compete will in no way prevent him from earning a living. If any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the parties intend to make this provision enforceable under the laws of Mississippi in the Restricted Area so that the entire agreement not to compete and this Agreement as
Schedule 5.20-A – Page 2

prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.
     2.4. The Capital Official acknowledges that money damages would not be sufficient remedy for any breach of this Section 2 by the Capital Official, and the Acquiror shall be entitled to seek to enforce the provisions of this Section 2 by specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Section 2, but shall be in addition to all remedies available at law or in equity to the Acquiror, including, without limitation, the recovery of damages from the Capital Official and his or her agents involved in such breach.
3. Miscellaneous
     3.1 The provisions of this Agreement shall be enforceable through an action for damages at law or a suit for specific performance or other appropriate extraordinary relief, the Capital Official acknowledging that remedies at law for breach or default might be or become inadequate.
     3.2 The Capital Official acknowledges and agrees that this Agreement is executed in connection with the sale of all of the business of Capital. The Capital Official further acknowledges and represents that the provisions of this Agreement will not work a hardship on him and will not prevent him from engaging in his occupation.
     3.3 To the extent permitted under applicable law, any provision of this Agreement may be amended or modified at any time, either before or after its approval by an agreement in writing among the parties hereto.
     3.4 This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each party hereto.
     3.5 This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Mississippi applicable to agreements made and entirely to be performed within such State, except as federal law may be applicable.
     3.6 The Capital Official may not assign any of his rights or obligations under this Agreement to any other person.
     3.7 This Agreement supersedes any and all oral or written agreements and understandings heretofore made between the parties hereto relating to the subject matter hereof and contains the entire agreement of the parties relating to the subject matter hereof; provided, however, that notwithstanding the foregoing, this Agreement does not modify or amend any stock option agreement, employment agreement, option or similar employee benefit agreement between Capital or an affiliate of Capital and the Capital Official. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, heirs and legatees.
Schedule 5.20-A – Page 3

     IN WITNESS WHEREOF, the parties have signed this Agreement effective as of the date first set forth above.

RENASANT CORPORATION

By:
E. Robinson McGraw, President and Chief Executive Officer

CAPITAL OFFICIAL

Schedule 5.20-A – Page 4

SCHEDULE TO
LOCK-UP AND NON-COMPETITION AGREEMENT
Number of shares of common stock, no par value, of Capital Bancorp, Inc. owned by the Capital Official:      shares.
Schedule 5.20-A – Page 5

SCHEDULE 5.20-B
LOCK-UP AGREEMENT
Schedule 5.20 – B

LOCK-UP AGREEMENT
     This Agreement is made and executed as of the ___ day of January, 2007, between Renasant Corporation, a Mississippi corporation (“Acquiror”) and the undersigned individual executive officer and director (“Capital Official”) of Capital Bancorp, Inc., a Tennessee corporation (“Capital”), or Capital Bank & Trust Company, a Tennessee banking association (“Capital Bank”).
     Acquiror, Renasant Bank, a Mississippi banking association (“Acquiror Bank”), Capital and Capital Bank have entered into an Agreement and Plan of Merger (the “Plan of Merger”), pursuant to which the parties thereto agree that (i) Capital will merge (the “Merger”) with and into Acquiror, and Acquiror shall be the surviving entity of the Merger, and (ii) Capital Bank and Acquiror Bank will merge (the “Bank Merger”) with and into Acquiror Bank, and Acquiror Bank shall be the surviving entity of the Bank Merger. In consideration of the expenses that Acquiror will incur in connection with the transactions contemplated by the Plan of Merger and in order to preserve the value of the franchise to be purchased by Acquiror and induce Acquiror to proceed to incur such expenses, the Capital Official makes the following agreements in favor of Acquiror:
1. Undertakings of Capital Official.
     1.1 The Capital Official agrees and undertakes to vote or cause to be voted in favor of the approval of the Plan of Merger all shares of common stock of Capital, no par value (the “Capital Stock”), as to which he has voting power (other than shares held in a fiduciary capacity), which amount of shares is shown on the Schedule attached hereto and made a part hereof, at any meeting or meetings (including any and all adjournments thereof) held on or before June 30, 2007. The parties hereto acknowledge and agree that nothing in this Section or this Agreement is intended to dictate or require that the Capital Official vote as a director in any manner.
     1.2 The Capital Official further agrees that he will not transfer any of the shares of Capital Stock over which he has dispositive power, which number of shares is shown on the Schedule attached hereto and made a part hereof, until the vote upon the Plan of Merger by Capital’s shareholders has been taken or until the Plan of Merger has been terminated pursuant to the provisions thereof, except (i) for transfers by operation of law, and (ii) for transfers in connection with which Acquiror has consented to the transfer and the transferee shall agree in writing with Acquiror to be bound by this Agreement as fully as the undersigned.
     1.3 This Agreement shall terminate at such time as the Plan of Merger terminates.
2. [Reserved]
Schedule 5.20-B – Page 1

3. Miscellaneous.
     3.1 The provisions of this Agreement shall be enforceable through an action for damages at law or a suit for specific performance or other appropriate extraordinary relief, the Capital Official acknowledging that remedies at law for breach or default might be or become inadequate.
     3.2 The Capital Official acknowledges and agrees that this Agreement is executed in connection with the sale of all of the business of Capital. The Capital Official further acknowledges and represents that the provisions of this Agreement will not work a hardship on him and will not prevent him from engaging in his occupation.
     3.3 To the extent permitted under applicable law, any provision of this Agreement may be amended or modified at any time, either before or after its approval by an agreement in writing among the parties hereto.
     3.4 This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each party hereto.
     3.5 This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Mississippi applicable to agreement made and entirely to be performed within such State, except as federal law may be applicable.
     3.6 The Capital Official may not assign any of his rights or obligations under this Agreement to any other person.
     3.7 This Agreement supersedes any and all oral or written agreements and understandings heretofore made between the parties hereto relating to the subject matter hereof and contains the entire agreement of the parties relating to the subject matter hereof; provided, however, that notwithstanding the foregoing, this Agreement does not modify or amend any stock option agreement, employment agreement, option or similar employee benefit agreement between Capital and the Capital Official. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors, heirs and legatees.
     IN WITNESS WHEREOF, the parties have signed this Agreement effective as of the date first set forth above.

RENASANT CORPORATION

By:

Schedule 5.20-B – Page 2

CAPITAL OFFICIAL

Schedule 5.20-B – Page 3

SCHEDULE TO
LOCK-UP AGREEMENT
     Number of shares of common stock, no par value, of Capital Bancorp, Inc. owned by the Capital Official:                          shares.
Schedule 5.20-B – Page 4

SCHEDULE 5.20-C
EMPLOYMENT AGREEMENT
Hart
Schedule 5.20-C

RENASANT CORPORATION
EXECUTIVE EMPLOYMENT AGREEMENT
     THIS AGREEMENT (the “Agreement”) is entered into by and between R. Rick Hart (“Executive”) and Renasant Corporation, a Mississippi corporation (the “Company”), and is intended to supersede and replace, in its entirety, that certain Employment Agreement dated December 13, 2000 between Capital Bank & Trust Company, which Renasant Bank, a wholly-owned subsidiary of the Company, acquired by merger effective as of the Effective Date (as defined below), and Executive (the “Prior Agreement”). The Prior Agreement has been terminated effective as of the Effective Date pursuant to that certain Termination and Release Agreement by and among Executive, Capital Bancorp, Inc. and Capital Bank & Trust Company.
1. Employment And Term:
     1.1 Position. The Company shall employ and retain Executive as the President of the Tennessee Division of the Company or in such other capacity or capacities as shall be mutually agreed upon, from time to time, by Executive and the Company, and Executive agrees to be so employed, subject to the terms and conditions set forth herein. Executive’s duties and responsibilities shall be those assigned to him hereunder, from time to time, by the Chief Executive Officer of the Company (the “Chief Executive”) and shall include such duties as are the type and nature normally assigned to similar executive officers of a corporation of the size, type and stature of the Company. Executive shall report to the Chief Executive Officer.
     1.2 Concurrent Employment. During the term of this Agreement, Executive and the Company acknowledge that Executive may be concurrently employed by the Company and Renasant Bank and one or more additional subsidiaries or other entities with respect to which the Company owns (within the meaning of Section 425(f) of the Internal Revenue Code of 1986, as amended (the “Code”)) 50% or more of the total combined voting power of all classes of stock or other equity interests (an “Affiliate”), and that all of the terms and conditions of this Agreement shall apply to such concurrent employment. Reference to the Company hereunder shall be deemed to include any such concurrent employers, unless the context clearly indicates to the contrary.
     1.3 Full Time and Attention. During the term of this Agreement and any extensions or renewals thereof, Executive shall devote his full business time, attention and energies to the business of the Company and will not, without the prior written consent of the Board of Directors of the Company (the “Board”), be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activities are pursued for gain, profit or other pecuniary advantage.
     Notwithstanding the foregoing, Executive shall not be prevented from (a) engaging in any civic or charitable activity for which Executive receives no compensation or other pecuniary advantage, (b) investing his personal assets in businesses which do not compete with the Company, provided that such investment will not require any services on the part of Executive in the operation of the affairs of the businesses in which investments are made and provided further that Executive’s participation in such businesses is solely that of an investor, or (c) purchasing securities in any corporation whose securities are regularly traded, provided that such purchases will not result in Executive owning beneficially at any time 5% or more of the equity securities of any corporation engaged in a business competitive with that of the Company. Without limiting the foregoing, the Company expressly approves of Executive’s indefinite, continuing involvement with the following entities: Southern Methodist University Graduate School of Banking, Southern Methodist University Bank Advisory Board, Prevent Blindness America, Tennessee Bankers Association, Independent Community Bankers of America (collectively, the “Approved

Business-Related Activities”) and Clayton Whitney Design, provided that such continuing involvement as to each such entity does not materially vary in the type or degree of involvement with such entity as existed prior to the Effective Date.
     1.4 Term. Executive’s employment under this Agreement shall commence as of the Effective Time of the Parent Merger (each as defined in that certain Agreement and Plan of Merger dated as of February 5, 2007 by and among the Company, Renasant Bank, Capital Bancorp, Inc. and Capital Bank & Trust Company (the “Merger Agreement”)) (the date on which employment commences hereunder is referred to as the “Effective Date”), and shall terminate on December 31, 2012 (such period referred to as the “Initial Term”). Commencing on January 1, 2011 and on January 1st of each subsequent year thereafter, Executive’s Employment Term shall automatically be extended for an additional one-year period; provided, however, that either party may provide written notice to the other that the Employment Term shall not be further extended, such notice to be provided not later than October 1st of the previous year and to take effect as of the last day of the then current term (the date on which employment hereunder ceases for any reason is referred to as the “Termination Date”); the period between the Effective Date and the Termination Date referred to herein as the “Employment Term”).
2. Compensation And Benefits:
     2.1 Base Compensation. The Company shall pay Executive an annual salary of $339,000 (Executive’s “Base Compensation”). Base Compensation shall be paid in equal installments in accordance with the Company’s regular payroll practices and policies and shall be subject to applicable withholding and other applicable taxes. Executive’s Base Compensation shall be reviewed no less often than annually and shall be increased as of each January 1st by the Board or the Compensation Committee thereof, or their designee, the Chief Executive, in an amount not less than five percent (5%) of the Executive’s Base Compensation as in effect as of the immediately preceding January 1st. Executive’s Base Compensation may be reduced, but only if such reduction is part of a reduction in pay uniformly applicable to all officers of the Company.
     2.2 Annual Incentive Bonus. In addition to the foregoing, Executive shall be eligible for participation in the Performance Based Rewards Plan or similar bonus arrangement maintained by the Company or an Affiliate or such other bonus or incentive plans which the Company or its Affiliates may adopt, from time to time, for similarly situated executives (an “Incentive Bonus”).
     2.3 Long-Term Incentives. In addition to the foregoing, Executive shall be eligible for participation in the 2001 Long-Term Incentive Compensation Plan maintained by the Company and such other long-term incentive plans which the Company or its Affiliates may adopt, from time to time, for similarly situated executives (a “Long-Term Incentive”).
     2.4 Other Benefits. During the term of this Agreement and in addition to the amounts otherwise provided herein, Executive shall participate in such plans, policies, and programs as may be maintained, from time to time, by the Company or its Affiliates for the benefit of senior executives or employees, including, without limitation, profit sharing, life insurance, and group medical and other welfare benefit plans; provided, however, that Executive shall not participate in any nonqualified deferred compensation plan or similar arrangement sponsored or maintained by the Company or any of its Affiliates, from time to time, unless such plan or arrangement is funded solely by Executive’s voluntary compensation deferrals and earnings thereon or unless any such benefit plan provides benefits materially in excess of the level of benefits provided to Executive under the deferred compensation arrangements referenced in Section 2.8(a) below. Any benefit provided hereunder shall be determined in accordance with the specific terms and conditions of the documents evidencing any such benefit plan. In no event shall Executive be entitled to less than four weeks vacation annually.

     2.5 Reimbursement of Expenses. The Company shall reimburse Executive for such reasonable and necessary expenses as are incurred in carrying out his duties hereunder, consistent with the Company’s standard policies and annual budget, including, but not limited to, his travel, lodging and meal expenses incurred in connection with the attendance of meetings of the Approved Business-Related Activities and the American or Tennessee Bankers Association and the annual banking conference sponsored by Sheshunoff. The Company’s obligation to reimburse Executive hereunder shall be contingent upon the presentment by Executive of an itemized accounting of such expenditures in accordance with the Company’s policies.
     2.6 Fringe Benefits. Executive shall be entitled to the use of a leased or Company-owned BMW 750 or a motor vehicle of a comparable make and model. Executive shall be entitled to reimbursement for all operating and maintenance expenses for such vehicle, including, but not limited to, fuel, maintenance, repairs and insurance.
     The Company shall reimburse Executive for expenses for dues and capital assessments for membership in the Belle Meade Country Club and for other civic club memberships, as authorized by the Chief Executive; provided, that if any bond or other capital payment made by the Company is repaid to Executive, Executive shall promptly pay to the Company the principal amount thereof.
     2.7 Retention Bonus. On the first business day following the 15 month anniversary of the Effective Date, the Company shall pay Executive a retention bonus in an amount equal to $[to come], provided that no such payment shall be due if before such 15-month anniversary, Executive is involuntarily terminated for Cause or Executive voluntarily resigns other than in connection with a Constructive Termination.
     2.8 Surviving Benefits. Notwithstanding the terms of that certain Termination and Release Agreement by and between Executive and Capital Bancorp, Inc., Capital Bank & Trust Company and the Company (the “Termination Agreement”), the Company and/or one or more of its Affiliates shall assume and maintain for the benefit of Executive (a) that certain Supplemental Executive Retirement Plan Agreement dated August 20, 2003, as amended December 20, 2006, and that certain Supplemental Executive Retirement Plan Agreement dated July 10, 2006, as amended December 20, 2006, (b) any balance credited to the benefit of Executive under that certain Director Deferred Compensation Agreement dated December 15, 1999, (c) any death benefit payable to the beneficiaries of Executive under that certain Life Insurance Endorsement Method Spilt Dollar Plan Agreement between Executive and Capital Bank & Trust Company, (d) any outstanding options granted to Executive under the terms of the Capital Bancorp, Inc. 2001 Stock Option Plan, and (e) any balance credited to the benefit of Executive under that certain Director Deferred Stock Compensation Plan first effective December 20, 2006. Each such amount, benefit, payment or credit shall be maintained in accordance with the terms thereof in effect as of the Effective Date, provided that the exercise price and the number of such options shall be subject to adjustment as provided under the Merger Agreement, each such amount, benefit, payment or credit shall be subject to the provisions of Section 5.13(a) of the Merger Agreement.
3. Termination:
     3.1 Termination Payments to Executive. As set forth more fully in this Section 3, Executive may be paid one or more of the following amounts on account of a cessation of employment hereunder:
a.	Executive’s Base Compensation accrued but not yet paid as of the date of his Termination Date.

b.	Executive’s Incentive Bonus due with respect to the fiscal year preceding his Termination Date, if any, to the extent such bonus has not been paid as of such date.

c.	Executive’s Base Compensation payable for the remainder of the Initial Term or for the remainder of any renewal term, but not less than 100% of such Base Compensation or, to the extent any such cessation occurs after the expiration of the Initial Term, 100% of such Base Compensation.

d.	Executive’s Incentive Bonus payable in the target amount for the year in which his Termination Date occurs.

e.	If Executive and/or his dependants elect to continue group medical coverage, within the meaning of Code Section 4980B(f)(2), with respect to a group health plan sponsored by the Company or an Affiliate (other than a health flexible spending account under a self-insured medical reimbursement plan described in Code Sections 125 and 105(h)), the Company shall pay to Executive the amount of the continuation coverage premium for the same type and level of group health plan coverage received by Executive and his electing dependents immediately prior to such termination of Executive’s employment for the period such coverage is actually provided under Code Section 4980B.
Except as expressly provided in Section 3.3 hereof, Executive shall be entitled to receive such compensation or benefits as may be provided under the terms of any separate plan or agreement maintained by the Company or its Affiliates, to the extent such compensation or benefit is not duplicative of the compensation or benefits described above and such other benefits or amounts as may be required by law.
     3.2 Termination for Death or Disability. If Executive dies or becomes Disabled during the Employment Term, this Agreement and Executive’s employment hereunder shall immediately terminate. In such event, the Company shall pay to Executive (or to his surviving spouse or estate) the amounts described in Sections 3.1a and 3.1b hereof. Payment shall be made in the form of a single-sum as soon as practicable after Executive’s death or Disability or as and when such amounts are ascertainable, but not later than March 15th of the calendar year following the year in which Executive’s date of death or Disability occurs.
     For purposes of this Section 3.2, Executive shall be deemed “Disabled” if he is subject to a substantial mental or physical disability for a period of more than six full, consecutive calendar months or more than seven full calendar months in any twelve-consecutive month period. The Board shall certify whether Executive is Disabled as defined herein.
     3.3 Company’s Termination for Cause. This Agreement, and Executive’s employment hereunder, may be terminated by the Company at any time on account of Cause. In such event, the Company shall pay to Executive the amount described in Section 3.1a hereof. Payment shall be made in the form of a single-sum as soon as practicable after such termination.
     Notwithstanding any provision of this Agreement or any plan, policy or program or other arrangement to the contrary, if Executive’s employment is terminated for Cause as provided herein:
a.	He shall forfeit any options outstanding as of his Termination Date granted by the Company or an Affiliate on or after the Effective Date, whether or not vested; and

b.	He shall forfeit any restricted stock or similar award then subject to forfeiture restrictions or holding period limitations.
     For purposes of this Agreement, “Cause” means that Executive has:
a.	Committed an intentional act of fraud, embezzlement or theft in the course of his employment or otherwise engaged in any intentional misconduct which is materially injurious to the Company’s (or an Affiliate’s) financial condition or business reputation;

b.	Committed intentional damage to the property of the Company (or an Affiliate) or committed intentional wrongful disclosure of Confidential Information (as defined in Section 5.2) which is materially injurious to the Company’s (or an Affiliate’s) financial condition or business reputation;

c.	Been convicted with no further possibility of appeal or entered a guilty or nolo contendere plea with respect to a felony or a crime involving moral turpitude;

d.	Committed a willful and substantial refusal to perform the essential duties of his position, which has not been cured within 30 days following written notice by the Board;

e.	Committed a material breach of this Agreement, which has not been cured within 30 days following written notice of the breach by the Board;

f.	Intentionally, recklessly or negligently violated any code of ethics, code of conduct or equivalent code or policy of the Company or its Affiliates applicable to him; or

g.	Intentionally, recklessly or negligently violated any provisions of the Sarbanes-Oxley Act of 2002 or any of the rules adopted by the Securities and Exchange Commission implementing any such provision.
No act or failure to act on the part of Executive will be deemed “intentional” if it was due primarily to an error in judgment or negligence, but will be deemed “intentional” only if done or omitted to be done by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company (or an Affiliate).
     The Board, acting in good faith, may terminate Executive’s employment hereunder on account of Cause or it may separately determine that any termination is on account of Cause. The Board shall provide written notice to Executive, including a description of the specific reasons for the determination of Cause. Executive shall have the opportunity to appear before the Board, with or without legal representation, to present arguments and evidence on his behalf. Following such presentation, or upon Executive’s failure to appear, the Board, by an affirmative vote of a majority of its members, shall confirm that the actions or inactions of Executive constitute Cause hereunder.
     3.4 Executive’s Constructive Termination. Executive may terminate this Agreement, except as expressly provided herein, and his employment hereunder on account of a Constructive Termination upon 30 days prior written notice to the Board of Directors (or such shorter period as may be agreed upon by the parties hereto). In such event, the Company shall provide to Executive:
a.	The amount described in Section 3.1a hereof, payable as soon as practicable after his Termination Date; and

b.	The amounts determined under Sections 3.1b, 3.1c, 3.1d, and 3.1e hereof, payable in two equal installments, one-half on the first business day of the seventh calendar month following the Executive’s Termination Date and one-half six months after such initial payment.
     For purposes of this Agreement, “Constructive Termination” means:
a.	A material reduction (other than a reduction in pay uniformly applicable to all officers of the Company) in the amount of Executive’s aggregate annual compensation;

b.	A material reduction in Executive’s authority, duties or responsibilities from those contemplated in Section 1.1 of this Agreement;

c.	A material breach of this Agreement by the Company or its Affiliates;

d.	Any attempt on the part of the Company to require Executive to perform (or omit to perform) any act or to engage (or omit to engage) in any conduct that would constitute illegal action or inaction on the part of Executive; or

e.	A requirement by the Company that Executive shall change the location of his primary place of employment to a location more than 30 miles from the Nashville Metropolitan Statistical Area.
No event or condition described in this Section 3.4 shall constitute a Constructive Termination unless (a) Executive promptly gives the Company notice of his objection to such event or condition, which notice shall be provided in writing to the Chief Executive, (b) such event or condition is not corrected by the Company promptly after receipt of such notice, but in no event more than (i) five business days after receipt of notice, for events or conditions described in subparagraph d above, or (ii) 30 days after receipt of notice, for all other events or conditions, and (c) Executive resigns his employment with the Company and all Affiliates not more than 15 days following the expiration of the five-business day or 30-day period, as applicable, described in subparagraph (b) hereof.
     3.5 Termination by the Company, without Cause. The Company may terminate this Agreement and Executive’s employment hereunder, without Cause, upon 90 days prior written notice to Executive, or such shorter period as may be agreed upon by Executive and the Chief Executive. In such event, the Company shall provide to Executive:
a.	The amount described in Section 3.1a hereof, payable as soon as practicable following Executive’s Termination Date; and

b.	The amounts determined under Sections 3.1b, 3.1c, 3.1d, and 3.1e hereof, payable in two equal installments, one-half on the first business day of the seventh calendar month following the Executive’s Termination Date and one-half six months after such initial payment.
     3.6 Termination by Executive. Executive may terminate this Agreement and his employment hereunder, other than on account of Constructive Termination, upon 90 days prior written notice to the Company or such shorter period as may be agreed upon by the Chief Executive and Executive. In such event, the Company shall pay to Executive the amount described in Section 3.1a hereof. Payment shall be made in the form of a single-sum as soon as practicable following Executive’s Termination Date. No additional payments or benefits shall be due hereunder, except as may be provided under a separate plan, policy or program evidencing such compensation arrangement or benefit or as may be required by law.
     3.7 Expiration of Agreement. In the event this Agreement shall expire in accordance with Section 1.4 hereof, the rights and obligations of the parties hereto shall cease, Executive’s employment hereunder shall be terminated, and the Company shall pay to Executive the amount described in Section 3.1a hereof as soon as practicable following Executive’s Termination Date.
     3.8 Return of Property. Upon termination or expiration of this Agreement and the employment of Executive hereunder, for any reason, Executive or his surviving spouse or estate shall promptly return to the Company all of the property of the Company and its Affiliates, including, without limitation, automobiles, equipment, computers, fax machines, portable telephones, printers, software, credit cards, manuals, customer lists, financial data, letters, notes, notebooks, reports and copies of any of the above and any Confidential Information (as defined in Section 5.3 hereof) that is in the possession or under the control of Executive. Executive shall provide to the Company written certification that he has complied with the provisions of this Section 3.8 not later than ten days after such termination.
4. Change In Control:
     4.1 Definitions. The term “Change in Control” shall mean and be deemed to occur upon a Change in Ownership, a Change in Effective Control, a Change in the Ownership of Assets or a Change by Merger. For this purpose:
a.	A “Change in Ownership” means that a person or group acquires, directly or indirectly in accordance with Code Section 318, more than 50% of the aggregate fair market value or voting power of the capital stock of the Company, including for this purpose capital stock previously acquired by such person or group; provided, however, that a Change in Ownership shall not be deemed to occur hereunder if, at the time of any such acquisition, such person or group owns more than 50% of the aggregate fair market value or voting power of the Company’s capital stock.

b.	A “Change in Effective Control” means that (i) a person or group acquires (or has acquired during the immediately preceding 12-month period ending on the date of the most recent acquisition by such person or group), directly or indirectly in accordance with Code Section 318, ownership of the capital stock of the Company possessing 35% or more of the total voting power of the Company, or (ii) a majority of the members of the Board of Directors of the Company is replaced during any 12-month period, whether by appointment or election, without endorsement by a majority of the members of the Board prior to the date of such appointment or election.

c.	A “Change in the Ownership of Assets” means that any person or group acquires (or has acquired in a series of transactions during the immediately preceding 12-month period ending on the date of the most recent acquisition) all or substantially all of the assets of the Company.

d.	A “Change by Merger” means that the Company shall consummate a merger or consolidation or similar transaction with another corporation or entity, unless as a result of such transaction, more than 50% of the then outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by the former shareholders of the Company and the voting securities of the surviving or resulting corporation or entity are owned in substantially the same proportion as the common stock of the Company was beneficially owned before such transaction.
The Board of Directors shall certify whether a Change in Control has occurred hereunder.
     The term “Good Reason,” when used herein, shall mean that in connection with a Change in Control:
a.	Executive’s aggregate annual compensation in effect immediately before such change is significantly reduced;

b.	Executive’s authority, duties or responsibilities are significantly reduced from those contemplated in Section 1.1 hereof or Executive has reasonably determined that, as a result of a change in circumstances that significantly affects his employment with the Company (or an Affiliate), he is unable to exercise the authority, power, duties and responsibilities contemplated in Section 1.1 hereof;

c.	Executive is required to be away from his office in the course of discharging his duties and responsibilities under this Agreement significantly more than was required prior to the Change in Control;

d.	Executive is required to transfer to an office or business location located more than a 30 mile radius from the location he was assigned to prior to the Change in Control;

e.	A material breach of this Agreement by the Company or an Affiliate; or

f.	Any attempt on the part of the Company to require Executive to perform (or omit to perform) any act or to engage (or omit to engage) in any conduct which would constitute illegal action or inaction on the part of Executive.
No event or condition described in this Section 4.1 shall constitute Good Reason unless (a) Executive gives the Company notice of his objection to such event or condition within a reasonable period after Executive learns of such event, which notice may be delivered orally or in writing to the Chief Executive, (b) such event or condition is not promptly corrected by the Company, but in no event more than (i) five business days after receipt of notice, for events or conditions described in subparagraph f above, or (ii) 30 days after receipt of notice, for all other events or conditions, and (c) Executive resigns his employment with the Company (and its Affiliates) not more than 60 days following the expiration of the five-business day or 30-day period, as applicable, described in subparagraph (b) hereof.
     4.2 Termination In Connection With a Change in Control. If Executive’s employment is terminated by the Company, without Cause, or Executive terminates his employment hereunder for Good Reason, either such event occurring at any time within the 24-month period following a Change in Control, then notwithstanding any provision of this Agreement to the contrary and in lieu of any compensation or benefits otherwise payable hereunder:
a.	The Company shall pay to Executive the amount described in Section 3.1a in the form of a single-sum not later than three days after Executive’s Termination Date.

b.	The Company shall pay to Executive the amounts described in Section 3.1b and 3.1e in the form of a single-sum on the first business day of the seventh month following Executive’s Termination Date.

c.	The Company shall pay to Executive an amount equal to 2.99 times the aggregate of Executive’s (i) highest annual Base Compensation in effect prior to such change, and (ii) average annual bonus paid with respect to the two whole calendar years preceding such change (or such shorter period, if two whole calendar years had not elapsed prior to such change), such amount to be paid in the form of a single-sum on the first business day of the seventh month following Executive’s Termination Date.

d.	Vesting shall be accelerated, any restrictions shall lapse, and all performance objectives shall be deemed satisfied as to any outstanding grants or awards made to Executive under any Long-Term Incentive arrangement.

e.	Executive shall be entitled to such additional benefits or rights as may be provided in the documents evidencing such plans or the terms of any agreement evidencing such grant or award.
     4.3 Limitation on Payments. Notwithstanding any provision of this Agreement to the contrary, if the aggregate present value of all payments and benefits due to Executive under this Agreement and any other payment or benefit due from the Company or an Affiliate (or any predecessor thereto), including, but not limited to, pursuant to the Termination and Release Agreement by and among Executive, Company, Capital Bancorp, Inc., and Capital Bank & Trust Company, to Executive (collectively, the “Aggregate Payments”) in connection with a change in control of Capital Bancorp, Inc. and/or Capital Bank & Trust Company or a change in control of the Company and its Affiliates, as contemplated under Section 280G of the Code, would result in a “parachute payment,” as defined under Section 280G, Executive shall be paid the Aggregate Payments provided that the after-tax amount that would be retained by Executive (after taking into account all federal, state and local income taxes payable by Executive and the amount of any excise tax under Section 4999 of the Code (or any successor provision) that would be payable by Executive) has a materially greater aggregate value than the after-tax amount that would be retained by Executive (after taking into account all federal, state and local income taxes payable by Executive) if Executive were to receive the Aggregate Payments reduced by the minimum amount necessary as would result in no portion of the Aggregate Payments, as so reduced, being subject to the excise tax under Section 4999. The determination of whether a reduction is required under this Section 4.3 shall be made by an independent accountant designated by the Company and shall be binding on the parties hereto. To the extent practicable, Executive shall be entitled to select the payments or benefits subject to reduction hereunder.
5. Limitations On Activities:
     5.1. Consideration for Limitation on Activities. Executive acknowledges that the execution of this Agreement and the payments described herein constitute consideration for the limitations on activities set forth in this Section 5, the adequacy of which is hereby expressly acknowledged by Executive.
     5.2 Intellectual Property: The parties hereto agree that the Company owns all Intellectual Property (as defined below) and associated goodwill. Executive agrees to assign, and hereby assigns to the Company, without further consideration or royalty, the ownership of and all rights to such Intellectual Property and associated goodwill. The Company shall possess the right to own, obtain and hold in its name any right, registration, or other protection or recordation associated with such Intellectual Property, and Executive agrees to perform, whether during the Employment Term or thereafter, such actions as may be necessary or desirable to transfer, perfect and defend the Company’s ownership or registration of such property. Notwithstanding the generality of the foregoing, this provision shall not apply to any property for which no equipment, supplies, facilities or information of the Company was used and which was developed entirely during Executive’s own time, unless such property relates to the business of the Company or an Affiliate or results from any work performed by Executive for the Company or an Affiliate.
     For purposes of this Agreement, “Intellectual Property” shall mean all inventions, discoveries, creations, improvements, techniques, trade secrets, products (utility or design), works of authorship or any other intellectual property relating to any programming, documentation, technology, material, product, service, idea, process, method, plan or strategy concerning the business or interests of the Company and its Affiliates that Executive conceives, develops or delivers, in whole or in part, during the Employment Term.
     5.3 Confidential Information. Executive recognizes and acknowledges that during the Employment Term he will have access to confidential, proprietary, non-public information concerning the Company and its Affiliates, which may include, without limitation, (a) books, records and policies relating to operations, finance, accounting, personnel and management, (b) information related to any business entered into by the Company or an Affiliate, (c) credit policies and practices, databases, customer lists, information obtained on competitors, and tactics, (d) various other non-public trade or business information, including business opportunities and strategies, marketing, acquisition or business diversification plans, methods and processes, work product, and (e) selling and operating policies and practices, including without limitation, policies and practices concerning the identity, solicitation, acquisition, management, resale or cancellation of unsecured or secured credit card accounts, loan or lease accounts or other accounts relating to consumer products and services (collectively, “Confidential Information”). Executive agrees that he will not at any time, either during the Employment Term or afterwards, make any independent use of, or disclose to any other person or organization any Confidential Information, except as may be expressly authorized by the Company, in the ordinary course of Executive’s employment with the Company and its Affiliates or as may be required by law or legal process.
     5.4 Non-solicitation. Executive agrees that during the one-year period commencing on the Termination Date, he shall not, directly or indirectly, for his own benefit or on behalf of another or to the Company’s detriment:
a.	Solicit, hire or offer to hire or participate in the hiring of any of the Company’s or Affiliate’s officers, employees or agents;

b.	Persuade or attempt to persuade in any manner any officer, employee or agent of the Company or an Affiliate to discontinue any relationship with the Company or an Affiliate; or

c.	Solicit or divert or attempt to solicit or divert any customer or depositor of the Company or an Affiliate.
     5.5 Non-competition. The Executive agrees that he shall not, for a period of one year immediately following the Termination Date, whether as an employee, officer, director, shareholder, owner, partner, joint venturer, independent contractor, consultant or in another managerial capacity, engage in the Banking Business in the Restricted Area. For purposes of this Section 5.5, the term “Banking Business” shall mean the management and/or operation of a retail bank or other financial institution, securities brokerage or insurance agency or brokerage. The term “Restricted Area” shall mean within the 100-mile radius of any geographic location in which the Company or an Affiliate has an office on the Termination Date.

     5.6 Business Reputation. Executive agrees that during the Employment Term and at all times thereafter, he shall refrain from performing any act, engaging in any conduct or course of action or making or publishing an adverse, untrue or misleading statement which has or may reasonably have the effect of demeaning the name or business reputation of the Company or its Affiliates or which adversely affects (or may reasonably adversely affect) the best interests (economic or otherwise) of the Company or an Affiliate, except as may be required by law or legal process.
     5.7 Reformation. The parties agree that each of the prohibitions set forth herein is intended to constitute a separate restriction. Accordingly, should any such prohibition be declared invalid or unenforceable, such prohibition shall be deemed severable from and shall not affect the remainder thereof. The parties further agree that each of the foregoing restrictions is reasonable in both time and geographic scope. If and to the extent a court of competent jurisdiction or an arbitrator, as the case may be, determines that any of the restrictions or covenants set forth in this Agreement are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that such court or arbitrator deems reasonable and that this Agreement shall be reformed to the extent necessary to permit such enforcement.
     5.8 Remedies. In the event of a breach or threatened breach by Executive of the provisions of Section 5 hereof, Executive agrees that the Company shall be entitled to a temporary restraining order or a preliminary injunction (without the necessity of posting bond in connection therewith) and that any additional payments or benefits due to Executive or his dependents under Sections 3 and 4 hereof may be suspended, canceled, or forfeited, in the sole discretion of the Company. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy available to it for such breach or threatened breach, including the recovery of damages from Executive.
6. Miscellaneous:
     6.1 Mitigation Not Required. As a condition of any payment hereunder, Executive shall not be required to mitigate the amount of such payment by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive under this Agreement.
     6.2 Enforcement of This Agreement. In addition to the Company’s equitable remedies provided under Section 5.8 hereof, which need not be exclusively resolved by arbitration, in the event that any legal dispute arises in connection with, relating to, or concerning this Agreement, or in the event of any claim for breach or violation of any provision of this Agreement, Executive agrees that such dispute or claim will be resolved by arbitration. Any such arbitration proceeding shall be conducted in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA”). Any such dispute or claim will be presented to a single arbitrator selected by mutual agreement of the Executive and the Company (or the arbitrator will be selected in accordance with the rules of the AAA). All determinations of the arbitrator will be final and biding upon the Executive and the Company. Each party to the arbitration proceeding will bear its own costs in connection with such arbitration proceedings, except that the costs and expenses of the arbitrator will be divided evenly between the parties. The venue for any arbitration proceeding and for any judicial proceeding related to this arbitration provision (including a judicial proceeding to enforce this provision) will be in Tupelo, Mississippi.
     6.3 Attorneys’ Fees. In the event any dispute in connection with this Agreement arises with respect to obligations of Executive or the Company that were required prior to the occurrence of a Change in Control, all costs, fees and expenses, including attorneys’ fees, of any litigation, arbitration or other legal action in connection with such matters in which Executive substantially prevails, shall be borne by, and be the obligation of, the Company.
     After a Change in Control has occurred, Executive shall not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive’s rights under this Agreement by arbitration, litigation or otherwise. Accordingly, if following a Change in Control, the Company has failed to comply with any of its obligations under this Agreement or the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable or in any way reduce the possibility of collecting the amounts due hereunder, or institutes any litigation or other action or proceeding designed to deny or to recover from Executive the benefits provided or intended to be provided under this Agreement, Executive shall be entitled to retain counsel of Executive’s choice, at the expense of the Company, to advise and represent Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation, arbitration or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. The Company shall pay and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred by Executive in connection with any of the foregoing, without regard to whether Executive prevails, in whole or in part.
     In no event shall Executive be required to reimburse the Company for any of the costs and expenses incurred by the Company relating to arbitration, litigation or other legal action in connection with this Agreement.
     6.4 No Set-Off. There shall be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to Executive provided for in this Agreement.
     6.5 Assistance with Litigation. For a period of two years after the Termination Date, Executive will furnish such information and proper assistance as may be reasonably necessary in connection with any litigation in which the Company (or an Affiliate) is then or may become involved, without the payment of a fee or charge, except reimbursement of his direct expenses.
     6.6 Headings. Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     6.7 Entire Agreement. This Agreement constitutes the final and complete understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no other agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein. Executive acknowledges that this Agreement replaces in their entirety any prior agreements between Executive and the Company or its Affiliates concerning the subject covered by this Agreement, including the Prior Agreement.
     6.8 Amendments. Except as provided in Section 5.7 hereof, this Agreement may be amended or modified at any time in any or all respects, but only by an instrument in writing executed by the parties hereto. Notwithstanding the foregoing, the Company may amend this Agreement to the extent it deems necessary or appropriate to ensure that any payment hereunder shall not be subject to income inclusion under Section 409A of the Code prior the date on which such amount is otherwise payable hereunder. The Company shall promptly provide to Executive written notice of any such amendment.
     6.9 Choice of Law. The validity of this Agreement, the construction of its terms, and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Mississippi applicable to contracts made to be performed wholly within such state, without regard to the choice of law provisions thereof.
     6.10 Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile to a facsimile number given below, provided that a copy is sent by a nationally recognized overnight delivery service (receipt requested), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case as follows:

If to Executive:	R. Rick Hart
Most Recent Address/Facsimile Number
on File With the Company

If to the Company:	Renasant Corporation
209 Troy Street
Tupelo, MS 38802
Attention: Chief Executive Officer
Facsimile No.: (662) 680-1234
or to such other addresses as a party may designate by notice to the other party.
     6.11 Successors; Assignment. This Agreement is personal to Executive and shall not be assigned by him without the prior written consent of the Company.
     This Agreement will inure to the benefit of and be binding upon the Company, its Affiliates, successors and assigns, including, without limitation, any person, partnership, company, corporation or other entity that may acquire substantially all of the Company’s assets or business or with or into which the Company may be liquidated, consolidated, merged or otherwise combined. This Agreement will inure to the benefit of and be binding upon Executive, his heirs, estate, legatees and legal representatives. Any payment due to Executive shall be paid to his surviving spouse or estate after his death.
     6.12 Severability. Each provision of this Agreement is intended to be severable. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect the validity or enforceability of any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision was not contained herein. Notwithstanding the foregoing, however, no provision shall be severed if it is clearly apparent under the circumstances that the parties would not have entered into this Agreement without such provision.
     6.13 Withholding; Taxes. Executive shall be responsible for the payment of any taxes attributable to the payments and benefits provided herein. The Company or an Affiliate may withhold from any payment hereunder any federal, state or local taxes it reasonably determines are required by law to be withheld.
     6.14 Survival. Notwithstanding anything herein to the contrary, the obligations of the Company and its Affiliates under Sections 3, 4 and 6 hereof and the rights of the Company under Section 5 hereof and the obligations of Executive under Sections 3, 5 and 6 hereof shall remain operative and in full force and effect regardless of the expiration or termination of this Agreement or the termination of Executive’s employment hereunder.

     6.15 Waiver. The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement will not be construed as a waiver of future performance of any such term, covenant, or condition and the obligations of either party with respect to such term, covenant or condition will continue in full force and effect.
     6.16 Legal and Tax Advice. Executive acknowledges that he has had an opportunity to consult with legal counsel and/or tax and other advisers regarding the terms and conditions of this Agreement and that he has done so, or that he has determined that such consultation is not necessary. Executive acknowledges that neither the Company or any Affiliate nor the directors, officers or employees of the Company or any Affiliate have provided him with advice about the terms and conditions of this Agreement, including the taxation of benefits and payments hereunder, and that such parties have no ongoing obligation to do so.
     This Agreement is executed in multiple counterparts as of the dates set forth below, each of which shall be deemed an original, to be effective as of the Effective Date designated above.

Renasant Corporation	Executive

By:

Its:	Date:

Date:

Renasant Bank, Concurrent Employer

By:

Its:

Date:

SCHEDULE 5.20-D
TERMINATION AND RELEASE AGREEMENT
Hart
Schedule 5.20-D

TERMINATION AND RELEASE AGREEMENT
     This Termination Agreement (the “Agreement”) is entered into as of this ___ day of ___, 2007, by and among R. Rick Hart (“Employee”), Capital Bancorp, Inc., a Tennessee corporation (“Capital”), Capital Bank & Trust Company, a Tennessee state banking corporation (“Capital Bank”), and Renasant Corporation, a Mississippi corporation (“Renasant”).
     WHEREAS, Employee has been employed by Capital and Capital Bank pursuant to an Employment Agreement dated December 13, 2000, by and between Capital Bank and Employee (the “Prior Employment Agreement”); and
     WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated February 5, 2007 (the “Merger Agreement”), by and among Renasant, Renasant Bank, a Mississippi banking association (the “Company”), Capital and Capital Bank, a certain Plan of Merger shall be effectuated with regard to such parties as of the “Effective Time” (as defined in Section 1.2 of the Merger Agreement); and
     WHEREAS, Employee has entered into an Employment Agreement between Employee and Renasant (the “New Employment Agreement”) which New Employment Agreement is conditioned upon the consummation of said Plan of Merger and shall be effective as of the Effective Time; and
     WHEREAS, as an inducement to Renasant and the Company to enter into the Merger Agreement and for Renasant to execute and deliver the New Employment Agreement, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto wish to settle and release any and all claims any party hereto may have against another party hereto arising from Employee’s employment with Capital and Capital Bank or from the termination of the Prior Employment Agreement, upon the following terms and provisions:
     1. Prior Agreements. The parties hereto agree that the Prior Employment Agreement shall be terminated and of no further force and effect as of the Effective Time. This Agreement shall be null and void ab initio and of no further force and effect if the Effective Time does not occur or the Merger Agreement is terminated prior to the Effective Time.
     2. No Additional Payment or Benefits. No payments or benefits shall be made by the Capital or Capital Bank to Employee, and Employee acknowledges that he has no entitlement to, or any right to make any claims for any additional payments or benefits from Capital or Capital Bank of any kind whatsoever. Renasant hereby agrees to pay to Employee, at the Effective Time, an amount equal to [not more than Section 280G limit].

Schedule 5.20-D – Page 1

     3. Release and Indemnification by Employee.
          A. In consideration of the promises contained herein and in the New Employment Agreement, Employee, on behalf of himself and his heirs, executors, administrators, successors and assigns, hereby fully and forever discharges and irrevocably releases Capital and Capital Bank and all of their directors, officers, employees, shareholders, affiliates, successors and assigns (the “Released Parties”) from any and all claims, demands, actions, suits, causes of action and liabilities of whatever kind and nature, whether in law or in equity and whether known or unknown, which it had, now has or hereafter can, shall or may have against Capital and Capital Bank, for, upon or by reason of or arising out of Employee’s employment with Capital and Capital Bank and the termination of the Prior Employment Agreement, including, but not limited to, claims in equity or law for personal injury, breach of contract, whether express or implied, or oral or written, fraudulent inducement, defamation, mental anguish, intentional infliction of emotional distress, prima facie tort, intentional interference with contractual relations, injury to health and reputation, claims under federal, state or local laws prohibiting discrimination on the account of age, national origin, race, sex, handicap, religion, and similar classifications, claims under the Civil Rights Act of 1866, the Civil Rights Act of 1964, Title VII, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act of 1994, and the Americans With Disabilities Act. The provisions of any laws providing in substance that releases shall not extend to claims which are unknown or unsuspected at the time to the person executing such waiver or release, are hereby expressly waived; provided, however that this release shall not extend to rights or claims under ADEA that may arise after the date of this Agreement. Employee hereby agrees to forego any right to file any charges or complaint with any governmental agencies for a lawsuit against the Released Parties under any of the laws referenced in this paragraph or with respect to any matters covered by the release in this paragraph to the extent such laws or matters relate to employment under the Prior Employment Agreement.
          B. Employee shall indemnify and hold harmless each of the Released Parties from and against all loss, liability, claim, damage or expense (including costs of investigation and defense and reasonable attorneys’ fees), arising directly or indirectly from or in connection with the assertion by or on behalf of Employee of any Claim or other matter purported to be released pursuant to this Agreement.
          C. Employee hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any of the Released Parties based upon any matter purported to be released hereby.
     4. Release and Indemnification by Capital and Capital Bank.
          A. In consideration of the promises contained herein, Capital and Capital Bank, and their respective successors and assigns, hereby fully and forever discharge and irrevocably release Employee from any and all claims, demands, actions, suits, causes of action and liabilities of whatever kind and nature, whether in law or in equity and whether known or

Schedule 5.20-D – Page 2

unknown, (collectively, “Claims”) which either had, now has or hereafter can, shall or may have against Employee, for, upon or by reason of or arising out of Employee’s employment with Capital and Capital Bank and the termination of the Prior Employment Agreement excluding Claims resulting from malfeasance, intentional violation of laws, acts taken in bad faith or conduct amounting to gross negligence. The provisions of any laws providing in substance that releases shall not extend to claims which are unknown or unsuspected at the time to the person executing such waiver or release, are hereby expressly waived. Capital and Capital Bank, and their respective successors and assigns, hereby agree to forego any right to file any charges or complaint with any governmental agencies for a lawsuit against the Employee under any of the laws referenced in this paragraph or with respect to any matters covered by the release in this paragraph to the extent such laws or matters relate to employment under the Prior Employment Agreement.
          B. Capital and Capital Bank, and their respective successors and assigns, shall indemnify and hold harmless Employee from and against all loss, liability, claim, damage or expense (including costs of investigation and defense and reasonable attorneys’ fees), arising directly or indirectly from or in connection with the assertion by or on behalf of Capital or Capital Bank, or their respective successors and assigns, of any Claim or other matter purported to be released pursuant to this Agreement.
          C. Capital and Capital Bank, and their respective successors and assigns, hereby irrevocably covenant to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against Employee based upon any matter purported to be released hereby.
     5. Rights Under Agreement and New Employment Agreement. Notwithstanding any provision contained herein to the contrary, the release by Employee in this Agreement shall not limit the right of Employee to seek or enforce the provisions of this Agreement or the New Employment Agreement.
     6. Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Tennessee without regard to principles of conflict of laws.
     7. Entire Agreement. Each party hereto acknowledges that such party is entering into this Agreement voluntarily and that such party fully understands all of its provisions. This Agreement constitutes the entire understanding of the parties and supersedes all prior oral and written agreements. This Agreement cannot be modified except by a writing signed by all parties hereto.
     8. Amendment. No provisions of this Agreement may be amended, modified, waived or discharged except by a written document signed by all the parties hereto.
     9. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect to the fullest extent permitted by law.

Schedule 5.20-D – Page 3

     10. Survival of Rights and Obligations. The rights and obligations of the parties under the provisions of this Agreement shall survive, and remain binding and enforceable, notwithstanding the termination of the Employee’s employment with Capital and Capital Bank or any settlement of the financial rights and obligations arising from the Employee’s employment with Capital and Capital Bank, to the extent necessary to preserve the intended benefits of such provision.
     11. Counterparts. This Agreement may be executed (including via facsimile) in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and same instrument, and, subject to the further terms of this Agreement, shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
     12. Headings. The headings and title of this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date first above written.

EMPLOYEE

R. Rick Hart

CAPITAL BANCORP, INC.

By:

Its:

CAPITAL BANK & TRUST COMPANY

By:

Its:

RENASANT CORPORATION

By:
E. Robinson McGraw, President and Chief Executive Officer

Schedule 5.20-D – Page 4

SCHEDULE 5.20-E
EMPLOYMENT AGREEMENT
Gregory
Schedule 5.20-E

RENASANT CORPORATION
EXECUTIVE EMPLOYMENT AGREEMENT
     THIS AGREEMENT (the “Agreement”) is entered into by and between John W. Gregory, Jr. (“Executive”) and Renasant Bank, a Mississippi banking association (the “Company”), and is intended to supersede and replace, in its entirety, that certain Employment Agreement dated December 13, 2000 between Capital Bank & Trust Company, which the Company acquired by merger effective as of the Effective Date (as defined below), and Executive (the “Prior Agreement”). The Prior Agreement has been terminated effective as of the Effective Date pursuant to that certain Termination and Release Agreement by and among Executive, Capital Bancorp, Inc. and Capital Bank & Trust Company.
1. Employment And Term:
     1.1 Position. The Company shall employ and retain Executive as an Executive Vice President of the Company or in such other capacity or capacities as shall be mutually agreed upon, from time to time, by Executive and the Company, and Executive agrees to be so employed, subject to the terms and conditions set forth herein. Executive’s duties and responsibilities shall be those assigned to him hereunder, from time to time, by the Chief Executive Officer of the Company (the “Chief Executive”) and shall include such duties as are the type and nature normally assigned to similar executive officers of a corporation of the size, type and stature of the Company. Executive shall report to the President of the Tennessee Division of the Company.
     1.2 Full Time and Attention. During the term of this Agreement and any extensions or renewals thereof, Executive shall devote his full business time, attention and energies to the business of the Company and will not, without the prior written consent of the Board of Directors of the Company (the “Board”), be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activities are pursued for gain, profit or other pecuniary advantage.
     Notwithstanding the foregoing, Executive shall not be prevented from (a) engaging in any civic or charitable activity for which Executive receives no compensation or other pecuniary advantage, (b) investing his personal assets in businesses which do not compete with the Company, provided that such investment will not require any services on the part of Executive in the operation of the affairs of the businesses in which investments are made and provided further that Executive’s participation in such businesses is solely that of an investor, or (c) purchasing securities in any corporation whose securities are regularly traded, provided that such purchases will not result in Executive owning beneficially at any time 5% or more of the equity securities of any corporation engaged in a business competitive with that of the Company.
     1.3 Term. Executive’s employment under this Agreement shall commence as of the Effective Time of the Parent Merger (each as defined in that certain Agreement and Plan of Merger dated as of February 5, 2007 by and among the Company, Renasant Bank, Capital Bancorp, Inc. and Capital Bank & Trust Company (the “Merger Agreement”)) (the date on which employment commences hereunder is referred to as the “Effective Date”), and shall terminate on December 31, 2012 (such period referred to as the “Initial Term”). Commencing on January 1, 2011 and on January 1st of each subsequent year thereafter, Executive’s Employment Term shall automatically be extended for an additional one-year period; provided, however, that either party may provide written notice to the other that the Employment Term shall not be further extended, such notice to be provided not later than October 1st of the previous year and to take effect as of the last day of the then current term (the date on which employment hereunder ceases for any reason is referred to as the “Termination Date”); the period between the Effective Date and the Termination Date referred to herein as the “Employment Term”).

2. Compensation And Benefits:
     2.1 Base Compensation. The Company shall pay Executive an annual salary of $236,000 (Executive’s “Base Compensation”). Base Compensation shall be paid in equal installments in accordance with the Company’s regular payroll practices and policies and shall be subject to applicable withholding and other applicable taxes. Executive’s Base Compensation shall be reviewed no less often than annually and shall be increased as of each January 1st by the Board or the Compensation Committee thereof, or their designee, the Chief Executive, in an amount not less than five percent (5%) of the Executive’s Base Compensation as in effect as of the immediately preceding January 1st. Executive’s Base Compensation may be reduced, but only if such reduction is part of a reduction in pay uniformly applicable to all officers of the Company.
     2.2 Annual Incentive Bonus. In addition to the foregoing, Executive shall be eligible for participation in the Performance Based Rewards Plan or similar bonus arrangement maintained by the Company or any affiliate of the Company (an “Affiliate”) or such other bonus or incentive plans which the Company or its Affiliates may adopt, from time to time, for similarly situated executives (an “Incentive Bonus”).
     2.3 Long-Term Incentives. In addition to the foregoing, Executive shall be eligible for participation in the 2001 Long-Term Incentive Compensation Plan maintained by the Company and such other long-term incentive plans which the Company or its Affiliates may adopt, from time to time, for similarly situated executives (a “Long-Term Incentive”).
     2.4 Other Benefits. During the term of this Agreement and in addition to the amounts otherwise provided herein, Executive shall participate in such plans, policies, and programs as may be maintained, from time to time, by the Company or its Affiliates for the benefit of senior executives or employees, including, without limitation, profit sharing, life insurance, and group medical and other welfare benefit plans; provided, however, that Executive shall not participate in any nonqualified deferred compensation plan or similar arrangement sponsored or maintained by the Company or any of its Affiliates, from time to time, unless such plan or arrangement is funded solely by Executive’s voluntary compensation deferrals and earnings thereon or unless any such benefit plan provides benefits materially in excess of the level of benefits provided to Executive under the deferred compensation arrangements referenced in Section 2.8(a) below. Any benefit provided hereunder shall be determined in accordance with the specific terms and conditions of the documents evidencing any such benefit plan. In no event shall Executive be entitled to less than four weeks vacation annually.
     2.5 Reimbursement of Expenses. The Company shall reimburse Executive for such reasonable and necessary expenses as are incurred in carrying out his duties hereunder, consistent with the Company’s standard policies and annual budget, including, but not limited to, his travel, lodging and meal expenses incurred in connection with the attendance of meetings of the American or Tennessee Bankers Association and the annual banking conference sponsored by Sheshunoff. The Company’s obligation to reimburse Executive hereunder shall be contingent upon the presentment by Executive of an itemized accounting of such expenditures in accordance with the Company’s policies.
     2.6 Fringe Benefits. Executive shall be entitled to the use of a leased or Company-owned Toyota Avalon or a motor vehicle of a comparable make and model. Executive shall be entitled to reimbursement for all operating and maintenance expenses for such vehicle, including, but not limited to, fuel, maintenance, repairs and insurance.

     The Company shall reimburse Executive for expenses for dues and capital assessments for membership in the Old Hickory Country Club and for other civic club memberships, as authorized by the Chief Executive; provided, that if any bond or other capital payment made by the Company is repaid to Executive, Executive shall promptly pay to the Company the principal amount thereof.
     2.7 Retention Bonus. On the first business day following the 15 month anniversary of the Effective Date, the Company shall pay Executive a retention bonus in an amount equal to $[to come], provided that no such payment shall be due if before such 15-month anniversary, Executive is involuntarily terminated for Cause or Executive voluntarily resigns other than in connection with a Constructive Termination.
     2.8 Surviving Benefits. Notwithstanding the terms of that certain Termination and Release Agreement by and between Executive and Capital Bancorp, Inc., Capital Bank & Trust Company and the Company (the “Termination Agreement”), the Company and/or one or more of its Affiliates shall assume and maintain for the benefit of Executive (a) that certain Supplemental Executive Retirement Plan Agreement dated August 20, 2003, as amended December 20, 2006, and that certain Supplemental Executive Retirement Plan Agreement dated July 10, 2006, as amended December 20, 2006, (b) any balance credited to the benefit of Executive under that certain Director Deferred Compensation Agreement dated December 15, 1999, (c) any death benefit payable to the beneficiaries of Executive under that certain Life Insurance Endorsement Method Spilt Dollar Plan Agreement between Executive and Capital Bank & Trust Company, (d) any outstanding options granted to Executive under the terms of the Capital Bancorp, Inc. 2001 Stock Option Plan, and (e) any balance credited to the benefit of Executive under that certain Director Deferred Stock Compensation Plan first effective December 20, 2006. Each such amount, benefit, payment or credit shall be maintained in accordance with the terms thereof in effect as of the Effective Date, provided that the exercise price and the number of such options shall be subject to adjustment as provided under the Merger Agreement, each such amount, benefit, payment or credit shall be subject to the provisions of Section 5.13(a) of the Merger Agreement.
3. Termination:
     3.1 Termination Payments to Executive. As set forth more fully in this Section 3, Executive may be paid one or more of the following amounts on account of a cessation of employment hereunder:
a.	Executive’s Base Compensation accrued but not yet paid as of the date of his Termination Date.

b.	Executive’s Incentive Bonus due with respect to the fiscal year preceding his Termination Date, if any, to the extent such bonus has not been paid as of such date.

c.	Executive’s Base Compensation payable for the remainder of the Initial Term or for the remainder of any renewal term, but not less than 100% of such Base Compensation or, to the extent any such cessation occurs after the expiration of the Initial Term, 100% of such Base Compensation.

d.	Executive’s Incentive Bonus payable in the target amount for the year in which his Termination Date occurs.

e.	If Executive and/or his dependants elect to continue group medical coverage, within the meaning of Section 4980B(f)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to a group health plan sponsored by the Company or an Affiliate

(other than a health flexible spending account under a self-insured medical reimbursement plan described in Code Sections 125 and 105(h)), the Company shall pay to Executive the amount of the continuation coverage premium for the same type and level of group health plan coverage received by Executive and his electing dependents immediately prior to such termination of Executive’s employment for the period such coverage is actually provided under Code Section 4980B.
Except as expressly provided in Section 3.3 hereof, Executive shall be entitled to receive such compensation or benefits as may be provided under the terms of any separate plan or agreement maintained by the Company or its Affiliates, to the extent such compensation or benefit is not duplicative of the compensation or benefits described above and such other benefits or amounts as may be required by law.
     3.2 Termination for Death or Disability. If Executive dies or becomes Disabled during the Employment Term, this Agreement and Executive’s employment hereunder shall immediately terminate. In such event, the Company shall pay to Executive (or to his surviving spouse or estate) the amounts described in Sections 3.1a and 3.1b hereof. Payment shall be made in the form of a single-sum as soon as practicable after Executive’s death or Disability or as and when such amounts are ascertainable, but not later than March 15th of the calendar year following the year in which Executive’s date of death or Disability occurs.
     For purposes of this Section 3.2, Executive shall be deemed “Disabled” if he is subject to a substantial mental or physical disability for a period of more than six full, consecutive calendar months or more than seven full calendar months in any twelve-consecutive month period. The Board shall certify whether Executive is Disabled as defined herein.
     3.3 Company’s Termination for Cause. This Agreement, and Executive’s employment hereunder, may be terminated by the Company at any time on account of Cause. In such event, the Company shall pay to Executive the amount described in Section 3.1a hereof. Payment shall be made in the form of a single-sum as soon as practicable after such termination.
     Notwithstanding any provision of this Agreement or any plan, policy or program or other arrangement to the contrary, if Executive’s employment is terminated for Cause as provided herein:
a.	He shall forfeit any options outstanding as of his Termination Date granted by the Company or an Affiliate on or after the Effective Date, whether or not vested; and

b.	He shall forfeit any restricted stock or similar award then subject to forfeiture restrictions or holding period limitations.
     For purposes of this Agreement, “Cause” means that Executive has:
a.	Committed an intentional act of fraud, embezzlement or theft in the course of his employment or otherwise engaged in any intentional misconduct which is materially injurious to the Company’s (or an Affiliate’s) financial condition or business reputation;

b.	Committed intentional damage to the property of the Company (or an Affiliate) or committed intentional wrongful disclosure of Confidential Information (as defined in Section 5.2) which is materially injurious to the Company’s (or an Affiliate’s) financial condition or business reputation;

c.	Been convicted with no further possibility of appeal or entered a guilty or nolo contendere plea with respect to a felony or a crime involving moral turpitude;

d.	Committed a willful and substantial refusal to perform the essential duties of his position, which has not been cured within 30 days following written notice by the Board;

e.	Committed a material breach of this Agreement, which has not been cured within 30 days following written notice of the breach by the Board;

f.	Intentionally, recklessly or negligently violated any code of ethics, code of conduct or equivalent code or policy of the Company or its Affiliates applicable to him; or

g.	Intentionally, recklessly or negligently violated any provisions of the Sarbanes-Oxley Act of 2002 or any of the rules adopted by the Securities and Exchange Commission implementing any such provision.
No act or failure to act on the part of Executive will be deemed “intentional” if it was due primarily to an error in judgment or negligence, but will be deemed “intentional” only if done or omitted to be done by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company (or an Affiliate).
     The Chief Executive, acting in good faith, may terminate Executive’s employment hereunder on account of Cause or it may separately determine that any termination is on account of Cause. The Chief Executive shall provide written notice to Executive, including a description of the specific reasons for the determination of Cause. Executive shall have the opportunity to appear before the Chief Executive, with or without legal representation, to present arguments and evidence on his behalf. Following such presentation, or upon Executive’s failure to appear, the Chief Executive shall confirm that the actions or inactions of Executive constitute Cause hereunder.
     3.4 Executive’s Constructive Termination. Executive may terminate this Agreement, except as expressly provided herein, and his employment hereunder on account of a Constructive Termination upon 30 days prior written notice to the Board of Directors (or such shorter period as may be agreed upon by the parties hereto). In such event, the Company shall provide to Executive:
a.	The amount described in Section 3.1a hereof, payable as soon as practicable after his Termination Date; and

b.	The amounts determined under Sections 3.1b, 3.1c, 3.1d, and 3.1e hereof, payable in two equal installments, one-half on the first business day of the seventh calendar month following the Executive’s Termination Date and one-half six months after such initial payment.
     For purposes of this Agreement, “Constructive Termination” means:
a.	A material reduction (other than a reduction in pay uniformly applicable to all officers of the Company) in the amount of Executive’s aggregate annual compensation;

b.	A material reduction in Executive’s authority, duties or responsibilities from those contemplated in Section 1.1 of this Agreement;

c.	A material breach of this Agreement by the Company or its Affiliates;

d.	Any attempt on the part of the Company to require Executive to perform (or omit to perform) any act or to engage (or omit to engage) in any conduct that would constitute illegal action or inaction on the part of Executive; or

e.	A requirement by the Company that Executive shall change the location of his primary place of employment to a location more than 30 miles from the Nashville Metropolitan Statistical Area.
No event or condition described in this Section 3.4 shall constitute a Constructive Termination unless (a) Executive promptly gives the Company notice of his objection to such event or condition, which notice shall be provided in writing to the Chief Executive, (b) such event or condition is not corrected by the Company promptly after receipt of such notice, but in no event more than (i) five business days after receipt of notice, for events or conditions described in subparagraph d above, or (ii) 30 days after receipt of notice, for all other events or conditions, and (c) Executive resigns his employment with the Company and all Affiliates not more than 15 days following the expiration of the five-business day or 30-day period, as applicable, described in subparagraph (b) hereof.
     3.5 Termination by the Company, without Cause. The Company may terminate this Agreement and Executive’s employment hereunder, without Cause, upon 90 days prior written notice to Executive, or such shorter period as may be agreed upon by Executive and the Chief Executive. In such event, the Company shall provide to Executive:
a.	The amount described in Section 3.1a hereof, payable as soon as practicable following Executive’s Termination Date; and

b.	The amounts determined under Sections 3.1b, 3.1c, 3.1d, and 3.1e hereof, payable in two equal installments, one-half on the first business day of the seventh calendar month following the Executive’s Termination Date and one-half six months after such initial payment.
     3.6 Termination by Executive. Executive may terminate this Agreement and his employment hereunder, other than on account of Constructive Termination, upon 90 days prior written notice to the Company or such shorter period as may be agreed upon by the Chief Executive and Executive. In such event, the Company shall pay to Executive the amount described in Section 3.1a hereof. Payment shall be made in the form of a single-sum as soon as practicable following Executive’s Termination Date. No additional payments or benefits shall be due hereunder, except as may be provided under a separate plan, policy or program evidencing such compensation arrangement or benefit or as may be required by law.
     3.7 Expiration of Agreement. In the event this Agreement shall expire in accordance with Section 1.3 hereof, the rights and obligations of the parties hereto shall cease, Executive’s employment hereunder shall be terminated, and the Company shall pay to Executive the amount described in Section 3.1a hereof as soon as practicable following Executive’s Termination Date.
     3.8 Return of Property. Upon termination or expiration of this Agreement and the employment of Executive hereunder, for any reason, Executive or his surviving spouse or estate shall promptly return to the Company all of the property of the Company and its Affiliates, including, without limitation, automobiles, equipment, computers, fax machines, portable telephones, printers, software, credit cards, manuals, customer lists, financial data, letters, notes, notebooks, reports and copies of any of the above and any Confidential Information (as defined in Section 5.3 hereof) that is in the possession or under the control of Executive. Executive shall provide to the Company written certification that he has complied with the provisions of this Section 3.8 not later than ten days after such termination.
4. Change In Control:
     4.1 Definitions. The term “Change in Control” shall mean and be deemed to occur upon a Change in Ownership, a Change in Effective Control, a Change in the Ownership of Assets or a Change by Merger. For this purpose:
a.	A “Change in Ownership” means that a person or group acquires, directly or indirectly in accordance with Code Section 318, more than 50% of the aggregate fair market value or voting power of the capital stock of the Company, including for this purpose capital stock previously acquired by such person or group; provided, however, that a Change in Ownership shall not be deemed to occur hereunder if, at the time of any such acquisition, such person or group owns more than 50% of the aggregate fair market value or voting power of the Company’s capital stock.

b.	A “Change in Effective Control” means that (i) a person or group acquires (or has acquired during the immediately preceding 12-month period ending on the date of the most recent acquisition by such person or group), directly or indirectly in accordance with Code Section 318, ownership of the capital stock of the Company possessing 35% or more of the total voting power of the Company, or (ii) a majority of the members of the Board of Directors of the Company is replaced during any 12-month period, whether by appointment or election, without endorsement by a majority of the members of the Board prior to the date of such appointment or election.

c.	A “Change in the Ownership of Assets” means that any person or group acquires (or has acquired in a series of transactions during the immediately preceding 12-month period ending on the date of the most recent acquisition) all or substantially all of the assets of the Company.

d.	A “Change by Merger” means that the Company shall consummate a merger or consolidation or similar transaction with another corporation or entity, unless as a result of such transaction, more than 50% of the then outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by the former shareholders of the Company and the voting securities of the surviving or resulting corporation or entity are owned in substantially the same proportion as the common stock of the Company was beneficially owned before such transaction.
The Board of Directors shall certify whether a Change in Control has occurred hereunder.
     The term “Good Reason,” when used herein, shall mean that in connection with a Change in Control:
a.	Executive’s aggregate annual compensation in effect immediately before such change is significantly reduced;

b.	Executive’s authority, duties or responsibilities are significantly reduced from those contemplated in Section 1.1 hereof or Executive has reasonably determined that, as a result of a change in circumstances that significantly affects his employment with the

Company (or an Affiliate), he is unable to exercise the authority, power, duties and responsibilities contemplated in Section 1.1 hereof;

c.	Executive is required to be away from his office in the course of discharging his duties and responsibilities under this Agreement significantly more than was required prior to the Change in Control;

d.	Executive is required to transfer to an office or business location located more than a 30 mile radius from the location he was assigned to prior to the Change in Control;

e.	A material breach of this Agreement by the Company or an Affiliate; or

f.	Any attempt on the part of the Company to require Executive to perform (or omit to perform) any act or to engage (or omit to engage) in any conduct which would constitute illegal action or inaction on the part of Executive.
No event or condition described in this Section 4.1 shall constitute Good Reason unless (a) Executive gives the Company notice of his objection to such event or condition within a reasonable period after Executive learns of such event, which notice may be delivered orally or in writing to the Chief Executive, (b) such event or condition is not promptly corrected by the Company, but in no event more than (i) five business days after receipt of notice, for events or conditions described in subparagraph f above, or (ii) 30 days after receipt of notice, for all other events or conditions, and (c) Executive resigns his employment with the Company (and its Affiliates) not more than 60 days following the expiration of the five-business day or 30-day period, as applicable, described in subparagraph (b) hereof.
     4.2 Termination In Connection With a Change in Control. If Executive’s employment is terminated by the Company, without Cause, or Executive terminates his employment hereunder for Good Reason, either such event occurring at any time within the 24-month period following a Change in Control, then notwithstanding any provision of this Agreement to the contrary and in lieu of any compensation or benefits otherwise payable hereunder:
a.	The Company shall pay to Executive the amount described in Section 3.1a in the form of a single-sum not later than three days after Executive’s Termination Date.

b.	The Company shall pay to Executive the amounts described in Section 3.1b and 3.1e in the form of a single-sum on the first business day of the seventh month following Executive’s Termination Date.

c.	The Company shall pay to Executive an amount equal to 2.99 times the aggregate of Executive’s (i) highest annual Base Compensation in effect prior to such change, and (ii) average annual bonus paid with respect to the two whole calendar years preceding such change (or such shorter period, if two whole calendar years had not elapsed prior to such change), such amount to be paid in the form of a single-sum on the first business day of the seventh month following Executive’s Termination Date.

d.	Vesting shall be accelerated, any restrictions shall lapse, and all performance objectives shall be deemed satisfied as to any outstanding grants or awards made to Executive under any Long-Term Incentive arrangement.

e.	Executive shall be entitled to such additional benefits or rights as may be provided in the documents evidencing such plans or the terms of any agreement evidencing such grant or award.
     4.3 Limitation on Payments. Notwithstanding any provision of this Agreement to the contrary, if the aggregate present value of all payments and benefits due to Executive under this Agreement and any other payment or benefit due from the Company or an Affiliate (or any predecessor thereto), including, but not limited to, pursuant to the Termination and Release Agreement by and among Executive, Company, Capital Bancorp, Inc., and Capital Bank & Trust Company, to Executive (collectively, the “Aggregate Payments”) in connection with a change in control of Capital Bancorp, Inc. and/or Capital Bank & Trust Company or a change in control of the Company and its Affiliates, as contemplated under Section 280G of the Code, would result in a “parachute payment,” as defined under Section 280G, Executive shall be paid the Aggregate Payments provided that the after-tax amount that would be retained by Executive (after taking into account all federal, state and local income taxes payable by Executive and the amount of any excise tax under Section 4999 of the Code (or any successor provision) that would be payable by Executive) has a materially greater aggregate value than the after-tax amount that would be retained by Executive (after taking into account all federal, state and local income taxes payable by Executive) if Executive were to receive the Aggregate Payments reduced by the minimum amount necessary as would result in no portion of the Aggregate Payments, as so reduced, being subject to the excise tax under Section 4999. The determination of whether a reduction is required under this Section 4.3 shall be made by an independent accountant designated by the Company and shall be binding on the parties hereto. To the extent practicable, Executive shall be entitled to select the payments or benefits subject to reduction hereunder.
5. Limitations On Activities:
     5.1. Consideration for Limitation on Activities. Executive acknowledges that the execution of this Agreement and the payments described herein constitute consideration for the limitations on activities set forth in this Section 5, the adequacy of which is hereby expressly acknowledged by Executive.
     5.2 Intellectual Property: The parties hereto agree that the Company owns all Intellectual Property (as defined below) and associated goodwill. Executive agrees to assign, and hereby assigns to the Company, without further consideration or royalty, the ownership of and all rights to such Intellectual Property and associated goodwill. The Company shall possess the right to own, obtain and hold in its name any right, registration, or other protection or recordation associated with such Intellectual Property, and Executive agrees to perform, whether during the Employment Term or thereafter, such actions as may be necessary or desirable to transfer, perfect and defend the Company’s ownership or registration of such property. Notwithstanding the generality of the foregoing, this provision shall not apply to any property for which no equipment, supplies, facilities or information of the Company was used and which was developed entirely during Executive’s own time, unless such property relates to the business of the Company or an Affiliate or results from any work performed by Executive for the Company or an Affiliate.
     For purposes of this Agreement, “Intellectual Property” shall mean all inventions, discoveries, creations, improvements, techniques, trade secrets, products (utility or design), works of authorship or any other intellectual property relating to any programming, documentation, technology, material, product, service, idea, process, method, plan or strategy concerning the business or interests of the Company and its Affiliates that Executive conceives, develops or delivers, in whole or in part, during the Employment Term.

     5.3 Confidential Information. Executive recognizes and acknowledges that during the Employment Term he will have access to confidential, proprietary, non-public information concerning the Company and its Affiliates, which may include, without limitation, (a) books, records and policies relating to operations, finance, accounting, personnel and management, (b) information related to any business entered into by the Company or an Affiliate, (c) credit policies and practices, databases, customer lists, information obtained on competitors, and tactics, (d) various other non-public trade or business information, including business opportunities and strategies, marketing, acquisition or business diversification plans, methods and processes, work product, and (e) selling and operating policies and practices, including without limitation, policies and practices concerning the identity, solicitation, acquisition, management, resale or cancellation of unsecured or secured credit card accounts, loan or lease accounts or other accounts relating to consumer products and services (collectively, “Confidential Information”). Executive agrees that he will not at any time, either during the Employment Term or afterwards, make any independent use of, or disclose to any other person or organization any Confidential Information, except as may be expressly authorized by the Company, in the ordinary course of Executive’s employment with the Company and its Affiliates or as may be required by law or legal process.
     5.4 Non-solicitation. Executive agrees that during the one-year period commencing on the Termination Date, he shall not, directly or indirectly, for his own benefit or on behalf of another or to the Company’s detriment:
a.	Solicit, hire or offer to hire or participate in the hiring of any of the Company’s or Affiliate’s officers, employees or agents;

b.	Persuade or attempt to persuade in any manner any officer, employee or agent of the Company or an Affiliate to discontinue any relationship with the Company or an Affiliate; or

c.	Solicit or divert or attempt to solicit or divert any customer or depositor of the Company or an Affiliate.
     5.5 Non-competition. The Executive agrees that he shall not, for a period of one year immediately following the Termination Date, whether as an employee, officer, director, shareholder, owner, partner, joint venturer, independent contractor, consultant or in another managerial capacity, engage in the Banking Business in the Restricted Area. For purposes of this Section 5.5, the term “Banking Business” shall mean the management and/or operation of a retail bank or other financial institution, securities brokerage or insurance agency or brokerage. The term “Restricted Area” shall mean within the 100-mile radius of any geographic location in which the Company or an Affiliate has an office on the Termination Date.
     5.6 Business Reputation. Executive agrees that during the Employment Term and at all times thereafter, he shall refrain from performing any act, engaging in any conduct or course of action or making or publishing an adverse, untrue or misleading statement which has or may reasonably have the effect of demeaning the name or business reputation of the Company or its Affiliates or which adversely affects (or may reasonably adversely affect) the best interests (economic or otherwise) of the Company or an Affiliate, except as may be required by law or legal process.
     5.7 Reformation. The parties agree that each of the prohibitions set forth herein is intended to constitute a separate restriction. Accordingly, should any such prohibition be declared invalid or unenforceable, such prohibition shall be deemed severable from and shall not affect the remainder thereof. The parties further agree that each of the foregoing restrictions is reasonable in both time and geographic scope. If and to the extent a court of competent jurisdiction or an arbitrator, as the case may be, determines that any of the restrictions or covenants set forth in this Agreement are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that such court or arbitrator deems reasonable and that this Agreement shall be reformed to the extent necessary to permit such enforcement.
     5.8 Remedies. In the event of a breach or threatened breach by Executive of the provisions of Section 5 hereof, Executive agrees that the Company shall be entitled to a temporary restraining order or a preliminary injunction (without the necessity of posting bond in connection therewith) and that any additional payments or benefits due to Executive or his dependents under Sections 3 and 4 hereof may be suspended, canceled, or forfeited, in the sole discretion of the Company. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy available to it for such breach or threatened breach, including the recovery of damages from Executive.
6. Miscellaneous:
     6.1 Mitigation Not Required. As a condition of any payment hereunder, Executive shall not be required to mitigate the amount of such payment by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive under this Agreement.
     6.2 Enforcement of This Agreement. In addition to the Company’s equitable remedies provided under Section 5.8 hereof, which need not be exclusively resolved by arbitration, in the event that any legal dispute arises in connection with, relating to, or concerning this Agreement, or in the event of any claim for breach or violation of any provision of this Agreement, Executive agrees that such dispute or claim will be resolved by arbitration. Any such arbitration proceeding shall be conducted in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA”). Any such dispute or claim will be presented to a single arbitrator selected by mutual agreement of the Executive and the Company (or the arbitrator will be selected in accordance with the rules of the AAA). All determinations of the arbitrator will be final and biding upon the Executive and the Company. Each party to the arbitration proceeding will bear its own costs in connection with such arbitration proceedings, except that the costs and expenses of the arbitrator will be divided evenly between the parties. The venue for any arbitration proceeding and for any judicial proceeding related to this arbitration provision (including a judicial proceeding to enforce this provision) will be in Tupelo, Mississippi.
     6.3 Attorneys’ Fees. In the event any dispute in connection with this Agreement arises with respect to obligations of Executive or the Company that were required prior to the occurrence of a Change in Control, all costs, fees and expenses, including attorneys’ fees, of any litigation, arbitration or other legal action in connection with such matters in which Executive substantially prevails, shall be borne by, and be the obligation of, the Company.
     After a Change in Control has occurred, Executive shall not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive’s rights under this Agreement by arbitration, litigation or otherwise. Accordingly, if following a Change in Control, the Company has failed to comply with any of its obligations under this Agreement or the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable or in any way reduce the possibility of collecting the amounts due hereunder, or institutes any litigation or other action or proceeding designed to deny or to recover from Executive the benefits provided or intended to be provided under this Agreement, Executive shall be entitled to retain counsel of Executive’s choice, at the expense of the Company, to advise and represent Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation, arbitration or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. The Company shall pay and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred by Executive in connection with any of the foregoing, without regard to whether Executive prevails, in whole or in part.
     In no event shall Executive be required to reimburse the Company for any of the costs and expenses incurred by the Company relating to arbitration, litigation or other legal action in connection with this Agreement.
     6.4 No Set-Off. There shall be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to Executive provided for in this Agreement.
     6.5 Assistance with Litigation. For a period of two years after the Termination Date, Executive will furnish such information and proper assistance as may be reasonably necessary in connection with any litigation in which the Company (or an Affiliate) is then or may become involved, without the payment of a fee or charge, except reimbursement of his direct expenses.
     6.6 Headings. Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     6.7 Entire Agreement. This Agreement constitutes the final and complete understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no other agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein. Executive acknowledges that this Agreement replaces in their entirety any prior agreements between Executive and the Company or its Affiliates concerning the subject covered by this Agreement, including the Prior Agreement.
     6.8 Amendments. Except as provided in Section 5.7 hereof, this Agreement may be amended or modified at any time in any or all respects, but only by an instrument in writing executed by the parties hereto. Notwithstanding the foregoing, the Company may amend this Agreement to the extent it deems necessary or appropriate to ensure that any payment hereunder shall not be subject to income inclusion under Section 409A of the Code prior the date on which such amount is otherwise payable hereunder. The Company shall promptly provide to Executive written notice of any such amendment.
     6.9 Choice of Law. The validity of this Agreement, the construction of its terms, and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Mississippi applicable to contracts made to be performed wholly within such state, without regard to the choice of law provisions thereof.
     6.10 Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile to a facsimile number given below, provided that a copy is sent by a nationally recognized overnight delivery service (receipt requested), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case as follows:

If to Executive:	John W. Gregory, Jr. Most Recent Address/Facsimile Number on File With the Company

If to the Company:	Renasant Corporation 209 Troy Street Tupelo, MS 38802 Attention: Chief Executive Officer Facsimile No.: (662) 680-1234
or to such other addresses as a party may designate by notice to the other party.
     6.11 Successors; Assignment. This Agreement is personal to Executive and shall not be assigned by him without the prior written consent of the Company.
     This Agreement will inure to the benefit of and be binding upon the Company, its Affiliates, successors and assigns, including, without limitation, any person, partnership, company, corporation or other entity that may acquire substantially all of the Company’s assets or business or with or into which the Company may be liquidated, consolidated, merged or otherwise combined. This Agreement will inure to the benefit of and be binding upon Executive, his heirs, estate, legatees and legal representatives. Any payment due to Executive shall be paid to his surviving spouse or estate after his death.
     6.12 Severability. Each provision of this Agreement is intended to be severable. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect the validity or enforceability of any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision was not contained herein. Notwithstanding the foregoing, however, no provision shall be severed if it is clearly apparent under the circumstances that the parties would not have entered into this Agreement without such provision.
     6.13 Withholding; Taxes. Executive shall be responsible for the payment of any taxes attributable to the payments and benefits provided herein. The Company or an Affiliate may withhold from any payment hereunder any federal, state or local taxes it reasonably determines are required by law to be withheld.
     6.14 Survival. Notwithstanding anything herein to the contrary, the obligations of the Company and its Affiliates under Sections 3, 4 and 6 hereof and the rights of the Company under Section 5 hereof and the obligations of Executive under Sections 3, 5 and 6 hereof shall remain operative and in full force and effect regardless of the expiration or termination of this Agreement or the termination of Executive’s employment hereunder.
     6.15 Waiver. The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement will not be construed as a waiver of future performance of any such term, covenant, or condition and the obligations of either party with respect to such term, covenant or condition will continue in full force and effect.
     6.16 Legal and Tax Advice. Executive acknowledges that he has had an opportunity to consult with legal counsel and/or tax and other advisers regarding the terms and conditions of this Agreement and that he has done so, or that he has determined that such consultation is not necessary. Executive acknowledges that neither the Company or any Affiliate nor the directors, officers or employees of the Company or any Affiliate have provided him with advice about the terms and conditions of this Agreement, including the taxation of benefits and payments hereunder, and that such parties have no ongoing obligation to do so.

     This Agreement is executed in multiple counterparts as of the dates set forth below, each of which shall be deemed an original, to be effective as of the Effective Date designated above.

Renasant Bank	Executive

By:
Its:	Date:
Date:

SCHEDULE 5.20-F
TERMINATION AGREEMENT
Gregory
Schedule 5.20-F

TERMINATION AND RELEASE AGREEMENT
     This Termination Agreement (the “Agreement”) is entered into as of this ___ day of ___, 2007, by and among John W. Gregory, Jr. (“Employee”), Capital Bancorp, Inc., a Tennessee corporation (“Capital”), Capital Bank & Trust Company, a Tennessee state banking corporation (“Capital Bank”), and Renasant Corporation, a Mississippi corporation (“Renasant”).
     WHEREAS, Employee has been employed by Capital and Capital Bank pursuant to an Employment Agreement dated December 13, 2000, by and between Capital Bank and Employee (the “Prior Employment Agreement”); and
     WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated February 5, 2007 (the “Merger Agreement”), by and among Renasant, Renasant Bank, a Mississippi banking association (the “Company”), Capital and Capital Bank, a certain Plan of Merger shall be effectuated with regard to such parties as of the “Effective Time” (as defined in Section 1.2 of the Merger Agreement); and
     WHEREAS, Employee has entered into an Employment Agreement between Employee and the Company (the “New Employment Agreement”) which New Employment Agreement is conditioned upon the consummation of said Plan of Merger and shall be effective as of the Effective Time; and
     WHEREAS, as an inducement to Renasant and the Company to enter into the Merger Agreement and the Company to execute and deliver the New Employment Agreement, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto wish to settle and release any and all claims any party hereto may have against another party hereto arising from Employee’s employment with Capital and Capital Bank or from the termination of the Prior Employment Agreement, upon the following terms and provisions:
     1. Prior Agreements. The parties hereto agree that the Prior Employment Agreement shall be terminated and of no further force and effect as of the Effective Time. This Agreement shall be null and void ab initio and of no further force and effect in the Effective Time does not occur or the Merger Agreement is terminated prior to the Effective Time.
     2. No Additional Payment or Benefits. No payments or benefits shall be made by the Capital or Capital Bank to Employee, and Employee acknowledges that he has no entitlement to, or any right to make any claims for any additional payments or benefits from Capital or Capital Bank of any kind whatsoever. Renasant hereby agrees to pay to Employee, at the Effective Time, an amount equal to [not more than §280G limit]

Schedule 5.20-F – Page 1

     3. Release and Indemnification by Employee.
          A. In consideration of the promises contained herein and in the New Employment Agreement, Employee, on behalf of himself and his heirs, executors, administrators, successors and assigns, hereby fully and forever discharges and irrevocably releases Capital and Capital Bank and all of their directors, officers, employees, shareholders, affiliates, successors and assigns (the “Released Parties”) from any and all claims, demands, actions, suits, causes of action and liabilities of whatever kind and nature, whether in law or in equity and whether known or unknown, which it had, now has or hereafter can, shall or may have against Capital and Capital Bank, for, upon or by reason of or arising out of Employee’s employment with Capital and Capital Bank and the termination of the Prior Employment Agreement, including, but not limited to, claims in equity or law for personal injury, breach of contract, whether express or implied, or oral or written, fraudulent inducement, defamation, mental anguish, intentional infliction of emotional distress, prima facie tort, intentional interference with contractual relations, injury to health and reputation, claims under federal, state or local laws prohibiting discrimination on the account of age, national origin, race, sex, handicap, religion, and similar classifications, claims under the Civil Rights Act of 1866, the Civil Rights Act of 1964, Title VII, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act of 1994, and the Americans With Disabilities Act. The provisions of any laws providing in substance that releases shall not extend to claims which are unknown or unsuspected at the time to the person executing such waiver or release, are hereby expressly waived; provided, however that this release shall not extend to rights or claims under ADEA that may arise after the date of this Agreement. Employee hereby agrees to forego any right to file any charges or complaint with any governmental agencies for a lawsuit against the Released Parties under any of the laws referenced in this paragraph or with respect to any matters covered by the release in this paragraph to the extent such laws or matters relate to employment under the Prior Employment Agreement.
          B. Employee shall indemnify and hold harmless each of the Released Parties from and against all loss, liability, claim, damage or expense (including costs of investigation and defense and reasonable attorneys’ fees), arising directly or indirectly from or in connection with the assertion by or on behalf of Employee of any Claim or other matter purported to be released pursuant to this Agreement.
          C. Employee hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any of the Released Parties based upon any matter purported to be released hereby.

Schedule 5.20-F – Page 2

     4. Release and Indemnification by Capital and Capital Bank.
          A. In consideration of the promises contained herein, Capital and Capital Bank, and their respective successors and assigns, hereby fully and forever discharge and irrevocably release Employee from any and all claims, demands, actions, suits, causes of action and liabilities of whatever kind and nature, whether in law or in equity and whether known or unknown, (collectively “Claims”) which either had, now has or hereafter can, shall or may have against Employee, for, upon or by reason of or arising out of Employee’s employment with Capital and Capital Bank and the termination of the Prior Employment Agreement excluding Claims resulting from malfeasance, intentional violation of laws, acts taken in bad faith or conduct amounting to gross negligence. The provisions of any laws providing in substance that releases shall not extend to claims which are unknown or unsuspected at the time to the person executing such waiver or release, are hereby expressly waived. Capital and Capital Bank, and their respective successors and assigns, hereby agree to forego any right to file any charges or complaint with any governmental agencies for a lawsuit against the Employee under any of the laws referenced in this paragraph or with respect to any matters covered by the release in this paragraph to the extent such laws or matters relate to employment under the Prior Employment Agreement.
          B. Capital and Capital Bank, and their respective successors and assigns, shall indemnify and hold harmless Employee from and against all loss, liability, claim, damage or expense (including costs of investigation and defense and reasonable attorneys’ fees), arising directly or indirectly from or in connection with the assertion by or on behalf of Capital or Capital Bank, or their respective successors and assigns, of any Claim or other matter purported to be released pursuant to this Agreement.
          C. Capital and Capital Bank, and their respective successors and assigns, hereby irrevocably covenant to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against Employee based upon any matter purported to be released hereby.
     5. Rights Under Agreement and New Employment Agreement. Notwithstanding any provision contained herein to the contrary, the release by Employee in this Agreement shall not limit the right of Employee to seek or enforce the provisions of this Agreement or the New Employment Agreement.
     6. Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Tennessee without regard to principles of conflict of laws.
     7. Entire Agreement. Each party hereto acknowledges that such party is entering into this Agreement voluntarily and that such party fully understands all of its provisions. This Agreement constitutes the entire understanding of the parties and supersedes all prior oral and written agreements. This Agreement cannot be modified except by a writing signed by all parties hereto.

Schedule 5.20-F – Page 3

     8. Amendment. No provisions of this Agreement may be amended, modified, waived or discharged except by a written document signed by all the parties hereto.
     9. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect to the fullest extent permitted by law.
     10. Survival of Rights and Obligations. The rights and obligations of the parties under the provisions of this Agreement shall survive, and remain binding and enforceable, notwithstanding the termination of the Employee’s employment with Capital and Capital Bank or any settlement of the financial rights and obligations arising from the Employee’s employment with Capital and Capital Bank, to the extent necessary to preserve the intended benefits of such provision.
     11. Counterparts. This Agreement may be executed (including via facsimile) in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and same instrument, and, subject to the further terms of this Agreement, shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
     12. Headings. The headings and title of this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date first above written.

EMPLOYEE

John W. Gregory, Jr.

CAPITAL BANCORP, INC.

By:

Its:

CAPITAL BANK & TRUST COMPANY

By:

Its:

Schedule 5.20-F – Page 4

RENASANT CORPORATION
By:
E. Robinson McGraw, President
and Chief Executive Officer

Schedule 5.20-F – Page 5